Exhibit 10.30

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

FIFTH AMENDED AND RESTATED Loan and Security Agreement

by and among

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Lenders,

WELLS FARGO CAPITAL FINANCE, LLC

as Administrative Agent, Co-Lead Arranger, and Co-Bookrunner,

BANK OF AMERICA, N.A.

as Co-Lead Arranger, Co-Bookrunner, and Syndication Agent,

PCM, INC.
PCM SALES, INC.
PCM LOGISTICS, LLC
PCMG, INC.
M2 MARKETPLACE, INC.
ABREON, INC.
CROSS LINE PRODUCTS, INC.

PCM BPO, LLC

ONSALE HOLDINGS, INC.

EN POINTE TECHNOLOGIES SALES, LLC

PCM SERVICES, LLC

STRATIFORM USA, LLC

as U.S. Borrowers,

PCM SALES CANADA, INC.

ACRODEX INC.

STRATIFORM INC.

as Canadian Borrowers

and

PCM TECHNOLOGY SOLUTIONS UK, LTD

as UK Borrower

Dated: As of October 24, 2017

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Fifth Amended and Restated Loan and Security Agreement (this “Agreement”), dated as of October 24, 2017, is entered into by and among the financial institutions from time to time parties hereto, whether by execution of an Assignment and Acceptance Agreement (as defined below) or this Agreement (each a “Lender” and collectively “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company (“WFCF”), as administrative and collateral agent for the Lenders (in such capacity “Agent”), Co-Lead Arranger, and Co-Bookrunner, BANK OF AMERICA, N.A., as Co-Lead Arranger, Co-Bookrunner, and Syndication Agent (“BofA”), PCM, INC., a Delaware corporation (“PCM”), PCM SALES, INC., a California corporation (“PCM Sales”), PCM LOGISTICS, LLC, a Delaware limited liability company (“PCM Logistics”), PCMG, INC., a Delaware corporation (“PCMG”), M2 MARKETPLACE, INC., a Delaware corporation (“M2”), ABREON, INC., a Delaware corporation (“Abreon”), CROSS LINE PRODUCTS, INC., a Delaware corporation (formerly known as Mall Acquisition Sub 5 Inc.) (“Cross Line”), PCM BPO, LLC, a Delaware limited liability company (“PCM BPO”), ONSALE HOLDINGS, INC., an Illinois corporation (“Holdings”), EN POINTE TECHNOLOGIES SALES, LLC, a Delaware limited liability company (“En Pointe”), PCM SERVICES, LLC, a Delaware limited liability company (“PCM Services”) and STRATIFORM USA, LLC, a Delaware limited liability company (“Stratiform USA”) (each a “U.S. Borrower” and collectively the “U.S. Borrowers”), PCM SALES CANADA, INC., a Quebec corporation (“PCM Sales Canada”), ACRODEX INC., an Alberta corporation (“Acrodex”), and STRATIFORM INC., an Alberta corporation (“Stratiform CA”) (each a “Canadian Borrower” and collectively the “Canadian Borrowers”) and PCM TECHNOLOGY SOLUTIONS UK, LTD, a private limited company incorporated and registered under the laws of England and Wales with Company number 10326566 (“UK Borrower”; and UK Borrower, Canadian Borrowers and the U.S. Borrowers are each hereinafter referred to as a “Borrower”, and collectively, the “Borrowers”).

W I T N E S S E T H:

WHEREAS, Agent, the Lenders party thereto, and certain of the Borrowers previously have entered into that certain Fourth Amended and Restated Loan and Security Agreement dated January 19, 2016 (as heretofore amended, restated, supplemented or otherwise modified, the “Existing Loan Agreement”); and

WHEREAS, the parties hereto have agreed to amend and restate in their entirety the agreements contained in the Existing Loan Agreement as amongst themselves; and

WHEREAS, as affiliated companies under the common ownership of PCM, the financial success of each Borrower is largely dependent on the financial success of the other Borrowers. Although certain of the Borrowers operate separate and distinct core businesses in designated geographical areas, administrative and other service functions are performed for all of the Borrowers under the auspices of PCM Logistics and all of the Borrowers are providing technology-related goods and services for the ultimate benefit of PCM and its shareholders. It would be extremely impractical and unfeasible for each U.S. Borrower, UK Borrower and Canadian Borrower, respectively, to report separately its Eligible Accounts (as defined below) and Eligible Inventory (as defined below) and to receive separately the proceeds of advances based upon such Borrower’s Eligible Accounts and Eligible Inventory alone. Borrowers have therefore requested that Agent and Lenders make funds available (i) to all U.S. Borrowers based upon all of their U.S. Eligible Accounts and U.S. Eligible Inventory, (ii) to all Canadian Borrowers based upon all of their Canadian Eligible Accounts and Canadian Eligible Inventory and (iii) to UK Borrower based upon its UK Eligible Accounts and UK Eligible Inventory. All advances and credit accommodations will thereby benefit all of the Borrowers by providing an available source of credit for all of the Borrowers, as needed, to fund their working capital needs; and

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WHEREAS, (i) each U.S. Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the U.S. Borrowers on a pro rata basis according to its U.S. Commitment (as defined below), (ii) each Canadian Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Canadian Borrowers on a pro rata basis according to its Canadian Commitment (as defined below) and (iii) each UK Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to UK Borrower on a pro rata basis according to its UK Commitment (as defined below), in each case, on the terms and conditions set forth herein, and Agent is willing to act as administrative and collateral agent for Lenders on the terms and conditions set forth herein and in the other Financing Agreements (as defined below); and

WHEREAS, each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Existing Loan Agreement, as amended and restated hereby, and the other Financing Agreements effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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SECTION 1. DEFINITIONS AND CONSTRUCTION.

All terms used herein which are defined in Article 1 or Article 9 of the California Uniform Commercial Code shall have the respective meanings given therein unless otherwise defined in this Agreement. Any terms used in this Agreement that are defined in the PPSA shall be construed and defined as set forth in the PPSA unless otherwise defined herein; provided, that to the extent that such term is defined differently in the PPSA and in the UCC, the definition of such term in the PPSA or the UCC shall govern, as the context requires. Notwithstanding the foregoing, and unless the context requires otherwise, (i) any term defined in this Agreement by reference to the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in the PPSA, other applicable Canadian personal property security and other laws (including the Personal Property Security Act of each applicable province of Canada) in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) any references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including the Securities Transfer Act of each applicable province of Canada) (the “STA”) and applicable U.S. security transfer laws (including the Exchange Act), and (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer to the analogous documents used under applicable United States or Canadian personal property security laws. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Agent, Lenders and Borrowers pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meaning customarily given to such term in accordance with GAAP. Any reference herein to “province” shall include the territories of Canada. Any reference to a provision of law or a regulation is a reference to that provision as amended or re-enacted and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute and any law or regulation which varies, consolidates or replaces any of them. For purposes of any Collateral located in the province of Québec or charged by any deed of hypothec (or any other Financing Agreement) and for all other purposes pursuant to which the interpretation or construction of a Financing Agreement may be subject to the laws of the province of Québec or a court or tribunal exercising jurisdiction in the province of Québec, (p) “personal property” shall be deemed to include “movable property”, (q) “real property” shall be deemed to include “immovable property”, (r) “tangible property” shall be deemed to include “corporeal property”, (s) “intangible property” shall be deemed to include “incorporeal property”, (t) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (u) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (v) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (w) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (x) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (y) an “agent” shall be deemed to include a “mandatary”, and (z) “joint and several” shall be deemed to include “solidary”.

For purposes of this Agreement, the following terms shall have the respective meanings given to them below.

1.1 “Accounts” shall mean all present and future rights of Borrowers to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.2 “Affected Lender” shall have the meaning set forth in Section 3.7 hereof.

1.3 “Affiliate” shall mean, with respect to a specific Person, another Person that controls or is controlled by or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract or otherwise; provided, however, that for purposes of the definition of Eligible Accounts and Section 9.12: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

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1.4 “Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Borrower or Obligor or any of its Subsidiaries or Affiliates is located or is doing business.

1.5 “Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Borrower or Obligor or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

1.6 “Apple Computer” shall mean Apple Inc. (formerly known as Apple Computer Inc.), a California corporation.

1.7 “Apple Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor and Release Agreement dated as of November 24, 2010 between Apple Computer and Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

1.8 “Applicable Currency” shall mean (a) Dollars, with respect to Obligations denominated in Dollars, (b) Euros, with respect to Obligations denominated in Euros, and (c) GBP, with respect to Obligations denominated in GBP.

1.9 “Applicable Eligible Jurisdiction” means the United Kingdom, Austria, Belgium, Denmark, Finland, France, Germany, Lexembourg, Netherlands, Norway, Puerto Rico, Sweden, Switzerland and other jurisdictions approved in writing by Agent in its sole discretion.

1.10 “Applicable Margin” shall mean, on a monthly basis, the percentage points set forth below based on the “average daily amount” of Excess Availability, as determined by Agent, during the immediately preceding calendar month (such average calculated using the amount of Excess Availability as of the end of each day during the immediately preceding month):

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Pricing Level	Average Excess Availability	Applicable Margin relative to Eurodollar Rate Loans	Applicable Margin relative to Prime Rate Loans and other Obligations on which interest is payable based on the Prime Rate	Applicable Margin relative to CDOR Rate Loans	Applicable Margin relative to Canadian Base Rate Loans and other Obligations on which interest is payable based on the Canadian Base Rate	Applicable Margin relative to UK Base Rate Loans and other Obligations on which interest is payable based on the UK Base Rate
I	Less than $25,000,000	1.75%	0.00%	1.75%	0.00%	1.75%
II	Greater than or equal to $25,000,000	1.50%	0.00%	1.50%	0.00%	1.50%

; provided, however, that (i) from the date hereof until the end of the calendar month ending after the date hereof, the Applicable Margin shall be the percentage points specified for Pricing Level II as set forth in this definition; (ii) after the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be the percentage points specified for Pricing Level I as set forth in this definition; and (iii) if any borrowing base certificate delivered to Agent is subsequently determined to be incorrect in any material respect, Agent may increase the Applicable Margin retroactively to the beginning of the relevant month to the extent that such error caused the Applicable Margin to be different from the Applicable Margin that would have been in effect if the error was not made.

1.11 “Appraised Liquidation Value” shall mean, with respect to Eligible Inventory (or any category thereof, as determined by Agent), the appraised value of such Eligible Inventory, expressed as a percentage of the Value thereof, as determined by Agent as of any date on an “orderly liquidation existing channel” basis, net of all estimated liquidation expenses, shrinkage and markdowns, pursuant to an appraisal conducted, at Borrowers’ expense, by an independent appraisal firm acceptable to Agent or, in the absence of such appraisal, such value as otherwise determined by Agent in its sole discretion.

1.12 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.5 hereof.

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1.13 “Availability Reserves” shall mean the U.S. Availability Reserves, the Canadian Availability Reserves and/or the UK Availability Reserves, as the context requires.

1.14 “Average 30 Day Excess Availability” shall mean, for any date of determination, the average of the amount of Excess Availability as of the end of each day during the immediately preceding thirty (30) day period ending on and including such date of determination.

1.15 “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

1.16 “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

1.17 “Bank Product Agreements” means those agreements entered into from time to time by a Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

1.18 “Bank Product Provider” shall mean any Lender or any of its Affiliates; provided, however, that no such Person shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to the applicable Borrower.

1.19 “Bank Product Provider Letter Agreement” shall mean a letter agreement in form and substance satisfactory to Borrowers and Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

1.20 “Bank Products” shall mean any one or more of the following financial products or accommodations extended to a Borrower by a Bank Product Provider: (a) credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, (f) merchant processing services, or (g) Hedge Agreements if and to the extent permitted hereunder.

1.21 “BIA” shall mean the Bankruptcy and Insolvency Act (Canada) as amended from time to time (or any successor statute).

1.22 “Blocked Account” shall have the meaning set forth in Section 6.3 hereof.

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1.23 “Borrowed Money” shall mean, with respect to any Borrower or Obligor, without duplication, its (a) indebtedness that (i) arises from the lending of money by any Person to such Borrower or Obligor (other than indebtedness permitted under Section 9.9(e)), (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding floor plan financing consistent with current practice and trade payables, in each case, owing in the ordinary course of business), or (iv) was issued or assumed as full or partial payment for Property (other than indebtedness permitted under Section 9.9(f)); (b) capital leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any indebtedness of the foregoing types owing by another Person.

1.24 “Business Day” shall mean (a) any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of California, and a day on which the Agent and each Lender are open for the transaction of business, except that (i) if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are not open for general business in London or other applicable Eurodollar Rate markets, (ii) if a determination of a Business Day shall relate to a Canadian Revolving Loan or Canadian Letter of Credit Accommodation (including a request therefor), the term Business Day shall also exclude any day on which banks are authorized or required to close in Toronto, Ontario, Canada and (iii) if a determination of a Business Day shall relate to a UK Revolving Loan or UK Letter of Credit Accommodation (including a request therefor), the term Business Day shall also exclude any day on which banks are not open for general business in London, and (b) in relation to any date for payment or purchase of Euros, any TARGET Day.

1.25 “Canadian Anti-Money Laundering & Anti-Terrorism Legislation” shall mean Part II.I of the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 (“Proceeds of Crime Act”) and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

1.26 “Canadian Availability Reserves” shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise in its commercially reasonable discretion reducing the amount of Canadian Revolving Loans and Canadian Letter of Credit Accommodations which would otherwise be available to the Canadian Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, do affect either (i) the Collateral of the Canadian Borrowers or any other property which is security for the Canadian Obligations or its value or (ii) the security interests and other rights of Agent in the Collateral of the Canadian Borrowers (including the enforceability, perfection and priority thereof), (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Canadian Borrower or any Obligor to any Canadian Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) to reflect any state of facts which Agent determines in good faith constitutes or could constitute an Event of Default. Without limiting the generality of the foregoing, Agent may establish on the date hereof and maintain throughout the term of this Agreement (with requisite adjustments as required), and throughout any renewal term, Canadian Availability Reserves (i) for an amount equal to two (2) months (or one (1) month in the case of any location leased for 120 days or less) of the Canadian Borrowers’ gross rent and other obligations as lessee for each leased premises of the Canadian Borrowers which is either a warehouse location or is located in a jurisdiction where a landlord may be entitled to a priority lien on Collateral to secure unpaid rent and with respect to each such property the landlord has not executed a form of waiver and consent acceptable to Agent, (ii) for an amount equal to the greater of the Value of the Inventory of the Canadian Borrowers subject to the security interest of any Persons who hold a security interest prior to Agent in the sale proceeds of such Inventory, unless and until those Persons have released or subordinated their security interests against the Canadian Borrowers in a manner satisfactory to Agent, or the sum of the Canadian Borrowers’ payables and accrued payables to such other Persons, (iii) for Canadian Letter of Credit Accommodations as provided in Section 2.3(c) hereof and without duplication of Section 2.3(c), (iv) for obligations, liabilities or indebtedness (contingent or otherwise) of Canadian Borrowers to Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Canadian Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral, and (v) for Canadian Priority Payables.

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1.27 “Canadian Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the CDOR Rate existing on such day (which rate shall be calculated based upon an Interest Period of 1 month), plus 1 percentage point, and (b) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Thomson Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by a Schedule I bank under the Bank Act (Canada)) as the Agent may designate from time to time). Each determination of the Canadian Base Rate shall be made by the Agent and shall be conclusive in the absence of manifest error. When interest is determined in relation to the Canadian Base Rate, each change in the interest rate shall become effective each Business Day that Agent determines that the Canadian Base Rate has changed.

1.28 “Canadian Base Rate Loans” shall mean, any Loans or portion thereof on which interest is payable based on the Canadian Base Rate in accordance with the terms hereof.

1.29 “Canadian Commitment” shall mean as to any Canadian Lender, the Canadian Revolving Loan Commitment of such Lender.

1.30 “Canadian Defined Benefit Pension Plan” shall mean a Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

1.31 “Canadian Dollar Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Canadian Dollars with Dollars.

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1.32 “Canadian Dollars” or “C$” shall mean Canadian dollars.

1.33 “Canadian Eligible Accounts” shall mean Eligible Accounts of the Canadian Borrowers.

1.34 “Canadian Eligible Inventory” shall mean Eligible Inventory of the Canadian Borrowers.

1.35 “Canadian Funding Losses” shall have the meaning set forth in Section 3.1(b)(ii).

1.36 “Canadian Guarantee” shall mean a Guarantee (as amended and restated), dated as of even date with this Agreement or as delivered pursuant to Section 9.17, Section 9.20 or otherwise under this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Canadian Borrower and Canadian Obligor to Agent.

1.37 “Canadian Inventory Sublimit” shall mean an amount equal to C$15,000,000.

1.38 “Canadian Lenders” shall mean each of and collectively those Lenders making Canadian Revolving Loans or providing Canadian Letter of Credit Accommodations and their respective successors and assigns; sometimes being referred to herein individually as a “Canadian Lender”. Each Canadian Lender shall also be a U.S. Lender or an Affiliate or branch of a U.S. Lender.

1.39 “Canadian Letter of Credit Accommodations” shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued, opened or provided (including any amendment, extension, increase or renewal thereof) by Agent or any Lender for the account of any Canadian Borrower or (b) with respect to which Agent on behalf of Canadian Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Canadian Borrower of its obligations to such issuer.

1.40 “Canadian Maximum Credit” shall mean, with reference to the Canadian Revolving Loans and the Canadian Letter of Credit Accommodations, the amount of C$40,000,000.

1.41 “Canadian Obligations” shall mean the Obligations of the Canadian Borrowers and the Canadian Obligors.

1.42 “Canadian Obligors” shall mean each of, and collectively, the Obligors incorporated or organized under the laws of Canada or any territory or province thereof.

1.43 “Canadian Payment Account” shall have the meaning set forth in Section 6.3 hereof.

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1.44 “Canadian Pension Plans” shall mean each “registered pension plan” (as defined in the Income Tax Act (Canada)) that is maintained or contributed to by a Borrower or an Obligor for its employees or former employees in Canada but for greater certainty does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively, nor does it include the proposed pension plan under the Ontario Retirement Pension Plan Act, 2015.

1.45 “Canadian Priority Payables” shall mean, at any time, with respect to the Canadian Borrowing Base:

(a) the amount due on or prior to the date as of which the Canadian Borrowing Base is to be determined and remaining unpaid at the time of determination by any Canadian Borrower or Canadian Obligor (or any other Person for which any Canadian Borrower or Canadian Obligor has joint and several liability), for which each Canadian Borrower or Canadian Obligor has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations including wind-up deficiencies (whether or not due or currently remittable), including on, and/or before, any wind-up or termination of any Canadian Defined Benefit Pension Plan, and employee and employer pension plan contributions (including “normal cost,” “special payments” and any other payments in respect of any funding deficiency or shortfall), (ii) employment insurance, (iii) goods and services taxes, sales taxes, employee income taxes, excise tax and other taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) wages, salaries, commission or compensation, including vacation pay; including, as provided for under the Wage Earners Protection Program Act (Canada), and (vi) other like charges and demands; in each case in respect of which any Governmental Authority or other Person may claim a security interest, hypothecation, prior claim, trust, deemed trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to this Agreement and the Canadian Security Documents; and

(b) the aggregate amount due on or prior to the date as of which the Canadian Borrowing Base is to be determined and remaining unpaid at the time of determination of any other liabilities of the Canadian Borrower or Canadian Obligor (or any other Person for which the Canadian Borrower and Canadian Obligors have joint and several liability) (i) in respect of which a trust has been or may be imposed on Collateral of any Canadian Borrower or Canadian Obligor to provide for payment or (ii) which are secured by a security interest, hypothecation, prior claim, pledge, charge, right, or claim or other Lien on any Collateral of any Canadian Borrower or Canadian Obligor, in each case pursuant to any applicable law, rule or regulation and which trust, security interest, hypothecation, prior claim, pledge, charge, right, claim or other Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in this Agreement and the Canadian Security Documents.

1.46 “Canadian Revolving Loan Commitment” shall mean, at any time, as to each Canadian Lender, the principal amount set forth beside such Canadian Lender’s name under the applicable heading on Schedule C-1 to the Agreement or on Schedule 1 to the Assignment and Acceptance pursuant to which such Canadian Lender became a Canadian Lender hereunder in accordance with the provisions of Section 13.5 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Canadian Revolving Loan Commitments”.

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1.47 “Canadian Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Canadian Lender or by Agent for the ratable account of any Canadian Lender, to or for the benefit of Canadian Borrowers on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1(b) hereof.

1.48 “Canadian Security Agreement” shall mean each of a general security agreement (as amended and restated) and deed of hypothec, dated as of even date with this Agreement or as delivered pursuant to Section 9.17, Section 9.20 or otherwise under this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Canadian Borrower and Canadian Obligor to Agent.

1.49 “Canadian Security Documents” shall mean, collectively, each Canadian Guarantee and each Canadian Security Agreement.

1.50 “Canadian Subsidiary” shall mean a Subsidiary of PCM incorporated or organized under the laws of Canada or any territory or province thereof.

1.51 “Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures by such Person and its subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed; provided, however, that Capital Expenditures for any Borrower shall not include the following:

(a) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of any Borrower;

(b) intentionally omitted;

(c) unfinanced expenditures (including the purchase price of equipment and building improvements) relating to the properties listed on Schedule 9.10 in an aggregate amount not to exceed $2,000,000 in any twelve-month period or $4,000,000 in the aggregate for all such properties;

(d) intentionally omitted;

(e) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding any Borrower) and for which no Borrower has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

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(f) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(g) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(h) expenditures to the extent they are financed with the proceeds of a disposition of used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(i) any expenditure made solely with the proceeds of an issuance of equity interests of PCM after the date hereof;

(j) the purchase price of real estate acquisitions and investments permitted under this Agreement (including the committed financed portion of the purchase price for the properties listed on Schedule 9.10), together with any acquisition costs and transaction costs incurred in connection with such acquisitions and investments, and expenditures (including the purchase price of equipment and building improvements) relating to such real estate, in each case, solely to the extent made utilizing financing provided by the applicable seller or third party lender(s); and

(k) the purchase price of real estate acquisitions and investments permitted under this Agreement, together with any acquisition costs and transaction costs incurred in connection with such acquisitions and investments, and expenditures (including the purchase price of equipment and building improvements) relating to such real estate, in each case, solely to the extent made from identifiable net proceeds of the sale or refinance of the Real Estate within 180 days of receipt by Borrowers of the net proceeds thereof.

1.52 “Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

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1.53 “Castle Pines” means Castle Pines Capital LLC.

1.54 “Castle Pines Documents” means the “Second Lien Documents” as such term is defined in the Castle Pines Intercreditor Agreement.

1.55 “Castle Pines Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the First Amendment Effective Date, by and between Agent and Castle Pines, and acknowledged and agreed to by the Borrowers.

1.56 “Castle Pines Secured Obligations” means the “Second Lien Debt” as such term is defined in the Castle Pines Intercreditor Agreement.

1.57 “CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada) as amended from time to time (or any successor statute).

1.58 “CDOR Rate” shall mean the average rate per annum as reported on the Reuters Screen CDOR Page (or any successor page or such other page or commercially available service displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as the Agent may designate from time to time, or if no such substitute service is available, the rate quoted by a Schedule I bank under the Bank Act (Canada) selected by the Agent at which such bank is offering to purchase Canadian Dollar bankers’ acceptances) as of 10:00 a.m. Eastern (Toronto) time on the date of commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the CDOR Rate Loan requested (whether as an initial CDOR Rate Loan or as a continuation of a CDOR Rate Loan or as a conversion of a Canadian Base Rate Loan to a CDOR Rate Loan) by the Canadian Borrowers in accordance with this Agreement (and, if any such reported rate is below zero, then the rate determined pursuant to the foregoing shall be deemed to be zero). Each determination of the CDOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.

1.59 “CDOR Rate Deadline” shall have the meaning set forth in Section 3.1(b)(ii).

1.60 “CDOR Rate Loan” shall mean any Loans or portion thereof on which interest is payable based on the CDOR Rate in accordance with the terms hereof.

1.61 “CDOR Rate Notice” shall mean the CDOR Rate Notice attached hereto as Exhibit D.

1.62 “CDOR Rate Option” shall have the meaning set forth in Section 3.1(b)(i).

1.63 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

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1.64 “Collab9” shall mean Collab9, Inc., a Delaware corporation (formerly known as En Pointe Technologies Sales, Inc.).

1.65 “Collateral” shall have the meaning set forth in Section 5 hereof.

1.66 “Commitments” shall mean, with respect to each Lender, its U.S. Commitment, Canadian Commitment and/or UK Commitment, as the context requires.

1.67 “Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

1.68 “Compliance Certificate” shall mean a certificate, in form and substance satisfactory to Agent, by which, among other things, Borrowers certify compliance with Section 9.15.

1.69 “Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

1.70 “Credit Card Issuer” shall mean any person who issues or whose members issue credit cards used by customers of any Borrower to purchase goods, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards, and American Express, Discover, Diners Club, Carte Blanche, and other non-bank credit or debit cards.

1.71 “Credit Card/Check Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilities, services, processes, collects, guarantees or manages the credit authorization, billing transfer and/or payment from a Credit Card Issuer or on a check and other procedures with respect to any sales transactions of any Borrower involving credit card, debit card or check purchases by customers.

1.72 “Credit Card/Check Processing Receivables” shall mean all Accounts consisting of the present and future rights of any Borrower to payment by Credit Card Issuers or Credit Card/Check Processors for merchandise sold and delivered to customers of such Borrower who have purchased such goods using a credit card, debit card or check.

1.73 “CTA” means the United Kingdom Corporation Tax Act 2009.

1.74 “Defaulting Lender” shall have the meaning set forth in Section 6.10(d) hereof.

1.75 “Designated Persons” shall mean a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any Executive Order; (ii) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions Laws and Regulations, (iii) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN, or (iv) that is a Sanctioned Person.

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1.76 “Disclosed Acquisitions” shall mean those certain acquisitions by the UK Borrower disclosed to Agent prior to the date hereof.

1.77 “Disclosed Cap” shall mean that certain Dollar amount disclosed to Agent prior to the date hereof.

1.78 “Disclosed Litigation” shall mean that certain litigation matter disclosed to Agent prior to the date hereof.

1.79 “Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date determined by Agent) for the purchase of Dollars with such currency.

1.80 “Dollars” or “$” or “U.S. Dollars” means United States dollars.

1.81 “EBITDA” means, with respect to any fiscal period, the result of (in each case, determined on a consolidated basis in accordance with GAAP):

(a) Borrowers’ and their subsidiaries’ consolidated net earnings (or loss), minus

(b) to the extent included in the calculation of Borrowers’ and their subsidiaries’ consolidated net earnings (or loss), the sum of: (i) extraordinary gains, (ii) non-cash gains on account of sales of assets, (iii) gains on account of any judgment or settlement relating to the Disclosed Litigation in an amount not to exceed the Disclosed Cap in the aggregate, and (iv) interest income, plus

(c) to the extent deducted in the calculation of Borrowers’ and their subsidiaries’ consolidated net earnings (or loss), the sum of: (i) non-cash losses including without limitation the writeoff of goodwill and other intangible assets, (ii) non-cash losses on account of sales of assets, (iii) net losses of UK Borrower to the extent incurred during the period beginning April 1, 2017, and ending on March 31, 2018, in an amount not to exceed $4,000,000, in the aggregate, (iv) losses on account of any judgment or settlement relating to the Disclosed Litigation in an amount not to exceed the Disclosed Cap in the aggregate, (v) non-cash stock based compensation expense, (vi) interest expense, (vii) income taxes, and (viii) depreciation and amortization for such period.

1.82 “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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1.83 “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

1.84 “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

1.85 “Eligible Accounts” shall mean Accounts created by Borrowers or Joint Venture which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrowers or Joint Venture or rendition of services by Borrowers or Joint Venture in the ordinary course of their business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) in the case of Credit Card/Check Processing Receivables, such Accounts are owing to a U.S. Borrower and are not unpaid more than five (5) days after the date of the original invoice for them, and in the case of all other Accounts, such Accounts are not unpaid more than one hundred twenty (120) (or, on a case-by-case basis in Agent’s sole discretion for Accounts not to exceed $25,000,000 in the aggregate, one hundred eighty (180)) days after the date of the original invoice for them and are not unpaid more than sixty (60) days after the original due date for them;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(d) of this Agreement, and in the case of Credit Card/Check Processing Receivables, Agent shall have received a direction letter duly executed and delivered by the Credit Card Issuer or Credit Card/Check Processor with respect thereto in form and substance reasonably satisfactory to Agent;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent (except for returns made in the ordinary course of business and in accordance with Borrowers’ present practices);

(e) solely with respect to the US Eligible Accounts and the Canadian Eligible Accounts, the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada or, at Agent’s option, if the chief executive office of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to the Borrowers an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America or Canada and in U.S. Dollars or Canadian Dollars sufficient to cover such Account, in form and substance satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

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(f) solely with respect to the UK Eligible Accounts, the chief executive office of the account debtor with respect to such Accounts is located in an Applicable Eligible Jurisdiction or, at Agent’s option, if the chief executive office of the account debtor with respect to such Accounts is located other than in an Applicable Eligible Jurisdiction, then if either: (i) the account debtor has delivered to the Borrowers an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United Kingdom and in GBP or Euros sufficient to cover such Account, in form and substance satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(g) solely with respect to the UK Eligible Accounts, the underlying contract with respect to such Accounts is governed by English law or, at Agent’s option, if the underlying contract is not governed by English law, then if either: (i) the account debtor has delivered to the Borrowers an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United Kingdom and in GBP or Euros sufficient to cover such Account, in form and substance satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(h) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon a Borrower’s or Joint Venture’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(i) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by any Borrower or Joint Venture to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(j) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts (other than the collectability of such Accounts by Agent by virtue of the Federal Assignment of Claims Act of 1940, as amended or any similar state or local law, if applicable), or reduce the amount payable or delay payment thereunder;

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(k) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(l) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with any Borrower or Joint Venture directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

(m) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition;

(n) such Accounts of a single account debtor or its affiliates do not constitute more than fifteen percent (15%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(o) such Accounts are not owed by an account debtor for which more than 50% of the Accounts owing from such account debtor are ineligible pursuant to clause (b) above.

(p) such Accounts are not owed by consumers (other than Credit Card/Check Processing Receivables);

(q) if a bankruptcy petition or proposal is filed by or against any Borrower, and without limiting Agent’s or any Lender’s rights and remedies upon such filing, such Accounts are not generated from the sale of Inventory subject to the security interest of IBM Credit Corporation;

(r) such Accounts are owed by account debtors deemed creditworthy at all times by Agent, as determined by Agent in its commercially reasonable discretion;

(s) such Accounts are owed in Dollars in the case of Accounts owing to U.S. Borrowers, Canadian Dollars or Dollars in the case of Accounts owing to Canadian Borrowers or Euros, GBP or Dollars in the case of Accounts owing to UK Borrower; and

(t) to the extent such Accounts are owed by the United States of America, any State, political subdivision, agency or instrumentality thereof, with respect to which Borrowers have not fully complied with the Federal Assignment of Claims Act of 1940, as amended, or any similar state or local law, if applicable, such Accounts: (i) do not constitute more than forty percent (40%) of all otherwise Eligible Accounts (but the portion of such Accounts not in excess of such percentage may be deemed Eligible Accounts); (ii) are reported separately from all other Accounts on the applicable borrowing base certificate delivered by Borrowers to Agent; and (iii) do not relate to any single contract (other than GSA Schedule, the Social Security Administration, NASA SEWP 3, NASA SEWP 4, NIH ECS-3, Library of Congress and any future contracts entered into by PCMG that may be similar in scope, duration, and have similar terms and conditions as such foregoing contracts) where the consideration to be paid to Borrowers under such contract is greater than $2,500,000 and the term or duration of such contract is greater than one (1) year, unless Borrowers have given Agent separate written notice of such contract (it being understood that Agent, in its sole discretion, may require Borrowers to comply with the Federal Assignment of Claims Act of 1940, as amended, or any similar state or local law, with respect to any such contract which Borrowers are required to give Agent notice of);

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(u) such Accounts are not Accounts owed by Canada, any province, political subdivision, agency or instrumentality thereof, unless Borrowers have fully complied with the Financial Administrations Act (Canada), as amended, or any similar provincial or local law, if applicable (to the Agent’s satisfaction); and

(v) to the extent such Accounts are created by Joint Venture, such Accounts constitute Eligible Joint Venture Accounts.

Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.86 Eligible Illinois Real Estate” shall mean the Illinois Real Estate, so long as it is acceptable to Agent in its Permitted Discretion based on the criteria set forth below. In general, the Illinois Real Estate shall not be Eligible Illinois Real Estate unless: (a) it is owned by a U.S. Borrower; (b) Agent has received an appraisal report in form, scope and substance satisfactory to Agent and by an appraiser acceptable to Agent; (c) Agent is satisfied that all actions necessary or desirable in order to create a perfected first priority lien on such real property have been taken, including, the filing and recording of a deed of trust in form and substance satisfactory to Agent; (d) Agent shall have received an environmental assessment report, in form and substance satisfactory to Agent, with respect to such real property, the results of which are satisfactory to Agent; (e) such real property is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to Agent, insuring that Agent, for the benefit of the Lenders, shall have a perfected first priority lien on such real property, evidence of which shall have been provided in form and substance satisfactory to Agent; (f) Agent shall have received a letter of opinion with respect to the enforceability and perfection of the deed of trust and any related fixture filings with respect to such real property, in form and substance satisfactory to Agent; and (g) each Lender shall have confirmed that flood insurance due diligence and flood insurance compliance has been completed with respect to the Illinois Real Estate.

1.87 “Eligible Illinois Real Estate Sublimit” means $2,205,000; provided, however, that beginning on March 1, 2017, and on the first day of each calendar month thereafter, the Eligible Illinois Real Estate Sublimit shall be reduced by $26,250.00.

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1.88 “Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrowers which are located at Borrowers’ warehouse location(s) or retail store(s) and which are acceptable to Agent in its Permitted Discretion based on the criteria set forth below. In general, Eligible Inventory shall not include (a) raw materials or work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment (it being understood that parts held for sale in their then current condition shall not be deemed spare parts for these purposes); (d) packaging and shipping materials; (e) supplies and fixed assets used or consumed in Borrowers’ business; (f) Inventory at premises other than those owned or controlled by Borrowers, except if Agent shall have received an agreement in writing from the person in possession of such Inventory in form and substance satisfactory to Agent acknowledging Agent’s priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Agent access to, and the right to remain on, the premises so as to exercise Agent’s rights and remedies and otherwise deal with the Collateral; (g) Inventory of the U.S. Borrowers not located in the United States, Inventory of the Canadian Borrowers not located in Canada, Inventory of the UK Borrower not located in England, or Inventory in transit, unless such Inventory is (A) in-transit Inventory of the U.S. Borrowers provided by Apple Computer and not subject to the reclamation rights of Apple Computer under Section 2.2(a) of the Apple Intercreditor Agreement or (B) in transit to one of Borrowers’ retail stores or warehouse locations under a Letter of Credit Accommodation hereunder, and the bill of lading covering such Inventory names Agent as consignee and otherwise contains terms acceptable to Agent, and all originals of such bill of lading are in the possession of Agent or another bailee acceptable to Agent; (h) Inventory subject to a security interest or lien in favor of any person other than Agent except those permitted in this Agreement; (i) bill and hold goods; (j) unserviceable or obsolete Inventory; (k) Inventory which is not subject to the valid and perfected security interest of Agent, for itself and the ratable benefit of Secured Parties; (l) returned (except for closed box returns), damaged and/or defective Inventory; (m) Inventory purchased or sold on consignment; (n) Inventory located at service centers; (o) software, books, magazines, manuals, videos and similar Inventory; (p) Inventory purchased under a Letter of Credit Accommodation that is outstanding as contemplated in Section 2.2(c)(i) or 2.3(c)(i) hereof; (q) Inventory of the UK Borrower for which (i) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof, (ii) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof, or (iii) any contract relating to such Inventory of the UK Borrower does not address retention of title and the UK Borrower has not represented to the Agent that there is no retention of title in favor of the vendor or supplier thereof, and (r) Inventory subject to the perfected security interest of IBM Credit Corporation, Hewlett-Packard Company, Hewlett-Packard Enterprise Company or HP, Inc; provided that, notwithstanding the foregoing, (i) Inventory of a U.S. Borrower that is subject to the perfected security interest of Hewlett-Packard Company may, if otherwise eligible pursuant to the terms hereof, constitute Eligible Inventory to the extent the Value of such Inventory exceeds the then existing accounts payable from Borrowers to Hewlett-Packard Company and its Affiliates, (ii) Inventory of a U.S. Borrower that is subject to the perfected security interest of Hewlett-Packard Enterprise Company may, if otherwise eligible pursuant to the terms hereof, constitute Eligible Inventory to the extent the Value of such Inventory exceeds the then existing accounts payable from Borrowers to Hewlett-Packard Enterprise Company and its Affiliates, and (iii) Inventory of a U.S. Borrower that is subject to the perfected security interest of HP, Inc. may, if otherwise eligible pursuant to the terms hereof, constitute Eligible Inventory to the extent the Value of such Inventory exceeds the then existing accounts payable from Borrowers to HP, Inc. and its Affiliates; provided, however, that such Inventory subject to a security interest of Hewlett-Packard Enterprise Company or HP, Inc. shall, at all times after 60 days after the date hereof, not constitute Eligible Inventory hereunder unless Hewlett-Packard Enterprise Company or HP, Inc., as applicable, enters into an intercreditor agreement with Agent in form and substance substantially similar to the intercreditor agreement entered into between Agent and Hewlett-Packard Company. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

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1.89 “Eligible Joint Venture Accounts” means Accounts generated by Joint Venture which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts generated by Joint Venture shall be Eligible Joint Venture Accounts if:

 (a) such Accounts have been assigned to PCM Sales and PCM in accordance with the Joint Venture Documents with no further action required;

 (b) the assignment of such Accounts from Joint Venture to PCM Sales and PCM is subject to a true sale opinion in form and substance satisfactory to Agent;

 (c) such Accounts do not constitute more than twenty percent (20%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Joint Venture Accounts);

 (d) PCM Sales and PCM have perfected the transfer of such Accounts from Joint Venture by filing a UCC-1 in form and substance satisfactory to Agent, and such UCC-1 has been assigned to Agent; and

 (e) the Joint Venture Documents have not been amended since the First Amendment Effective Date other than amendments approved by Agent in its Permitted Discretion.

1.90 “Eligible Santa Monica Real Estate” shall mean the Santa Monica Real Estate, so long as it is acceptable to Agent in its Permitted Discretion based on the criteria set forth below. In general, the Santa Monica Real Estate shall not be Eligible Santa Monica Real Estate unless: (a) it is owned by a U.S. Borrower; (b) Agent has received an appraisal report in form, scope and substance satisfactory to Agent and by an appraiser acceptable to Agent; (c) Agent is satisfied that all actions necessary or desirable in order to create a perfected first priority lien on such real property have been taken, including, the filing and recording of a deed of trust in form and substance satisfactory to Agent; (d) Agent shall have received an environmental assessment report, in form and substance satisfactory to Agent, with respect to such real property, the results of which are satisfactory to Agent; (e) such real property is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to Agent, insuring that Agent, for the benefit of the Lenders, shall have a perfected first priority lien on such real property, evidence of which shall have been provided in form and substance satisfactory to Agent; and (f) Agent shall have received a letter of opinion with respect to the enforceability and perfection of the deed of trust and any related fixture filings with respect to such real property, in form and substance satisfactory to Agent.

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1.91 “Eligible Santa Monica Real Estate Sublimit” means $12,523,000; provided, however, that beginning on March 1, 2017, and on the first day of each calendar month thereafter, the Eligible Real Estate Sublimit shall be reduced by $149,083.33.

1.92 “Environment” shall mean humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

1.93 “Eligible Transferee” shall mean (a) any affiliate of a Lender; (b) any other commercial bank or other financial institution and (c) any “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent, and except as otherwise provided in Section 13.5 hereof, as to any such other commercial bank or other financial institution or any such accredited investor, as approved by Borrowers, such approval of Borrowers not to be unreasonably withheld, conditioned or delayed and such approval to be deemed given by Borrowers if no objection from Borrowers is received within ten (10) Business Days after written notice of such proposed assignment has been provided by Agent; provided, that, neither any Borrower nor any affiliate of any Borrower shall qualify as an Eligible Transferee.

1.94 “Environmental Laws” shall mean all foreign (including but not limited to Canadian, and United Kingdom), U.S. Federal, state, provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, (d) the conditions of the workplace, or (e) the generation, handling, storage, use or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste. The term “Environmental Laws” includes, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Environmental Protection Act (Canada) and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

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1.95 “Equipment” shall mean all of Borrowers’ now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.96 “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.97 “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower or any of its affiliates under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.98 “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

1.99 “Euro” or “€” shall mean the single currency of the Participating Member States.

1.100 “Eurodollar Rate” means (a) with respect to U.S. Revolving Loans, for any day, the rate per annum determined by Agent for the purpose of calculating the effective Interest Rate for loans that reference the Eurodollar Rate as the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page or other commercially available source as the Agent may designate from time to time) for the one month delivery of funds in amounts approximately equal to the principal amount of such loans (and, if any such rate is below zero, the Eurodollar Rate shall be deemed to be zero), and (b) with respect to UK Revolving Loans, the rate per annum for the Applicable Currency deposits determined by Agent for the purpose of calculating the effective Interest Rate for UK Revolving Loans that reference the Eurodollar Rate as the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page or other commercially available source as the Agent may designate from time to time) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the Eurodollar Rate Loan requested (whether as an initial Eurodollar Rate Loan or as a continuation of a Eurodollar Rate Loan or as a conversion of a UK Base Rate Loan to a Eurodollar Rate Loan) by UK Borrowers in accordance with the Agreement (and, if any such rate is below zero, the Eurodollar Rate shall be deemed to be zero). Borrowers understand and agree that Agent may, in each case, base its determination of such rate upon such offers or other market indicators of such rate as Agent in its discretion deems appropriate. When interest is determined in relation to the Eurodollar Rate with respect to U.S. Revolving Loans, each change in the interest rate shall become effective each Business Day that Agent determines that the Eurodollar Rate has changed.

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1.101 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Eurodollar Rate in accordance with the terms hereof.

1.102 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.103 “Excess Availability” shall mean the amount, as determined by Agent, calculated at any time, equal to:

(a) the lesser of (i) the amount of the U.S. Revolving Loans available to the U.S. Borrowers, Canadian Revolving Loans available to the Canadian Borrowers, and UK Revolving Loans available to UK Borrower (but not to exceed $3,000,000 in the aggregate in the case of Canadian Revolving Loans and UK Revolving Loans on a combined basis), in each case, as of such time (based on the applicable advance rates set forth in Section 2.1(a), (b) and (c) hereof), subject to the sublimits and Availability Reserves from time to time established by Agent hereunder, and (ii) the Maximum Credit, minus

(b) the amount of all then outstanding and unpaid Obligations.

provided, however, that: solely for the purposes of determining (1) the Applicable Margin, to the extent the amount set forth in clause (a)(i) above exceeds the amount set forth in clause (a)(ii) above at any time, the Excess Availability as of such time shall be increased by up to Ten Million Dollars ($10,000,000) of the difference between those two (2) amounts; and (2) whether a FCCR Triggering Event has occurred (other than under clause (c) of the definition thereof), to the extent the amount set forth in clause (a)(i) above exceeds the amount set forth in clause (a)(ii) above at any time, the Excess Availability as of such time shall be increased by up to Ten Million Dollars ($10,000,000) of the difference between those two (2) amounts.

1.104 “Excess Availability Threshold” shall mean an amount equal to $15,000,000.

1.105 “Excluded Swap Obligation” means, with respect to any Borrower or Obligor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Borrower or Obligor of, or the grant by such Borrower or Obligor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower’s or Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Borrower or Obligor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

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1.106 “Excluded Taxes” shall mean (i) any tax imposed on the net income or net profits (including any branch profits taxes) of, or any Canadian capital tax of, the Agent, any Lender or any Transferee (each a “Recipient”), in each case imposed by: (A) the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient is organized, the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient’s principal office or applicable lending office is located, or (B) a jurisdiction with which such Recipient has a present or former connection (other than any such connection arising solely from such Recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Financing Agreement); (ii) taxes resulting from a Recipient’s failure to comply with the requirements of Section 6.5 of this Agreement; (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Non-U.S. Lender based upon the applicable withholding rate in effect at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except that Excluded Taxes shall not include (A) any amount that such Non-U.S. Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 6.5 of this Agreement, if any, with respect to such withholding tax at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, (iv) any withholding taxes imposed under FATCA, (v) any taxes imposed on a payment by or on account of any obligation of a Borrower or Obligor (each, a “Loan Party”) hereunder: (A) to a person with which such Loan Party does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of making such payment or (B) in respect of a debt or other obligation to pay an amount to a person with whom the payer is not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of such payment, (vi) any taxes imposed on a Recipient by reason of any payment made in connection with such Recipient’s assignment, transfer or participation of any obligation of a Loan Party under this Agreement or other Financing Agreement, and (vii) any taxes imposed on a Recipient by reason of such Recipient: (A) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Loan Party, or (B) not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) with a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Loan Party.

1.107 “Executive Order” shall have the meaning set forth in the definition of “Sanctions Laws and Regulations” herein.

1.108 “Existing Loan Agreement” shall have the meaning set forth in the recitals hereto.

1.109 “FATCA” shall mean sections 1471 through 1474 of the Code, as in effect on the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and official published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

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1.110 “FCCR Triggering Event” shall mean, as of any date of determination, either (a) Excess Availability is less than $10,000,000 as of such date, (b) Average 30 Day Excess Availability is less than $18,750,000 as of such date, or (c) Excess Availability (without giving effect to the proviso contained in the definition thereof) is less than $7,500,000 for a period of five consecutive days ending on such date of determination.

1.111 “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

1.112 “Fee Letter” shall mean that certain amended and restated fee letter, dated as of the date hereof, among U.S. Borrowers and Agent, in form and substance satisfactory to Agent.

1.113 “Final Maturity Date” shall mean March 19, 2021.

1.114 “Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).

1.115 “Financing Agreements” shall mean, collectively, this Agreement, the Fee Letter, the Canadian Security Documents, the UK Security Documents and all notes, guarantees, security agreements and other agreements, documents and instruments (including the Information Certificates) now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; provided, that in no event shall the term ‘Financing Agreements’ be deemed to include any Hedge Agreement or any other Bank Product Agreement.

1.116 “First Amendment Effective Date” means July 7, 2016.

1.117 “Fixed Charges” shall mean, with respect to any fiscal period and with respect to Borrowers and their subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash paid during such period with respect to Interest Expense, (b) principal payments in respect of Borrowed Money that are required to be paid during such period, and (c) cash paid during such period with respect to federal, state, and local income taxes.

1.118 “Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Borrowers and their subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period minus dividends paid during such period, to (ii) Fixed Charges for such period.

1.119 “Foreign Subsidiary” a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

1.120 “Funding Date” shall have the meaning set forth in Section 6.6.

1.121 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.15 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Agent prior to the date hereof.

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1.122 “GBP”, “£” or “sterling” shall mean the lawful currency of the United Kingdom.

1.123 “Governmental Authority” means any federal, provincial, state, local or other governmental, regulatory or administrative body, instrumentality, board, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

1.124 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

1.125 “Hedge Agreement” shall mean an agreement between any Borrower and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as ‘Hedge Agreements’.

1.126 “Illinois Real Estate” means the real estate commonly known as 7155 Janes Avenue, Woodbridge, IL 60517.

1.127 “Indemnified Taxes” shall mean, any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower or Obligor under a Financing Agreement.

1.128 “Information Certificates” shall mean the Information Certificates of Borrowers containing material information with respect to Borrowers, their business and assets provided by or on behalf of Borrowers to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein, the form of which is attached hereto as Exhibit B.

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1.129 “Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers and their subsidiaries for such period (including all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptances financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), determined on a consolidated basis in accordance with GAAP.

1.130 “Interest Period” shall mean, with respect to each Eurodollar Rate Loan to the UK Borrowers and each CDOR Rate Loan, a period commencing on the date of the making of such Eurodollar Rate Loan or CDOR Rate Loan (or the continuation of a Eurodollar Rate Loan or CDOR Rate Loan, the conversion of a UK Base Rate Loan to a Eurodollar Rate Loan, or the conversion of a Canadian Base Rate Loan to a CDOR Rate Loan) and ending 1, 2, or 3 months thereafter or, if available and agreed to by all applicable Lenders, 6 months thereafter; provided, that for Eurodollar Rate Loans to the UK Borrowers and CDOR Rate Loans, (i) interest shall accrue at the applicable rate based upon the Eurodollar Rate or CDOR Rate, as applicable, from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires and (ii) the UK Borrowers and Canadian Borrowers may not elect an Interest Period which will end after the Final Maturity Date.

1.131 “Interest Rate” shall mean an interest rate equal to: (a) with respect to Eurodollar Rate Loans, the Eurodollar Rate, (b) with respect to Prime Rate Loans, the Prime Rate, (c) with respect to the CDOR Rate Loans, the CDOR Rate, (d) with respect to Canadian Base Rate Loans, the Canadian Base Rate, (e) with respect to Special Agent Advances to U.S. Borrowers and all other U.S. Obligations other than Loans, the Prime Rate, (f) with respect to Special Agent Advances to Canadian Borrowers and all other Canadian Obligations other than Loans, the Canadian Base Rate, and (g) with respect to UK Base Rate Loans, the UK Base Rate.

1.132 “Inventory” shall mean all of Borrowers’ now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.133 “Inventory Advance Rates” shall mean the advance rates applicable to Eligible Inventory as determined in accordance with Section 2.1(a)(ii)(A), 2.1(b)(ii)(A) or 2.1(c)(ii)(A), as applicable.

1.134 “IRS” shall mean the United States Internal Revenue Service.

1.135 “Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit C attached hereto, among a Target or New Subsidiary (as applicable), Agent and the Lenders.

1.136 “Joint Venture” means En Pointe IT Solutions, LLC, a Delaware limited liability company.

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1.137 “Joint Venture Documents” means, collectively, that certain Master Services Agreement between Joint Venture and PCM Sales and PCM, that certain Limited Liability Company Agreement of En Pointe IT Solutions, LLC, and any other agreements, documents or instruments related thereto.

1.138 “Letter of Credit Accommodations” shall mean the U.S. Letter of Credit Accommodations, the Canadian Letter of Credit Accommodations and/or the UK Letter of Credit Accommodations, as the context requires.

1.139 “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

1.140 “Loans” shall mean each of and collectively the U.S. Revolving Loans, the Canadian Revolving Loans and/or the UK Revolving Loans, as the context requires.

1.141 “Maximum Credit” shall mean, with reference to the Loans and the Letter of Credit Accommodations, the amount of Three Hundred Forty-Five Million Dollars ($345,000,000).

1.142 “Net Amount of Canadian Eligible Accounts” shall mean the gross amount of Canadian Eligible Accounts less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.143 “Net Amount of UK Eligible Accounts” shall mean the gross amount of UK Eligible Accounts less VAT, returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto, denominated in GBP.

1.144 “Net Amount of U.S. Eligible Accounts” shall mean the gross amount of U.S. Eligible Accounts less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.145 “Non-U.S. Lender” shall have the meaning set forth in Section 6.5 hereof.

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1.146 “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers and Obligors to Agent or any Lender or any issuer of a Letter of Credit Accommodation, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit Accommodations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of insolvency or similar proceedings with respect to such Borrower or Obligor under the United States Bankruptcy Code, the BIA, the CCAA, the Insolvency Act 1986 (United Kingdom), the Enterprise Act 2002 (United Kingdom) or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Sections 5, 11.5, 12.11(b), and 13.1 hereof, the Canadian Security Documents and the UK Security Documents, and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers and Obligors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) the applicable Bank Product must have been provided on or after the date hereof and Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of the provision of the applicable Bank Product to the applicable Borrower and (ii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations of any Borrower or Obligor shall exclude any Excluded Swap Obligation of such Borrower or Obligor.

1.147 “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrowers.

1.148 “OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

1.149 “Participant” shall mean any person which at any time participates with any Lender in respect of the Loans, the Letter of Credit Accommodations or other Obligations or any portion thereof.

1.150 “Payment Account” shall have the meaning set forth in Section 6.3 hereof.

1.151 “Payment Conditions” means, with respect to any proposed designated action on any date, conditions that are satisfied if (a) both immediately before and immediately after giving effect to the proposed designated action on such date, no Event of Default shall have occurred and be continuing; (b) after giving pro forma effect to such proposed designated action as if it occurred on the first day of the applicable period, either (i) each of (A) Excess Availability shall be greater than the lesser of $25,000,000 or 10% of the Borrowing Base at all times during the consecutive 15-day period ending on and including the date of the taking of such designated action, (B) the Average 30 Day Excess Availability shall be greater than the lesser of $25,000,000 or 10% of the Borrowing Base as of the date of the taking of such designated action, and (C) the Fixed Charge Coverage Ratio, computed for the period of four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 9.6(a)(i), shall be greater than 1.0 to 1.0, or (ii) both of (A) Excess Availability shall be greater than the lesser of $32,500,000 or 12.5% of the Borrowing Base at all times during the consecutive 15-day period ending on and including the date of the taking of such designated action, and (B) the Average 30 Day Excess Availability shall be greater than the lesser of $32,500,000 or 12.5% of the Borrowing Base as of the date of the taking of such designated action; and (c) concurrently with the taking of such designated action, Borrowers have delivered an officer’s certificate to Agent certifying as to the satisfaction of the conditions set forth in clauses (a) and (b) above.

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1.152 “Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

1.153 “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

1.154 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, unlimited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.155 “PPSA” shall mean the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Québec as in effect in the Province of Québec and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

1.156 “Prime Rate” shall mean, at any time, the rate of interest most recently announced by Agent at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Agent’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Agent may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Agent.

1.157 “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

1.158 “Pro Rata Share” shall mean:

(a) with respect to a U.S. Lender’s obligation to make U.S. Revolving Loans and participate in U.S. Letter of Credit Accommodations and receive and make payments relative thereto, the fraction (expressed as a percentage) the numerator of which is such Lender’s U.S. Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the U.S. Revolving Loan Commitments of U.S. Lenders, as adjusted from time to time in accordance with the provisions of Section 13.5 hereof; provided, that, if the U.S. Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such U.S. Lender’s U.S. Revolving Loans and its interest in the U.S. Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid U.S. Revolving Loans and U.S. Letter of Credit Accommodations;

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(b) with respect to a Canadian Lender’s obligation to make Canadian Revolving Loans and participate in Canadian Letter of Credit Accommodations and receive and make payments relative thereto, the fraction (expressed as a percentage) the numerator of which is such Lender’s Canadian Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the Canadian Revolving Loan Commitments of Canadian Lenders, as adjusted from time to time in accordance with the provisions of Section 13.5 hereof; provided, that, if the Canadian Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Canadian Lender’s Canadian Revolving Loans and its interest in the Canadian Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Canadian Revolving Loans and Canadian Letter of Credit Accommodations;

(c) with respect to a UK Lender’s obligation to make UK Revolving Loans and participate in UK Letter of Credit Accommodations and receive and make payments relative thereto, the fraction (expressed as a percentage) the numerator of which is such Lender’s UK Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the UK Revolving Loan Commitments of UK Lenders, as adjusted from time to time in accordance with the provisions of Section 13.5 hereof; provided, that, if the UK Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such UK Lender’s UK Revolving Loans and its interest in the UK Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid UK Revolving Loans and UK Letter of Credit Accommodations; and

(d) with respect to all other matters (including the indemnification obligations arising under Section 12.5 hereof), (i) prior to the Commitments being terminated, the fraction (expressed as a percentage) the numerator of which is such Lender’s aggregate Commitments, and the denominator of which is the aggregate amount of the Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the fraction (expressed as a percentage) the numerator of which is the sum of such Lender’s Loans and its interest in the Letter of Credit Accommodations, and the denominator of which is the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.159 “Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

1.160 “PTCE 95-60” shall have the meaning set forth in Section 13.5(a) hereof.

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1.161 “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each guarantor of, or grantor of a security interest to secure, the Obligations that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

1.162 “Qualifying Lender” means:

(a) for the purposes of Section 13.15 of the Agreement a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Financing Agreement and is:

(i) a Lender:

(A) which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Financing Agreement and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

(B) in respect of an advance made under a Financing Agreement by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii) a Lender which is:

(A) a company resident in the United Kingdom for United Kingdom tax purposes;

(B) a partnership, each member of which is:

(1) a company so resident in the United Kingdom; or

(2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or

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(iii) a Treaty Lender; or

(b) for the purposes of Section 13.15 of the Agreement a Lender which is a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Financing Agreement.

1.163 “Records” shall mean all of Borrowers’ present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrowers with respect to the foregoing maintained with or by any other person).

1.164 “Register” shall have the meaning set forth in Section 13.5(b) hereof.

1.165 “Replacement Lender” shall have the meaning set forth in Section 3.7 hereof.

1.166 “Report” and “Reports” shall have the meaning set forth in Section 12.10(a) hereof.

1.167 “Required Lenders” shall mean (i) at any time there is more than one Lender, two or more Lenders whose Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Share) aggregate more than fifty percent (50%), and (ii) at any time there is only one Lender, such Lender.

1.168 “Revaluation Date” means (a) with respect to any Loan denominated in Canadian Dollars, Euros or GBP, each of the following: (i) each date of a borrowing of such Loan, (ii) each date of a continuation of such Loan pursuant to Section 3.1, and (iii) such additional dates as Agent shall determine or the Required Lenders shall require, (b) with respect to any Letter of Credit Accommodation denominated in Canadian Dollars, Euros or GBP, each of the following: (i) each date of issuance of such Letter of Credit Accommodation, (ii) each date of an amendment of such Letter of Credit Accommodation having the effect of increasing the amount thereof, (iii) each date of any payment under such Letter of Credit Accommodation by the issuer thereof, and (iv) such additional dates as Agent shall determine or the Required Lenders shall require, and (c) with respect to any other Obligations denominated in Canadian Dollars, Euros or GBP, each date as Agent shall determine unless otherwise prescribed in this Agreement or any other Financing Agreements.

1.169 “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

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1.170 “Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list, on any list of the federal government of Canada or under the Canadian Anti-Money Laundering & Anti-Terrorism Legislation, the Special Economic Measures Act (Canada) or the Freezing Assets of Corrupt Foreign Officials Act (Canada) as a ‘designated person’, ‘politically exposed foreign person’ or ‘terrorist group’ or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

1.171 “Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the Canadian government, (d) the European Union or any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom, or (f) any other Governmental Authority with jurisdiction over any member of Lenders or any Borrower or Obligor or any of their respective Subsidiaries or Affiliates.

1.172 “Santa Monica Real Estate” means each of, and collectively, the real estate owned by M2 and commonly known as 1501 Wilshire Boulevard, Santa Monica, California 90403, and the real estate commonly known as 1511 Wilshire Blvd., Santa Monica, CA 90403.

1.173 “Secured Parties” shall mean, collectively, (a) Agent, (b) BofA, (c) the issuer of any Letter of Credit Accommodations, (d) Lenders, and (e) Bank Product Providers.

1.174 “Settlement Period” shall have the meaning set forth in Section 6.10(b) hereof.

1.175 “Slow Moving Inventory” shall mean Inventory held by Borrowers for more than one hundred twenty (120) days.

1.176 “Special Agent Advances” shall have the meaning set forth in Section 12.11(a) hereof.

1.177 “Spot Rate” shall mean, for a currency, the rate determined by Agent to be the rate quoted by Wells Fargo acting in such capacity as the spot rate for the purchase by Wells Fargo of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Wells Fargo acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

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1.178 “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

1.179 “Subsidiary” of a Person means a corporation, partnership, limited liability company, unlimited liability company, or other entity in which that Person directly or indirectly owns or controls the Stock having ordinary voting power to elect a majority of the board of directors (or comparable managers) of such corporation, partnership, limited liability company, unlimited liability company, or other entity.

1.180 “Swap Obligation” means, with respect to any Borrower or Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

1.181 “TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

1.182 “TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

1.183 “Tax Confirmation” means for the purposes of Section 13.15 of the Agreement, a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Financing Agreement is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

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1.184 “Tax Credit” means for the purposes of Section 13.15 of the Agreement, a credit against, relief or remission for, or repayment of, any Taxes.

1.185 “Tax Deduction” means for the purposes of Section 13.15 of the Agreement, a deduction or withholding for or on account of Taxes from a payment under a Financing Agreement, other than a deduction or withholding from a payment under a Financing Agreement required by FATCA.

1.186 “Tax Payment” means for the purposes of Section 13.15 of the Agreement, either the increase in a payment made by UK Borrower to a Lender under Section 13.15(a) (Tax gross-up) or a payment under Section 13.15(b) (Tax indemnity).

1.187 “Taxes” shall mean any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

1.188 “Transferee” shall have the meaning set forth in Section 6.5(a) hereof.

1.189 “Treaty Lender” means in respect of UK Borrower, a Lender which, on the date a payment of interest falls due under this Agreement:

(a) is treated as a resident of a Treaty State for the purposes of the relevant Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any Loan is effectively connected; and

(c) meets all other conditions in the Treaty for full exemption from United Kingdom taxation on interest which relate to the Lender (including its tax, qualified person or other status, the manner in which or the period for which it holds any rights under this Agreement and any other Financing Agreements, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights).

1.190 “Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from, or a full refund of, Taxes imposed by the United Kingdom.

1.191 “UCC” shall mean the Uniform Commercial Code as in effect in the State of California, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of California on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine.

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1.192 “UK Availability Reserves” shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise in its commercially reasonable discretion reducing the amount of UK Revolving Loans and UK Letter of Credit Accommodations which would otherwise be available to UK Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, do affect either (i) the Collateral of UK Borrower or any other property which is security for the UK Obligations or its value or (ii) the security interests and other rights of Agent in the Collateral of UK Borrower (including the enforceability, perfection and priority thereof), (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of UK Borrower or any Obligor to any UK Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) to reflect any state of facts which Agent determines in good faith constitutes or could constitute an Event of Default. Without limiting the generality of the foregoing, Agent may establish on the date hereof and maintain throughout the term of this Agreement (with requisite adjustments as required), and throughout any renewal term, UK Availability Reserves (i) for an amount equal to two (2) months (or one (1) month in the case of any location leased for 120 days or less) of UK Borrower’s gross rent and other obligations as lessee for each leased premises of UK Borrower which is either a warehouse location or is located in a jurisdiction where a landlord may be entitled to a priority lien on Collateral to secure unpaid rent and with respect to each such property the landlord has not executed a form of waiver and consent acceptable to Agent, (ii) for an amount equal to the greater of the Value of the Inventory of UK Borrower subject to the security interest of any Persons who hold a security interest prior to Agent in the sale proceeds of such Inventory, unless and until those Persons have released or subordinated their security interests against UK Borrower in a manner satisfactory to Agent, or the sum of UK Borrower’s payables and accrued payables to such other Persons, (iii) for UK Letter of Credit Accommodations as provided in Section 2.4(c) hereof and without duplication of Section 2.4(c), (iv) for obligations, liabilities or indebtedness (contingent or otherwise) of UK Borrower to Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute UK Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral, and (v) for UK Priority Payables.

1.193 “UK Base Rate” shall mean (i) the Eurodollar Rate (which rate shall be calculated based upon an Interest Period of 1 month) determined for the Applicable Currency as of 11:00 a.m. (London time) on the last Business Day of each month, or (ii) if the rate referred to in (i) above is not available, the Agent’s cost of funds from whichever source it may reasonably select.

1.194 “UK Base Rate Loans” shall mean, any Loans or portion thereof on which interest is payable based on the UK Base Rate in accordance with the terms hereof.

1.195 “UK Commitment” shall mean as to any UK Lender, the UK Revolving Loan Commitment of such Lender.

1.196 “UK Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in GBP or Euro, as applicable, as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of GBP or Euro, as applicable, with Dollars.

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1.197 “UK Debenture” means the English law governed debenture dated as of the date hereof, in form and substance satisfactory to Agent, executed and delivered by UK Borrower and Agent.

1.198 “UK Eligible Accounts” shall mean Eligible Accounts of UK Borrower.

1.199 “UK Eligible Inventory” shall mean Eligible Inventory of UK Borrower.

1.200 “UK Eurodollar Rate Deadline” shall have the meaning set forth in Section 3.1(c)(ii).

1.201 “UK Eurodollar Rate Notice” shall mean the UK Eurodollar Rate Notice attached hereto as Exhibit E.

1.202 “UK Eurodollar Rate Option” shall have the meaning set forth in Section 3.1(c)(i).

1.203 “UK Funding Losses” shall have the meaning set forth in Section 3.1(c)(ii).

1.204 “UK Insolvency Proceedings” means, in relation to a UK Borrower, any corporate action, legal proceedings or other procedure or step taken in relation to (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that UK Borrower; (b) a composition, compromise, assignment or arrangement with any creditor of that UK Borrower; (c) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that UK Borrower or any of its assets; or (d) the enforcement of any UK Security Documents over the assets of that UK Borrower, or in each case, any analogous procedure or step is taken in any jurisdiction.

1.205 “UK Inventory Sublimit” shall mean an amount equal to £10,000,000.

1.206 “UK ITA” means the United Kingdom Income Tax Act 2007.

1.207 “UK Lenders” shall mean each of and collectively those Lenders making UK Revolving Loans or providing UK Letter of Credit Accommodations and their respective successors and assigns; sometimes being referred to herein individually as a “UK Lender”. Each UK Lender shall also be a U.S. Lender or an Affiliate or branch of a U.S. Lender.

1.208 “UK Letter of Credit Accommodations” shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued, opened or provided (including any amendment, extension, increase or renewal thereof) by Agent or any Lender for the account of UK Borrower or (b) with respect to which Agent on behalf of UK Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by UK Borrower of its obligations to such issuer.

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1.209 “UK Maximum Credit” shall mean, with reference to the UK Revolving Loans and the UK Letter of Credit Accommodations, the amount of £25,000,000.

1.210 “UK Non-Bank Lender” means:

(a) a Lender (which falls within clause (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Agent; and

(b) where a Lender becomes a party after the date hereof, an assignee which gives a Tax Confirmation in the Assignment and Acceptance which it executes on becoming a party.

1.211 “UK Obligations” shall mean the Obligations of UK Borrower and the UK Obligors.

1.212 “UK Obligors” shall mean each of, and collectively, the Obligors incorporated or organized under the laws of England and Wales.

1.213 “UK Payment Account” shall have the meaning set forth in Section 6.3 hereof.

1.214 “UK Priority Payables” shall mean, on any date of determination, such amount as Agent may determine in its Permitted Discretion which reflects the full amount of any liabilities or amounts which (by virtue of any Liens or any statutory provision) rank in priority to the Agent’s Liens on the Accounts or Inventory of a UK Borrower or for amounts which may represent costs relating to the enforcement of such Liens including, without limitation, (a) the amounts with respect to carrier’s liens and workman’s liens, (b) the expenses and liabilities incurred by any administrator (or other restructuring or insolvency officer) and any remuneration of such administrator (or other restructuring or insolvency officer), (c) the amounts in the future, currently or past due and not contributed, remitted or paid in respect of any occupational pension schemes and state scheme premiums, together with any charges which are entitled to be levied by a Governmental Authority as a result of any default in payment obligations in respect of any UK pension plan, (d) any preferential debt due and not paid under any legislation relating to employee compensation or to employment insurance and all amounts deducted or withheld and not paid and remitted when due under Section 175 and 386 of the Insolvency Act 1986 (UK) or any similar legislation related to taxes and any amount which could reasonably be expected to be required to be made available by a UK Borrower (or any insolvency officer) to unsecured creditors under Section 176A of the Insolvency Act 1986 (UK).

1.215 “UK Registration Requirements” means registration of the particulars of the Security Documents entered into by UK Borrower at Companies House in England and Wales under Section 859A of the Companies Act 2006 and the payment of the associated fees and evidence that a notice of any assignment required to be delivered under and pursuant to the UK Debenture has been given to the appropriate counterparty in accordance with the terms of the UK Debenture.

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1.216 “UK Revolving Loan Commitment” shall mean, at any time, as to each UK Lender, the principal amount set forth beside such UK Lender’s name under the applicable heading on Schedule C-1 to the Agreement or on Schedule 1 to the Assignment and Acceptance pursuant to which such UK Lender became a UK Lender hereunder in accordance with the provisions of Section 13.5 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “UK Revolving Loan Commitments”.

1.217 “UK Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any UK Lender or by Agent for the ratable account of any UK Lender, to or for the benefit of UK Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1(c) hereof.

1.218 “UK Security Documents” shall mean the UK Debenture and each other pledge or security agreement or debenture governed by English law and entered into by and among one or more Borrowers and Agent, for the benefit of the Lenders and any other holder of any Obligations, as may be amended, restated, supplemented or otherwise modified from time to time.

1.219 “UK Security Trustee” means the Agent in its capacity only as security trustee for itself and the Secured Parties hereunder, and its successors in such capacity.

1.220 “UK Subsidiary” shall mean a Subsidiary of PCM incorporated or organized under the laws of England and Wales.

1.221 “UK Supplemental Security Agreement” shall mean that certain debenture executed pursuant to Section 9.23, in form and substance reasonably satisfactory to Agent, executed and delivered by the UK Borrower in favor of the UK Security Trustee, as may be amended, restated, supplemented or otherwise modified from time to time.

1.222 “U.S. Availability Reserves” shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise in its commercially reasonable discretion reducing the amount of U.S. Revolving Loans and U.S. Letter of Credit Accommodations which would otherwise be available to the U.S. Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, do affect either (i) the Collateral of the U.S. Borrowers or any other property which is security for the U.S. Obligations or its value or (ii) the security interests and other rights of Agent in the Collateral of the U.S. Borrowers (including the enforceability, perfection and priority thereof), (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any U.S. Borrower or any Obligor to any U.S. Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) to reflect any state of facts which Agent determines in good faith constitutes or could constitute an Event of Default. Without limiting the generality of the foregoing, Agent (i) may establish on the date hereof and maintain throughout the term of this Agreement and throughout any renewal term a U.S. Availability Reserve for an amount equal to two (2) months (or one (1) month in the case of the warehouse in Tennessee or for any location leased for 120 days or less) of the U.S. Borrowers’ gross rent and other obligations as lessee for each leased premises of the U.S. Borrowers which is either a warehouse location or is located in a state where a landlord may be entitled to a priority lien on Collateral to secure unpaid rent and with respect to each such property the landlord has not executed a form of waiver and consent acceptable to Agent, (ii) may establish on the date hereof and maintain throughout the term of this Agreement and throughout any renewal term a U.S. Availability Reserve for an amount equal to the greater of the Value of the Inventory of the U.S. Borrowers subject to the security interest of any Persons who hold a security interest prior to Agent in the sale proceeds of such Inventory, unless and until those Persons have released or subordinated their security interests against the U.S. Borrowers in a manner satisfactory to Agent, or the sum of the U.S. Borrowers’ payables and accrued payables to Apple Computer (or such other Persons), (iii) may establish on the date hereof and maintain throughout the term of this Agreement and throughout any renewal term U.S. Availability Reserves for U.S. Letter of Credit Accommodations as provided in Section 2.2(c) hereof and without duplication of Section 2.2(c), (iv) may establish and maintain throughout the term of this Agreement and any renewal term U.S. Availability Reserves for obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers to Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral, and (v) may establish and maintain throughout the term of this Agreement and any renewal term a U.S. Availability Reserve in an amount determined by Agent to estimate the next monthly payment due by the Borrowers on account of the earn-out payable in connection with the acquisition of Collab9.

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1.223 “U.S. Commitment” shall mean as to any U.S. Lender, the U.S. Revolving Loan Commitment of such Lender.

1.224 “U.S. Eligible Accounts” shall mean Eligible Accounts of the U.S. Borrowers.

1.225 “U.S. Eligible Inventory” shall mean Eligible Inventory of the U.S. Borrowers.

1.226 “U.S. Inventory Sublimit” shall mean an amount equal to Eighty-Five Million Dollars ($85,000,000).

1.227 “U.S. Lenders” shall mean each of and collectively those Lenders making U.S. Revolving Loans or providing U.S. Letter of Credit Accommodations and their respective successors and assigns; sometimes being referred to herein individually as a “U.S. Lender”.

1.228 “U.S. Letter of Credit Accommodation” shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued, opened or provided (including any amendment, extension, increase or renewal thereof) by Agent or any Lender for the account of any U.S. Borrower or (b) with respect to which Agent on behalf of U.S. Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by any U.S. Borrower of its obligations to such issuer.

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1.229 “U.S. Obligations” shall mean all Obligations other than Canadian Obligations and UK Obligations.

1.230 “U.S. Payment Account” shall have the meaning set forth in Section 6.3 hereof.

1.231 “U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.232 “U.S. Revolving Loan Commitment” shall mean, at any time, as to each U.S. Lender, the principal amount set forth beside such U.S. Lender’s name under the applicable heading on Schedule C-1 to this Agreement or on Schedule 1 to the Assignment and Acceptance pursuant to which such U.S. Lender became a U.S. Lender hereunder in accordance with the provisions of Section 13.5 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “U.S. Revolving Loan Commitments”.

1.233 “U.S. Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any U.S. Lender or by Agent for the ratable account of any U.S. Lender, to or for the benefit of U.S. Borrowers on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1(a) hereof.

1.234 “U.S. Subsidiary” shall mean a Subsidiary of PCM that is organized under the laws of a state of the United States or the District of Columbia.

1.235 “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost under the first-in-first-out method, net of vendor discounts or (b) market value.

1.236 “VAT” means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.237 “Wells Fargo” shall mean Wells Fargo Bank, N.A.

1.238 “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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SECTION 2. CREDIT FACILITIES.

2.1 U.S. Revolving Loans, Canadian Revolving Loans and UK Revolving Loans.

(a) Subject to, and upon the terms and conditions contained herein, each U.S. Lender severally (and not jointly) agrees to fund its Pro Rata Share of U.S. Revolving Loans to U.S. Borrowers from time to time in amounts requested by U.S. Borrowers up to the amount equal to:

(i) ninety percent (90%) of the Net Amount of U.S. Eligible Accounts; provided, that, such percentage advance rate shall be reduced by the positive difference, rounded to the nearest tenth of a percent, between (A) the dilution rate on the Accounts of the U.S. Borrowers, as determined by Agent in good faith based on the ratio of (1) the aggregate amount of reductions in such Accounts other than as a result of payments in cash, to (2) the aggregate amount of total sales, and (B) three and one-half of one percent (3.5%), and provided further, that the total sum available under this Section 2.1(a)(i) based upon Credit Card/Check Processing Receivables shall not exceed Twenty Million Dollars ($20,000,000) at any time; plus

(ii) the lesser of:

(A) the sum of (1) sixty percent (60%) of the Value of U.S. Eligible Inventory not consisting of office supplies (held for sale by the U.S. Borrowers), refurbished Inventory of the U.S. Borrowers, Slow Moving Inventory of the U.S. Borrowers, or the Inventory of the U.S. Borrowers described in clause (3) immediately below, not to exceed eighty-five percent (85%) of the Appraised Liquidation Value of such Eligible Inventory, plus (2) the lesser of Five Million Dollars ($5,000,000) or sixty percent (60%) of the Value of U.S. Eligible Inventory consisting of office supplies (held for sale by the U.S. Borrowers), refurbished Inventory of the U.S. Borrowers or Slow Moving Inventory of the U.S. Borrowers and not consisting of the Inventory described in clause (3) immediately below, not to exceed eighty-five percent (85%) of the Appraised Liquidation Value of such Eligible Inventory, plus (3) eighty percent (80%) of the Value of U.S. Eligible Inventory that is in its original closed box, that has been held by the U.S. Borrowers no more than one hundred twenty (120) days, and for which Apple Computer, upon its repossession thereof, is committed to pay to Agent the sum of the purchase prices thereof, net of certain rebates and other allowances, pursuant to the terms and provisions of the Apple Intercreditor Agreement; provided, that, the total sum available under this Section 2.1(a)(ii)(A) based upon U.S. Eligible Inventory that is in transit from Apple Computer to U.S. Borrowers shall not exceed Two Million Dollars ($2,000,000) at any time, unless U.S. Borrowers have provided Agent with a current borrowing base certificate (separately identifying such in-transit Eligible Inventory and with such supporting documentation acceptable to Agent and U.S. Borrowers as Agent may reasonably request), which certificates shall be in form reasonably satisfactory to Agent, in which case, for a period of five (5) Business Days after the U.S. Lenders’ receipt and satisfactory review of such certificates, the total sum available hereunder based upon such in-transit U.S. Eligible Inventory shall not exceed Seventeen Million Five Hundred Thousand Dollars ($17,500,000); or

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(B) the U.S. Inventory Sublimit; plus

(iii) the lesser of:

(A) an amount equal to seventy percent (70%) of the “Fair Market Value” of the Eligible Santa Monica Real Estate as set forth in any appraisal of the Santa Monica Real Estate received by Agent; or

(B) the Eligible Santa Monica Real Estate Sublimit; plus

(iv) the lesser of:

(A) an amount equal to seventy percent (70%) of the “Fair Market Value” of the Eligible Illinois Real Estate as set forth in any appraisal of the Illinois Real Estate received by Agent; or

(B) the Eligible Illinois Real Estate Sublimit; minus

(v) the then undrawn amounts of outstanding U.S. Letter of Credit Accommodations, multiplied by the applicable percentages as provided for in Section 2.2(c)(i) or Section 2.2(c)(ii) hereof; minus

(vi) any U.S. Availability Reserves.

(b) Subject to, and upon the terms and conditions contained herein, each Canadian Lender severally (and not jointly) agrees to fund its Pro Rata Share of Canadian Revolving Loans to Canadian Borrowers from time to time in amounts requested by Canadian Borrowers up to the amount equal to:

(i) ninety percent (90%) of the Net Amount of Canadian Eligible Accounts, provided, that, such percentage advance rate shall be reduced by the positive difference, rounded to the nearest tenth of a percent, between (A) the dilution rate on the Accounts of the Canadian Borrowers, as determined by Agent in good faith based on the ratio of (1) the aggregate amount of reductions in such Accounts other than as a result of payments in cash, to (2) the aggregate amount of total sales, and (B) three and one-half of one percent (3.5%); plus

(ii) the lesser of:

(A) the sum of (1) sixty percent (60%) of the Value of Canadian Eligible Inventory not consisting of office supplies (held for sale by the Canadian Borrowers), refurbished Inventory of the Canadian Borrowers, or Slow Moving Inventory of the Canadian Borrowers, not to exceed eighty-five percent (85%) of the Appraised Liquidation Value of such Eligible Inventory, plus (2) the lesser of Five Hundred Thousand Dollars ($500,000) or forty percent (40%) of the Value of Canadian Eligible Inventory consisting of office supplies (held for sale by the Canadian Borrowers), refurbished Inventory of the Canadian Borrowers or Slow Moving Inventory of the Canadian Borrowers, not to exceed eighty-five percent (85%) of the Appraised Liquidation Value of such Eligible Inventory; or

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(B) the Canadian Inventory Sublimit; minus

(iii) the then undrawn amounts of outstanding Canadian Letter of Credit Accommodations, multiplied by the applicable percentages as provided for in Section 2.3(c)(i) or Section 2.3(c)(ii) hereof; minus

(iv) any Canadian Availability Reserves.

(c) Subject to, and upon the terms and conditions contained herein, each UK Lender severally (and not jointly) agrees to fund its Pro Rata Share of UK Revolving Loans to UK Borrower from time to time in amounts requested by UK Borrower up to the amount equal to:

(i) ninety percent (90%) of the Net Amount of UK Eligible Accounts, provided, that, such percentage advance rate shall be reduced by the positive difference, rounded to the nearest tenth of a percent, between (A) the dilution rate on the Accounts of UK Borrower, as determined by Agent in good faith based on the ratio of (1) the aggregate amount of reductions in such Accounts other than as a result of payments in cash, to (2) the aggregate amount of total sales, and (B) three and one-half of one percent (3.5%); plus

(ii) the lesser of:

(A) the sum of (1) sixty percent (60%) of the Value of UK Eligible Inventory not consisting of office supplies (held for sale by UK Borrower), refurbished Inventory of UK Borrower, or Slow Moving Inventory of UK Borrower, not to exceed eighty-five percent (85%) of the Appraised Liquidation Value of such Eligible Inventory, plus (2) the lesser of Five Hundred Thousand Dollars ($500,000) or forty percent (40%) of the Value of UK Eligible Inventory consisting of office supplies (held for sale by UK Borrower), refurbished Inventory of UK Borrower or Slow Moving Inventory of UK Borrower, not to exceed eighty-five percent (85%) of the Appraised Liquidation Value of such Eligible Inventory; or

(B) the UK Inventory Sublimit; minus

(iii) the then undrawn amounts of outstanding UK Letter of Credit Accommodations, multiplied by the applicable percentages as provided for in Section 2.4(c)(i) or Section 2.4(c)(ii) hereof; minus

(iv) any UK Availability Reserves.

(d) Agent may, in its commercially reasonable discretion, from time to time, upon not less than ten (10) days prior notice to PCM reduce the lending formula(s) with respect to U.S. Eligible Inventory, Canadian Eligible Inventory and/or UK Eligible Inventory to the extent that Agent determines that:

(i) the number of days of the turnover, or the mix, of such Inventory for any period has changed in any materially adverse respect; or

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(ii) the nature and quality of such Inventory has deteriorated in any material respect. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining U.S. Eligible Accounts, Canadian Eligible Accounts, UK Eligible Accounts, Eligible Inventory, Eligible Santa Monica Real Estate, Eligible Illinois Real Estate, or in establishing U.S. Availability Reserves, Canadian Availability Reserves or UK Availability Reserves.

(e) Except in Agent’s discretion, with the consent of all Lenders, (i) the aggregate amount of the Loans, the Letter of Credit Accommodations and other Obligations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate amount of the Canadian Revolving Loans, the Canadian Letter of Credit Accommodations and other Canadian Obligations outstanding at any time shall not exceed the Canadian Maximum Credit and (iii) the aggregate amount of the UK Revolving Loans, the UK Letter of Credit Accommodations and other UK Obligations outstanding at any time shall not exceed the UK Maximum Credit. In the event that (A) the outstanding amount of any component of the Loans and Letter of Credit Accommodations, (B) the aggregate amount of the outstanding Loans and Letter of Credit Accommodations and other Obligations, (C) the aggregate amount of the outstanding Canadian Revolving Loans and Canadian Letter of Credit Accommodations and other Canadian Obligations or (D) the aggregate amount of the outstanding UK Revolving Loans and UK Letter of Credit Accommodations and other UK Obligations, exceeds the amounts available under the lending formulas set forth in Section 2.1(a), 2.1(b) or 2.1(c) hereof, as applicable, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(e), 2.3(e) or 2.4(e) or the Maximum Credit, Canadian Maximum Credit or UK Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Agent or any Lender in that circumstance or on any future occasions and U.S. Borrowers, Canadian Borrowers and UK Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent, for the ratable benefit of U.S. Lenders, the Canadian Lenders or UK Lenders, as applicable, the entire amount of any such excess(es) for which payment is demanded.

(f) For purposes only of applying the sublimit on U.S. Revolving Loans based on U.S. Eligible Inventory pursuant to Section 2.1(a)(ii)(B), Agent may treat the then undrawn amounts of outstanding U.S. Letter of Credit Accommodations for the purpose of purchasing U.S. Eligible Inventory as U.S. Revolving Loans to the extent Agent is in effect basing the issuance of the U.S. Letter of Credit Accommodations on the Value of the U.S. Eligible Inventory being purchased with such U.S. Letter of Credit Accommodations. In determining the actual amounts of such U.S. Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding U.S. Revolving Loans and U.S. Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

(g) For purposes only of applying the sublimit on Canadian Revolving Loans based on Canadian Eligible Inventory pursuant to Section 2.1(b)(ii)(B), Agent may treat the then undrawn amounts of outstanding Canadian Letter of Credit Accommodations for the purpose of purchasing Canadian Eligible Inventory as Canadian Revolving Loans to the extent Agent is in effect basing the issuance of the Canadian Letter of Credit Accommodations on the Value of the Canadian Eligible Inventory being purchased with such Canadian Letter of Credit Accommodations. In determining the actual amounts of such Canadian Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Canadian Revolving Loans and Canadian Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(b) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

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(h) For purposes only of applying the sublimit on UK Revolving Loans based on UK Eligible Inventory pursuant to Section 2.1(c)(ii)(B), Agent may treat the then undrawn amounts of outstanding UK Letter of Credit Accommodations for the purpose of purchasing UK Eligible Inventory as UK Revolving Loans to the extent Agent is in effect basing the issuance of the UK Letter of Credit Accommodations on the Value of the UK Eligible Inventory being purchased with such UK Letter of Credit Accommodations. In determining the actual amounts of such UK Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding UK Revolving Loans and UK Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(c) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

(i) Loans for the account of U.S. Borrowers shall be denominated in Dollars, Loans for the account of Canadian Borrowers shall be denominated in Canadian Dollars, and Loans for the account of UK Borrower shall be denominated in GBP, Euros or Dollars.

(j) A Lender may fulfill its obligations under the Financing Agreements through one or more branches, affiliates or lending offices, and this shall not affect any obligation of Borrowers or Obligors under the Financing Agreements or with respect to any Obligations.

2.2 U.S. Letter of Credit Accommodations.

(a) Subject to, and upon the terms and conditions contained herein, at the request of the U.S. Borrowers, Agent agrees, for the ratable risk of each U.S. Lender according to its Pro Rata Share, to provide or arrange for U.S. Letter of Credit Accommodations denominated in U.S. Dollars for the account of the U.S. Borrowers containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by Agent or any U.S. Lender to any issuer thereof and/or related parties in connection with the U.S. Letter of Credit Accommodations shall constitute additional U.S. Revolving Loans to the U.S. Borrowers pursuant to this Section 2.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the U.S. Letter of Credit Accommodations, the U.S. Borrowers shall pay to Agent for the benefit of the U.S. Lenders, a letter of credit fee at a per annum rate equal to the Applicable Margin relative to Eurodollar Rate Loans on the daily outstanding balance of the U.S. Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month. Notwithstanding the foregoing, such letter of credit fee shall be increased, at Agent’s option without notice, to two percent (2.00%) per annum above the then applicable rate upon the occurrence and during the continuation of an Event of Default, and for the period on or after the date of termination or non-renewal of this Agreement. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of the U.S. Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

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(c) No U.S. Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any U.S. Letter of Credit Accommodations, the U.S. Revolving Loans available to the U.S. Borrowers (subject to the Maximum Credit, any U.S. Availability Reserves and any other limitations set forth in Section 2.1(e)) are equal to or greater than:

(i) if the proposed U.S. Letter of Credit Accommodation is for the purpose of purchasing U.S. Eligible Inventory, the sum of:

(A) the product of the Value or Appraised Liquidation Value of such U.S. Eligible Inventory multiplied by one minus the Inventory Advance Rate under Section 2.1(a)(ii)(A) as applicable, plus

(B) freight, taxes, duty and other amounts which the Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of the U.S. Borrowers’ locations for U.S. Eligible Inventory within the United States of America; and

(ii) if the proposed U.S. Letter of Credit Accommodation is for standby letters of credit guaranteeing the purchase of U.S. Eligible Inventory or for any other purpose, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by the U.S. Lenders with respect thereto.

Effective on the issuance of each U.S. Letter of Credit Accommodation, the amount of U.S. Revolving Loans which might otherwise be available to the U.S. Borrowers shall be reduced by the applicable amount set forth in this Section 2.2(c).

(d) A U.S. Availability Reserve shall be established in the amount set forth in Section 2.2(c)(i) upon the placement of the order for the purchase of the subject Inventory. Effective upon the issuance of each U.S. Letter of Credit Accommodation for a purpose other than the purchase of Inventory, a U.S. Availability Reserve shall be established in the amount set forth in Section 2.2(c)(ii).

(e) Except in Agent’s discretion, with the consent of all U.S. Lenders, the amount of all outstanding U.S. Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any U.S. Lender in connection therewith shall not at any time exceed Sixty Million Dollars ($60,000,000). At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, the U.S. Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any U.S. Letter of Credit Accommodations or furnish cash collateral to Agent for the U.S. Letter of Credit Accommodations, and in either case, the U.S. Revolving Loans otherwise available to the U.S. Borrowers shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

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(f) Each U.S. Borrower shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto (excluding any of the foregoing to the extent arising from the gross negligence or willful misconduct of Agent or any Lender), including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Each U.S. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such U.S. Borrower’s agent. Each U.S. Borrower assumes all risks for, and agree to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each U.S. Borrower hereby releases and holds Agent and each Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such U.S. Borrower, by any issuer or correspondent or otherwise, unless caused by the gross negligence or willful misconduct of Agent or such Lender, with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(g) Nothing contained herein shall be deemed or construed to grant U.S. Borrowers any right or authority to pledge the credit of Agent or any U.S. Lender in any manner. Neither Agent nor any U.S. Lender shall have any liability of any kind with respect to any U.S. Letter of Credit Accommodation provided by an issuer other than Agent or any U.S. Lender, unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such U.S. Letter of Credit Accommodation. Each U.S. Borrower shall be bound by any interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any U.S. Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of such U.S. Borrower. At any time an Event of Default exists or has occurred and is continuing, Agent shall have the sole and exclusive right and authority to, and no U.S. Borrower shall, without the prior written consent of Agent: (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and at all times, (iv) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, U.S. Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in any U.S. Borrower’s name.

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(h) Any rights, remedies, duties or obligations granted or undertaken by any U.S. Borrower to any issuer or correspondent in any application for any U.S. Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any U.S. Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such U.S. Borrower to Agent for the ratable benefit of U.S. Lenders. Any duties or obligations undertaken by Agent or any U.S. Lender to any issuer or correspondent in any application for any U.S. Letter of Credit Accommodation, or any other agreement by Agent or any U.S. Lender in favor of any issuer or correspondent relating to any U.S. Letter of Credit Accommodation, shall be deemed to have been undertaken by U.S. Borrowers to Agent and U.S. Lenders and to apply in all respects to U.S. Borrowers.

2.3 Canadian Letter of Credit Accommodations.

(a) Subject to, and upon the terms and conditions contained herein, at the request of the Canadian Borrowers, Agent agrees, for the ratable risk of each Canadian Lender according to its Pro Rata Share, to provide or arrange for Canadian Letter of Credit Accommodations denominated in Canadian Dollars for the account of the Canadian Borrowers containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by Agent or any Canadian Lender to any issuer thereof and/or related parties in connection with the Canadian Letter of Credit Accommodations shall constitute additional Canadian Revolving Loans to the Canadian Borrowers pursuant to this Section 2.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Canadian Letter of Credit Accommodations, the Canadian Borrowers shall pay to Agent for the benefit of the Canadian Lenders, a letter of credit fee at a per annum rate equal to the Applicable Margin relative to CDOR Rate Loans on the daily outstanding balance of the Canadian Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month. Notwithstanding the foregoing, such letter of credit fee shall be increased, at Agent’s option without notice, to two percent (2.00%) per annum above the then applicable rate upon the occurrence and during the continuation of an Event of Default, and for the period on or after the date of termination or non-renewal of this Agreement. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of the Canadian Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

(c) No Canadian Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Canadian Letter of Credit Accommodations, the Canadian Revolving Loans available to the Canadian Borrowers (subject to the Maximum Credit, Canadian Maximum Credit, any Canadian Availability Reserves and any other limitations set forth in Section 2.1(e)) are equal to or greater than:

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(i) if the proposed Canadian Letter of Credit Accommodation is for the purpose of purchasing Canadian Eligible Inventory, the sum of:

(A) the product of the Value or Appraised Liquidation Value of such Canadian Eligible Inventory multiplied by one minus the Inventory Advance Rate under Section 2.1(b)(ii)(A) as applicable, plus

(B) freight, taxes, duty and other amounts which the Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of the Canadian Borrowers’ locations for Canadian Eligible Inventory within Canada; and

(ii) if the proposed Canadian Letter of Credit Accommodation is for standby letters of credit guaranteeing the purchase of Canadian Eligible Inventory or for any other purpose, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by the Canadian Lenders with respect thereto.

Effective on the issuance of each Canadian Letter of Credit Accommodation, the amount of Canadian Revolving Loans which might otherwise be available to the Canadian Borrowers shall be reduced by the applicable amount set forth in this Section 2.3(c).

(d) A Canadian Availability Reserve shall be established in the amount set forth in Section 2.3(c)(i) upon the placement of the order for the purchase of the subject Inventory. Effective upon the issuance of each Canadian Letter of Credit Accommodation for a purpose other than the purchase of Inventory, a Canadian Availability Reserve shall be established in the amount set forth in Section 2.3(c)(ii).

(e) Except in Agent’s discretion, with the consent of all Canadian Lenders, the amount of all outstanding Canadian Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Canadian Lender in connection therewith shall not at any time exceed Six Million Canadian Dollars (C$6,000,000). At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, the Canadian Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Canadian Letter of Credit Accommodations or furnish cash collateral to Agent for the Canadian Letter of Credit Accommodations, and in either case, the Canadian Revolving Loans otherwise available to the Canadian Borrowers shall not be reduced as provided in Section 2.3(c) to the extent of such cash collateral.

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(f) Each Canadian Borrower shall indemnify and hold Agent and Canadian Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (in each case other than Excluded Taxes) which Agent or any Canadian Lender may suffer or incur in connection with any Canadian Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto (excluding any of the foregoing to the extent arising from the gross negligence or willful misconduct of Agent or any Canadian Lender), including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Canadian Letter of Credit Accommodation. Each Canadian Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Canadian Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Canadian Borrower’s agent. Each Canadian Borrower assumes all risks for, and agree to pay, all foreign, U.S. and Canadian federal, state, provincial and local taxes, duties and levies relating to any goods subject to any Canadian Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Canadian Borrower hereby releases and holds Agent and each Canadian Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Canadian Borrower, by any issuer or correspondent or otherwise, unless caused by the gross negligence or willful misconduct of Agent or such Canadian Lender, with respect to or relating to any Canadian Letter of Credit Accommodation. The provisions of this Section 2.3(f) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(g) Nothing contained herein shall be deemed or construed to grant Canadian Borrowers any right or authority to pledge the credit of Agent or any Canadian Lender in any manner. Neither Agent nor any Canadian Lender shall have any liability of any kind with respect to any Canadian Letter of Credit Accommodation provided by an issuer other than Agent or any Canadian Lender, unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Canadian Letter of Credit Accommodation. Each Canadian Borrower shall be bound by any interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Canadian Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of such Canadian Borrower. At any time an Event of Default exists or has occurred and is continuing, Agent shall have the sole and exclusive right and authority to, and no Canadian Borrower shall, without the prior written consent of Agent: (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and at all times, (iv) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Canadian Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in any Canadian Borrower’s name.

(h) Any rights, remedies, duties or obligations granted or undertaken by any Canadian Borrower to any issuer or correspondent in any application for any Canadian Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Canadian Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Canadian Borrower to Agent for the ratable benefit of Canadian Lenders. Any duties or obligations undertaken by Agent or any Canadian Lender to any issuer or correspondent in any application for any Canadian Letter of Credit Accommodation, or any other agreement by Agent or any Canadian Lender in favor of any issuer or correspondent relating to any Canadian Letter of Credit Accommodation, shall be deemed to have been undertaken by Canadian Borrowers to Agent and Canadian Lenders and to apply in all respects to Canadian Borrowers.

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2.4 UK Letter of Credit Accommodations.

(a) Subject to, and upon the terms and conditions contained herein, at the request of UK Borrower, Agent agrees, for the ratable risk of each UK Lender according to its Pro Rata Share, to provide or arrange for UK Letter of Credit Accommodations denominated in GBP, Dollars or Euro for the account of UK Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by Agent or any UK Lender to any issuer thereof and/or related parties in connection with the UK Letter of Credit Accommodations shall constitute additional UK Revolving Loans to UK Borrower pursuant to this Section 2.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the UK Letter of Credit Accommodations, UK Borrower shall pay to Agent for the benefit of the UK Lenders, a letter of credit fee at a per annum rate equal to the Applicable Margin relative to Eurodollar Rate Loans on the daily outstanding balance of the UK Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month. Notwithstanding the foregoing, such letter of credit fee shall be increased, at Agent’s option without notice, to two percent (2.00%) per annum above the then applicable rate upon the occurrence and during the continuation of an Event of Default, and for the period on or after the date of termination or non-renewal of this Agreement. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of UK Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

(c) No UK Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any UK Letter of Credit Accommodations, the UK Revolving Loans available to UK Borrower (subject to the Maximum Credit, UK Maximum Credit, any UK Availability Reserves and any other limitations set forth in Section 2.1(e)) are equal to or greater than:

(i) if the proposed UK Letter of Credit Accommodation is for the purpose of purchasing UK Eligible Inventory, the sum of:

(A) the product of the Value or Appraised Liquidation Value of such UK Eligible Inventory multiplied by one minus the Inventory Advance Rate under Section 2.1(c)(ii)(A) as applicable, plus

(B) freight, taxes, duty and other amounts which the Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of UK Borrower’s locations for UK Eligible Inventory within England; and

(ii) if the proposed UK Letter of Credit Accommodation is for standby letters of credit guaranteeing the purchase of UK Eligible Inventory or for any other purpose, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by the UK Lenders with respect thereto.

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Effective on the issuance of each UK Letter of Credit Accommodation, the amount of UK Revolving Loans which might otherwise be available to UK Borrower shall be reduced by the applicable amount set forth in this Section 2.4(c).

(d) An UK Availability Reserve shall be established in the amount set forth in Section 2.4(c)(i) upon the placement of the order for the purchase of the subject Inventory. Effective upon the issuance of each UK Letter of Credit Accommodation for a purpose other than the purchase of Inventory, an UK Availability Reserve shall be established in the amount set forth in Section 2.4(c)(ii).

(e) Except in Agent’s discretion, with the consent of all UK Lenders, the amount of all outstanding UK Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any UK Lender in connection therewith shall not at any time exceed Five Million GBP (£5,000,000). At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, UK Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any UK Letter of Credit Accommodations or furnish cash collateral to Agent for the UK Letter of Credit Accommodations, and in either case, the UK Revolving Loans otherwise available to UK Borrower shall not be reduced as provided in Section 2.4(c) to the extent of such cash collateral.

(f) UK Borrower shall indemnify and hold Agent and UK Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (in each case other than Excluded Taxes) which Agent or any UK Lender may suffer or incur in connection with any UK Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto (excluding any of the foregoing to the extent arising from the gross negligence or willful misconduct of Agent or any UK Lender), including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any UK Letter of Credit Accommodation. UK Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any UK Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed UK Borrower’s agent. UK Borrower assumes all risks for, and agree to pay, all foreign, U.S. and British federal, state, provincial and local taxes, duties and levies relating to any goods subject to any UK Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. UK Borrower hereby releases and holds Agent and each UK Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by UK Borrower, by any issuer or correspondent or otherwise, unless caused by the gross negligence or willful misconduct of Agent or such UK Lender, with respect to or relating to any UK Letter of Credit Accommodation. The provisions of this Section 2.4(f) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

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(g) Nothing contained herein shall be deemed or construed to grant UK Borrower any right or authority to pledge the credit of Agent or any UK Lender in any manner. Neither Agent nor any UK Lender shall have any liability of any kind with respect to any UK Letter of Credit Accommodation provided by an issuer other than Agent or any UK Lender, unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such UK Letter of Credit Accommodation. UK Borrower shall be bound by any interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any UK Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of UK Borrower. At any time an Event of Default exists or has occurred and is continuing, Agent shall have the sole and exclusive right and authority to, and UK Borrower shall not, without the prior written consent of Agent: (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and at all times, (iv) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, UK Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in UK Borrower’s name.

(h) Any rights, remedies, duties or obligations granted or undertaken by UK Borrower to any issuer or correspondent in any application for any UK Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any UK Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by UK Borrower to Agent for the ratable benefit of UK Lenders. Any duties or obligations undertaken by Agent or any UK Lender to any issuer or correspondent in any application for any UK Letter of Credit Accommodation, or any other agreement by Agent or any UK Lender in favor of any issuer or correspondent relating to any UK Letter of Credit Accommodation, shall be deemed to have been undertaken by UK Borrower to Agent and UK Lenders and to apply in all respects to UK Borrower.

2.5 Commitments. The aggregate amount of each U.S. Lender’s Pro Rata Share of the U.S. Revolving Loans and U.S. Letter of Credit Accommodations shall not exceed the amount of such Lender’s U.S. Revolving Loan Commitment, as the same may from time to time be amended with the written acknowledgment of Agent and such U.S. Lender. The aggregate amount of each Canadian Lender’s Pro Rata Share of the Canadian Revolving Loans and Canadian Letter of Credit Accommodations shall not exceed the amount of such Lender’s Canadian Revolving Loan Commitment, as the same may from time to time be amended with the written acknowledgment of Agent and such Canadian Lender. The aggregate amount of each UK Lender’s Pro Rata Share of the UK Revolving Loans and UK Letter of Credit Accommodations shall not exceed the amount of such Lender’s UK Revolving Loan Commitment, as the same may from time to time be amended with the written acknowledgment of Agent and such UK Lender. The Dollar Equivalent of the aggregate amount of all U.S. Revolving Loans, U.S. Letter of Credit Accommodations, Canadian Revolving Loans, Canadian Letter of Credit Accommodations, UK Revolving Loans, and UK Letter of Credit Accommodations made or issued by or on behalf of a Lender, together with its Affiliate Canadian Lender and Affiliate UK Lender, if applicable, shall not exceed such Lender’s U.S. Commitment.

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2.6 Santa Monica Real Estate and Illinois Real Estate.

(a) Notwithstanding anything to the contrary contained herein, the Santa Monica Real Estate may be sold or refinanced and Agent shall release its liens against the Santa Monica Real Estate in connection with the sale or refinance thereof, provided, that, (i) no Default or Event of Default has occurred and is continuing at the time of such sale or refinance, or would result therefrom and (ii) the proceeds of such sale or refinance are no less than the Eligible Santa Monica Real Estate Sublimit and the proceeds of such sale or refinance in an amount no less than the Eligible Santa Monica Real Estate Sublimit are remitted to Agent for application to the Obligations in accordance with Section 6.4. Upon any refinance of the Santa Monica Real Estate in accordance with the foregoing, any indebtedness secured solely by the Santa Monica Real Estate and any lien against the Santa Monica Real Estate securing such indebtedness will be permitted for the purposes of Sections 9.8 and 9.9 hereof.

(b) Notwithstanding anything to the contrary contained herein, the Illinois Real Estate may be sold or refinanced and Agent shall release its liens against the Illinois Real Estate in connection with the sale or refinance thereof, provided, that, (i) no Default or Event of Default has occurred and is continuing at the time of such sale or refinance, or would result therefrom and (ii) the proceeds of such sale or refinance are no less than the Eligible Illinois Real Estate Sublimit and the proceeds of such sale or refinance in an amount no less than the Eligible Illinois Real Estate Sublimit are remitted to Agent for application to the Obligations in accordance with Section 6.4. Upon any refinance of the Illinois Real Estate in accordance with the foregoing, any indebtedness secured solely by the Illinois Real Estate and any lien against the Illinois Real Estate securing such indebtedness will be permitted for the purposes of Sections 9.8 and 9.9 hereof.

2.7 Exchange Rates; Currency Equivalents; Applicable Currency.

(a) For purposes of this Agreement and the other Financing Agreements, the Dollar Equivalent of any Loans, Letter of Credit Accommodations, other Obligations and other references to amounts denominated in a currency other than Dollars shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of such Revaluation Date for such Loans, Letter of Credit Accommodations and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Loans, Letter of Credit Accommodations and other Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Financing Agreements (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar Equivalent thereof.

(b) Wherever in this Agreement and the other Financing Agreements in connection with a borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit Accommodation, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit Accommodation is denominated in Canadian Dollars, Euros or GBP, such amount shall be the relevant Canadian Dollar Equivalent or UK Currency Equivalent of such Dollar amount (rounded to the nearest Canadian Dollar, Euro or GBP, with 0.5 of a unit being rounded upward).

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(c) If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the Dollar, (i) the Dollar Equivalent of the aggregate outstanding principal balance of Loans and Letter of Credit Accommodations to the Canadian Borrowers exceeds the Canadian Borrowing Base, the limit of the Canadian Commitment of any Lender or any other limitations hereunder based on U.S. Dollars or (ii) the aggregate outstanding principal balance of Loans or Letter of Credit Accommodations to Canadian Borrowers exceeds any other limit based on Dollars set forth herein for such Canadian Obligations, the Canadian Borrowers shall (x) if no Event of Default has occurred and is continuing, within two (2) Business Days of notice to PCM from the Agent, or (y) if an Event of Default has occurred and is continuing, immediately (A) make the necessary payments or repayments to reduce such Canadian Obligations to an amount necessary to eliminate such excess or (B) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of Canadian Borrowers in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent. Without in any way limiting the foregoing provisions, the Agent shall at any time and from time to time, in the sole discretion of the Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

(d) If at any time following one or more fluctuations in the exchange rate of the GBP or Euro against the Dollar, (i) the Dollar Equivalent of the aggregate outstanding principal balance of Loans and Letter of Credit Accommodations to UK Borrower exceeds the UK Borrowing Base, the limit of the UK Commitment of any Lender or any other limitations hereunder based on U.S. Dollars or (ii) the aggregate outstanding principal balance of Loans or Letter of Credit Accommodations to UK Borrower exceeds any other limit based on Dollars set forth herein for such UK Obligations, UK Borrower shall (x) if no Event of Default has occurred and is continuing, within two (2) Business Days of notice to PCM from the Agent, or (y) if an Event of Default has occurred and is continuing, immediately (A) make the necessary payments or repayments to reduce such UK Obligations to an amount necessary to eliminate such excess or (B) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of UK Borrower in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent. Without in any way limiting the foregoing provisions, the Agent shall at any time and from time to time, in the sole discretion of the Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

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SECTION 3. INTEREST AND FEES.

3.1 Interest.

(a) (i) U.S. Borrowers shall pay to Agent, for the benefit of U.S. Lenders, interest on the outstanding principal amount of the non-contingent Obligations (other than Canadian Obligations and UK Obligations), (ii) Canadian Borrowers shall pay to Agent, for the benefit of Canadian Lenders, interest on the outstanding principal amount of the non-contingent Canadian Obligations and (iii) UK Borrower shall pay to Agent, for the benefit of UK Lenders, interest on the outstanding principal amount of the non-contingent UK Obligations, in each case, at a per annum rate equal to the Interest Rate plus the Applicable Margin. Subject to Section 3.6, all U.S. Revolving Loans shall be deemed Eurodollar Rate Loans. Subject to Section 3.1(b), all Canadian Revolving Loans shall be Canadian Base Rate Loans. Subject to Section 3.1(c), all UK Revolving Loans shall be UK Base Rate Loans.

(b) CDOR Rate Option.

(i) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Canadian Base Rate with respect to Canadian Revolving Loans, Canadian Borrowers shall have the option, subject to Section 3.1(b)(ii) below (the “CDOR Rate Option”) to have interest on all or a portion of the Canadian Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Canadian Base Rate Loan to a CDOR Rate Loan, or upon continuation of a CDOR Rate Loan as a CDOR Rate Loan) at a rate of interest based upon the CDOR Rate. Interest on CDOR Rate Loans shall be payable on the earliest of (A) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (B) and (C), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (B) the date on which all or any portion of the Canadian Obligations are accelerated pursuant to the terms hereof, or (C) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless the Canadian Borrowers properly have exercised the CDOR Rate Option with respect thereto, the interest rate applicable to such CDOR Rate Loan automatically shall convert to the rate of interest then applicable to Canadian Base Rate Loans of the same type hereunder.

(ii) CDOR Rate Election.

(A) Canadian Borrowers may, at any time and from time to time, so long as Canadian Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Canadian Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Canadian Borrowers to exercise the CDOR Rate Option during the continuance of such Event of Default, elect to exercise the CDOR Rate Option by notifying Agent prior to 11:00 a.m. Eastern (Toronto) time at least 2 Business Days prior to the commencement of the proposed Interest Period (the “CDOR Rate Deadline”). Notice of Canadian Borrowers’ election of the CDOR Rate Option by such Borrowers for a permitted portion of the Canadian Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a CDOR Rate Notice received by Agent before the CDOR Rate Deadline, or by telephonic notice received by Agent before the CDOR Rate Deadline (to be confirmed by delivery to Agent of a CDOR Rate Notice received by Agent prior to 5:00 p.m. Eastern (Toronto) time on the same day). Promptly upon its receipt of each such CDOR Rate Notice, Agent shall provide a copy thereof to each of the affected Canadian Lenders.

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(B) Each CDOR Rate Notice shall be irrevocable and binding on Canadian Borrowers. In connection with each CDOR Rate Loan, Canadian Borrowers shall indemnify, defend, and hold Agent and the applicable Canadian Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any such CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of: (x) an Event of Default, or (y) a Lender being required to assign its Loans or assign or terminate its Commitments under the terms hereunder), (B) the conversion of such CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any CDOR Rate Loan on the date specified in any CDOR Rate Notice delivered pursuant hereto (such losses, costs, or expenses, “Canadian Funding Losses”). A certificate of Agent or a Canadian Lender delivered to Canadian Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Canadian Lender is entitled to receive pursuant to this Section 3.1(b) shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Canadian Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a CDOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of the Canadian Borrowers, hold the amount of such payment as cash collateral in support of the Canadian Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable CDOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any CDOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Canadian Funding Losses.

(C) Unless Agent, in its sole discretion, agrees otherwise, Canadian Borrowers shall have not more than 8 CDOR Rate Loans in effect at any given time. Canadian Borrowers may only exercise the CDOR Rate Option for proposed CDOR Rate Loans of at least C$500,000 and in increments of C$100,000.

(iii) Conversion. Canadian Borrowers may convert CDOR Rate Loans to Canadian Base Rate Loans at any time; provided, that in the event that CDOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with the terms hereof or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Canadian Borrower shall indemnify, defend, and hold Agent and the Canadian Lenders and their Participants harmless against any and all Canadian Funding Losses in accordance with Section 3.1(b)(ii).

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(iv) Special Provisions Applicable to CDOR Rate. The applicable CDOR Rate may be adjusted by Agent with respect to any Canadian Lender on a prospective basis to take into account any additional or increased costs to such Canadian Lender of maintaining or obtaining any bankers’ acceptances, Canadian Dollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any of the changes described in Section 3.6 (including any changes in tax laws (except in respect of Indemnified Taxes or Excluded Taxes)) and changes in the reserve requirements imposed by any Governmental Authority, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the CDOR Rate. In any such event, the affected Canadian Lender shall give Canadian Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Canadian Lender and, upon its receipt of the notice from the affected Canadian Lender, Canadian Borrowers (1) may, by notice to such affected Canadian Lender require such Canadian Lender to furnish to Canadian Borrowers a statement setting forth in reasonable detail the basis for adjusting such CDOR Rate and the method for determining the amount of such adjustment (which statement of calculations shall be deemed to be correct absent manifest error), and (2) may repay the CDOR Rate Loans of all Canadian Lenders in full (but not in part) (together with any amounts due under Section 3.1(b)(ii)).

(v) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Canadian Lender, nor any of their Participants, is required actually to acquire bankers’ acceptances to fund or otherwise match fund any Obligation as to which interest accrues at the applicable CDOR Rate.

(c) UK Eurodollar Rate Option.

(i) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the UK Base Rate with respect to UK Revolving Loans, UK Borrowers shall have the option, subject to Section 3.1(c)(ii) below (the “UK Eurodollar Rate Option”) to have interest on all or a portion of the UK Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a UK Base Rate Loan to a Eurodollar Rate Loan, or upon continuation of a Eurodollar Rate Loan as a Eurodollar Rate Loan) at a rate of interest based upon the Eurodollar Rate. Interest on such Eurodollar Rate Loans shall be payable on the earliest of (A) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (B) and (C), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (B) the date on which all or any portion of the UK Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless the UK Borrowers have properly exercised the UK Eurodollar Rate Option with respect thereto, the interest rate applicable to such Eurodollar Rate Loan automatically shall convert to the rate of interest then applicable to UK Base Rate Loans of the same type hereunder.

(ii) UK Eurodollar Rate Election.

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(A) UK Borrowers may, at any time and from time to time, so long as UK Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to UK Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of UK Borrowers to exercise the UK Eurodollar Rate Option during the continuance of such Event of Default, elect to exercise the UK Eurodollar Rate Option by notifying Agent prior to 10:00 a.m. (London time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “UK Eurodollar Deadline”). Notice of UK Borrowers’ election of the UK Eurodollar Rate Option for a permitted portion of the UK Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a UK Eurodollar Rate Notice received by Agent before the UK Eurodollar Deadline. Promptly upon its receipt of each such UK Eurodollar Rate Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(B) Each UK Eurodollar Rate Notice shall be irrevocable and binding on UK Borrowers. In connection with each Eurodollar Rate Loan to the UK Borrowers, UK Borrowers shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any such Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of: (x) an Event of Default, or (y) a Lender being required to assign its Loans or assign or terminate its Commitments under the terms hereunder), (B) the conversion of any such Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any such Eurodollar Rate Loan on the date specified in any UK Eurodollar Rate Notice delivered pursuant hereto (such losses, costs, or expenses, “UK Funding Losses”). A certificate of Agent or a UK Lender delivered to UK Borrowers setting forth in reasonable detail any amount or amounts that Agent or such UK Lender is entitled to receive pursuant to this Section 3.1(c) shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the UK Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period would result in a UK Funding Loss, Agent may, in its sole discretion at the request of the UK Borrowers, hold the amount of such payment as cash collateral in support of the UK Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable Eurodollar Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any Eurodollar Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting UK Funding Losses.

(C) Unless Agent, in its sole discretion, agrees otherwise, UK Borrowers shall have not more than 5 Eurodollar Rate Loans to the UK Borrowers in effect at any given time. UK Borrowers may only exercise the UK Eurodollar Rate Option for proposed Eurodollar Rate Loans of at least $500,000 and in increments of $100,000.

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(iii) Conversion. UK Borrowers may convert their Eurodollar Rate Loans to UK Base Rate Loans at any time; provided, that in the event that such Eurodollar Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with the terms hereof or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each UK Borrower shall indemnify, defend, and hold Agent and the UK Lenders and their Participants harmless against any and all UK Funding Losses in accordance with Section 3.1 (c)(ii).

(iv) Special Provisions Applicable to Eurodollar Rate. With respect to Eurodollar Rate Loans to the UK Borrowers, the Eurodollar Rate may be adjusted by Agent with respect to any UK Lender on a prospective basis to take into account any additional or increased costs to such UK Lender of maintaining or obtaining any eurodollar deposits, any other Applicable Currency deposits, or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any of the changes described in Section 3.6 (including any changes in tax laws (except in respect of Indemnified Taxes or Excluded Taxes)) and changes in the reserve requirements imposed by any Governmental Authority, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the Eurodollar Rate. In any such event, the affected UK Lender shall give UK Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other UK Lender and, upon its receipt of the notice from the affected UK Lender, UK Borrowers (1) may, by notice to such affected UK Lender require such UK Lender to furnish to UK Borrowers a statement setting forth in reasonable detail the basis for adjusting such Eurodollar Rate and the method for determining the amount of such adjustment (which statement of calculations shall be deemed to be correct absent manifest error), and (2) may repay the Eurodollar Rate Loans of all UK Lenders in full (but not in part) (together with any amounts due under Section 3.1(c)(ii)).

(v) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any UK Lender, nor any of their Participants, is required actually to acquire eurodollar deposits or any other Applicable Currency deposits to fund or otherwise match fund any Obligation as to which interest accrues at the applicable Eurodollar Rate.

(d) Intentionally Omitted.

(e) Notwithstanding the foregoing, Borrowers shall pay to Agent, for the benefit of Lenders, interest, at Agent’s option, with notice to Borrowers, at a rate two (2.0%) percent per annum greater than the applicable rate(s) chargeable above on the non-contingent Obligations for the period from and after the date of termination or non-renewal hereof, or the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing as determined by Agent and until such time as Agent has received full and final payment of all such Obligations (notwithstanding entry of any judgment against Borrowers). All interest accruing hereunder on and after the occurrence of any of the events referred to in this Section 3.1(e) shall be payable on demand.

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(f) Except to the extent provided to the contrary in Sections 3.1(b) and 3.1(c) above, interest shall be payable by Borrowers to Agent, for the benefit of Lenders, monthly in arrears not later than the first day of each calendar month. Interest shall be calculated on the basis of a three hundred sixty (360) day year, or in the case of UK Revolving Loans denominated in GBP on the basis of a three hundred sixty-five (365) day year, and actual days elapsed.

(g) For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example). The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

3.2 Fee Letter. U.S. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

3.3 Closing Fees.

(a) U.S. Borrowers shall pay to Agent, for the benefit of the U.S. Lenders in accordance with their Pro Rata Shares (calculated under clause (a) of the definition of Pro Rata Share), an amendment fee in an amount equal to Sixty-Nine Thousand Dollars ($69,000), which fee shall be fully earned as of and payable on the date hereof.

(b) UK Borrower shall pay to Agent, for the benefit of the UK Lenders in accordance with their Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Share), a closing fee in an amount equal to Fifty Thousand GBP (£50,000), which fee shall be fully earned as of and payable on the date hereof.

3.4 Unused Line Fee. U.S. Borrowers shall pay to Agent, for the benefit of U.S. Lenders in accordance with their Pro Rata Shares (calculated under clause (a) of the definition of Pro Rata Share), monthly, an unused line fee equal to one-quarter of one percent (0.25%) per annum calculated upon the amount, if any, by which the Maximum Credit then in effect, exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears. Such fees shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which such fees accrue.

3.5 Compensation Adjustment.

(a) If after the date of this Agreement the introduction of, or any change in, any law or any rule, regulation, policy, guideline or directive of a Governmental Authority having general application to financial institutions of the same type as Agent or any Lender or any Participant, or any interpretation thereof, or compliance by Agent or any Lender or any Participant therewith (provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada, United Kingdom or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted, issued or implemented):

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(i) subjects Agent or any Lender to any tax, duty, charge or withholding on or from payments due from Borrowers (except in respect of Indemnified Taxes or Excluded Taxes), or changes the basis of taxation of payments, in either case in respect of amounts due it hereunder, or

(ii) imposes or increases or deems applicable any reserve requirement or other reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Agent or any Lender or any Participant, or

(iii) imposes any other condition the result of which is to increase the cost to Agent or any Lender or any Participant of making, funding or maintaining the Loans or Letter of Credit Accommodations or reduces any amount receivable by Agent or any Lender or any Participant in connection with the Loans or Letter of Credit Accommodations, or requires Agent or any Lender or any Participant to make payment calculated by references to the amount of loans held or interest received by it, by an amount deemed material by Agent or any Lender or any Participant, or

(iv) imposes or increases any capital or liquidity requirement or affects the amount of capital required or expected to be maintained (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by Agent or any Lender or any Participant or any corporation controlling Agent or any Lender or any Participant, and Agent or any Lender or any Participant determines that such imposition or increase in capital requirements or increase in the amount of capital expected to be maintained is based upon the existence of this Agreement or the Loans or Letter of Credit Accommodations hereunder, all of which may be determined by Agent’s reasonable allocation of the aggregate of its impositions or increases in capital required or expected to be maintained, and the result of any of the foregoing is to increase the cost to Agent or any Lender or any Participant of making, renewing or maintaining the Loans or Letter of Credit Accommodations, or to reduce the rate of return to Agent or any Lender or any Participant on the Loans or Letter of Credit Accommodations, then upon 10 days’ prior written notice by Agent, Borrowers shall pay to Agent, for the benefit of Lenders, and continue to make periodic payments to Agent, for the benefit of Lenders, such additional amounts as may be necessary to compensate any Lender or any Participant for any such additional cost incurred or reduced rate of return realized.

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(b) A certificate of Agent or any Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid and the compensation and the method by which such amounts were determined. In determining any additional amounts due from Borrowers under this Section 3.5, Agent and each Lender shall act reasonably and in good faith and will, to the extent that the increased costs, reductions, or amounts received or receivable relate to Agent or such Lender’s or a Participant’s loans or commitments generally and are not specifically attributable to the Loans and commitments hereunder, use averaging and attribution methods which are reasonable and equitable and which cover all such loans and commitments by Agent or such Lender or such Participant, as the case may be, whether or not the loan documentation for such other loans and commitments permits Agent or such Lender or such Participant to receive compensation costs of the type described in this Section 3.5.

3.6 Changes in Laws and Increased Costs of Loans.

(a) In the event that (i) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof make it unlawful or impractical for Agent or any U.S. Lender to fund or maintain extensions of credit with interest based upon the Eurodollar Rate or to continue such funding or maintaining, or to determine or charge interest rates based upon the Eurodollar Rate, (ii) Agent or any U.S. Lender determines that by reasons affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, or (iii) Agent or any U.S. Lender determines that the interest rate based on the Eurodollar Rate will not adequately and fairly reflect the cost to Agent or such U.S. Lender of maintaining or funding Loans at the interest rate based upon the Eurodollar Rate, the applicable U.S. Lender shall give notice of such changed circumstances to Agent and Agent shall give notice of such changed circumstances to the U.S. Borrowers, and (A) interest on the principal amount of such extensions of credit thereafter shall accrue interest at a rate equal to the Prime Rate plus the Applicable Margin, and (B) the U.S. Borrowers shall not be entitled to elect the Eurodollar Rate until Agent and the U.S. Lenders determine that it would no longer be unlawful or impractical to do so or that such increased costs would no longer be applicable.

(b) In the event that (i) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof make it unlawful or impractical for Agent or any Canadian Lender to fund or maintain extensions of credit with interest based upon the CDOR Rate or to continue such funding or maintaining, or to determine or charge interest rates based upon the CDOR Rate, (ii) Agent or any Canadian Lender determines that by reasons affecting the bankers’ acceptance market, adequate and reasonable means do not exist for ascertaining the CDOR Rate, or (iii) Agent or any Canadian Lender determines that the interest rate based on the CDOR Rate will not adequately and fairly reflect the cost to Agent or such Canadian Lender of maintaining or funding Loans at the interest rate based upon the CDOR Rate, the applicable Canadian Lender shall give notice of such changed circumstances to Agent and Agent shall give notice of such changed circumstances to the Canadian Borrowers and (A) in the case of any CDOR Rate Loans of such Canadian Lender that are outstanding, the date specified in such Canadian Lender’s notice shall be deemed to be the last day of the Interest Period of such CDOR Rate Loans, and interest on the principal amount of such extensions of credit thereafter shall accrue interest at a rate equal to the Canadian Base Rate plus the Applicable Margin, and (B) the Canadian Borrowers shall not be entitled to elect the CDOR Rate until Agent and the Canadian Lenders determine that it would no longer be unlawful or impractical to do so or that such increased costs would no longer be applicable.

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(c) In the event that (i) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof make it unlawful or impractical for Agent or any UK Lender to fund or maintain extensions of credit with interest based upon the Eurodollar Rate or to continue such funding or maintaining, or to determine or charge interest rates based upon the Eurodollar Rate, (ii) Agent or any UK Lender determines that by reasons affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, or (iii) Agent or any UK Lender determines that the interest rate based on the Eurodollar Rate will not adequately and fairly reflect the cost to Agent or such UK Lender of maintaining or funding Loans at the interest rate based upon the Eurodollar Rate, the applicable UK Lender shall give notice of such changed circumstances to Agent and Agent shall give notice of such changed circumstances to the UK Borrower, and (A) interest on the principal amount of such extensions of credit thereafter shall accrue interest at a rate equal to the UK Base Rate plus the Applicable Margin, and (B) the UK Borrower shall not be entitled to elect the Eurodollar Rate until Agent and the UK Lenders determine that it would no longer be unlawful or impractical to do so or that such increased costs would no longer be applicable.

(d) Circumstances Affecting Euro or GBP Availability.

(i) In connection with any request for a UK Revolving Loan denominated in Euro (“Euro Revolving Loans”) or a continuation or extension thereof, if the introduction of, or any change in, any law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any UK Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, shall make it unlawful or impossible for any Lender to honor its obligations to make or maintain any Euro Revolving Loans, then Agent shall promptly give notice thereof to UK Borrower and the other Lenders. Thereafter, until Agent notifies UK Borrower that such circumstances no longer exist, the obligation of the UK Lenders to make Euro Revolving Loans or any continuation or extension thereof, as applicable, shall be suspended until such UK Lender determines that it would no longer be unlawful or impractical to do so; and UK Borrower shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of such UK Revolving Loans that are Euro Revolving Loans, together with accrued interest thereon, and/or (ii) convert the then outstanding principal amount of each such Euro Revolving Loans to a UK Revolving Loan, denominated in GBP or Dollars; provided, that if UK Borrower elects to make such conversion, UK Borrower shall pay to Agent and UK Lenders any and all costs, fees and other expenses, if any, incurred by Agent and UK Lenders in effecting such conversion.

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(ii) In connection with any request for a UK Revolving Loan denominated in GBP (“GBP Revolving Loans”) or a continuation or extension thereof, if the introduction of, or any change in, any law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any UK Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, shall make it unlawful or impossible for any UK Lender to honor its obligations to make or maintain any GBP Revolving Loans, then Agent shall promptly give notice thereof to UK Borrower and the other Lenders. Thereafter, until Agent notifies UK Borrower that such circumstances no longer exist, the obligation of the UK Lenders to make GBP Revolving Loans or any continuation or extension thereof, as applicable, shall be suspended until such UK Lender determines that it would no longer be unlawful or impractical to do so; and UK Borrower shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of such UK Revolving Loans that are GBP Revolving Loans, together with accrued interest thereon, and/or (ii) convert the then outstanding principal amount of each such GBP Revolving Loans to a UK Revolving Loan, denominated in Euro or Dollars; provided, that if UK Borrower elects to make such conversion, UK Borrower shall pay to Agent and UK Lenders any and all costs, fees and other expenses, if any, incurred by Agent and UK Lenders in effecting such conversion.

3.7 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 3.1(b)(iv) or Section 3.5 (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 3.1(b)(iv) or Section 3.5 and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. The Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 3.1(b)(iv) or Section 3.5, as applicable, then the Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 3.1(b)(iv) or Section 3.5) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 3.1(b)(iv) or Section 3.5, seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s U.S. Commitment and such Affected Lender’s or its Affiliate’s Canadian Commitment or UK Commitment hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and U.S. Commitment and/or its Affiliates Canadian Commitment and/or its UK Commitment, pursuant to an Assignment and Acceptance, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

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SECTION 4. CONDITIONS PRECEDENT.

4.1 Conditions Precedent to Agreement. Each of the following is a condition precedent, except as may be waived in accordance with Section 11.3, to the effectiveness of this Agreement and to this Agreement amending and restating the Original Loan Agreement in its entirety:

(a) all requisite corporate or company action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including, without limitation, records of requisite corporate or company action and proceedings which Agent may have requested in its Permitted Discretion in connection therewith, such documents where requested by Agent in its Permitted Discretion or its counsel to be certified by appropriate corporate or company officers or Governmental Authorities;

(b) no material adverse change shall have occurred in the assets, business or prospects of Borrowers since the date of Agent’s latest field examination and no change or event shall have occurred which would impair the ability of any Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent to enforce the Obligations or realize upon the Collateral;

(c) Agent shall have received an Information Certificate duly executed and delivered by each of UK Borrower, PCM Services, Stratiform USA and Stratiform CA;

(d) Agent shall have received with respect to each Borrower (as applicable), in form and substance reasonably satisfactory to Agent, and reviewed to its reasonable satisfaction, UCC, PPSA, Bank Act, tax lien, litigation, bankruptcy and intellectual property searches from all offices that Agent deems appropriate in its sole discretion;

(e) Agent shall have received, in form and substance satisfactory to Agent, opinion letters of counsel to Borrowers and Obligors and counsel to Agent and Lenders with respect to the Financing Agreements, registration and such other matters as Agent may reasonably request;

(f) Agent shall have received the Fee Letter duly executed and delivered by U.S. Borrowers;

(g) Agent shall have received the UK Security Documents;

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(h) Subject to Section 9.23, Agent shall have received the Canadian Security Documents;

(i) Agent shall have received a fully executed side letter among PCM, Agent and the Lenders in form and substance satisfactory to Agent and the Lenders;

(j) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 9.5 of the Agreement, the form and substance of which shall be satisfactory to Agent;

(k) Agent shall have completed its business, legal, and collateral due diligence with respect to UK Borrower, PCM Services, Stratiform USA and Stratiform CA, including a review of their respective material agreements, in each case, the results of which shall be satisfactory to Agent; and

(l) all other documents and legal matters (including estoppel certificates, discharges and subordination agreements) in connection with the transactions contemplated by this Agreement shall have been delivered, executed or recorded and shall be in form and substance reasonably satisfactory to Agent.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent (except as may be waived in accordance with Section 11.3) to Lenders (or Agent on behalf of Lenders) making Loans and/or providing Letter of Credit Accommodations to any Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent related to an earlier date, in which case such representations and warranties shall speak only of such earlier date; and

(b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. GRANT OF SECURITY INTEREST.

(i) To secure payment and performance of all Obligations, each U.S. Borrower hereby grants to Agent, for itself and the ratable benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the ratable benefit of Secured Parties, as security, and (ii) to secure payment and performance of all Canadian Obligations and all UK Obligations, each Canadian Borrower hereby grants to Agent, for itself and the ratable benefit of Secured Parties with respect to the Canadian Obligations and the UK Obligations, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the ratable benefit of Secured Parties with respect to the Canadian Obligations and the UK Obligations, as security, all personal property and interests in property of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the “Collateral”), including, without limitation, the following:

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5.1 all Accounts and other indebtedness owed to such Borrower;

5.2 all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, mailing lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, securities, investment property, letters of credit, proceeds of letters of credit, bankers’ acceptances and guaranties;

5.3 all present and future monies, securities, securities entitlements, credit balances, deposits, deposit accounts and other property of such Borrower now or hereafter held or received by or in transit to Agent, any Lender or any of their respective affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

5.4 all Inventory;

5.5 all Equipment;

5.6 all Records;

5.7 the Santa Monica Real Estate and the Illinois Real Estate; and

5.8 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

Notwithstanding anything to the contrary in this Section 5 or in the other Financing Agreements, the Collateral of the U.S. Borrowers which secures the U.S. Obligations shall not include in excess of 65% of the voting stock of any Foreign Subsidiary of the U.S. Borrowers.

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SECTION 6. COLLECTION AND ADMINISTRATION.

6.1 Borrowers’ Loan Account. Agent shall maintain (a) one or more loan account(s) on its books in which shall be recorded (i) all U.S. Revolving Loans, all U.S. Letter of Credit Accommodations and all other U.S. Obligations and the Collateral of U.S. Borrowers, (ii) all payments made by or on behalf of U.S. Borrowers and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest with respect to the U.S. Obligations, (b) one or more loan account(s) on its books in which shall be recorded (i) all Canadian Revolving Loans, all Canadian Letter of Credit Accommodations and all other Canadian Obligations and the Collateral of Canadian Borrowers, (ii) all payments made by or on behalf of Canadian Borrowers, and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest with respect to the Canadian Obligations, and (c) one or more loan account(s) on its books in which shall be recorded (i) all UK Revolving Loans, all UK Letter of Credit Accommodations and all other UK Obligations and the Collateral of UK Borrower, (ii) all payments made by or on behalf of UK Borrower, and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest with respect to the UK Obligations. All entries in the loan accounts shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Statements. Agent shall render (a) to U.S. Borrowers each month a statement setting forth the balance in the U.S. Borrowers’ loan account(s) maintained by Agent for U.S. Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses, (b) to Canadian Borrowers each month a statement setting forth the balance in the Canadian Borrowers’ loan account(s) maintained by Agent for Canadian Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses and (c) to UK Borrower each month a statement setting forth the balance in UK Borrower’s loan account(s) maintained by Agent for UK Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Agent receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within sixty (60) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrowers a written statement as provided above, the balance in Borrowers’ loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers.

6.3 Collection of Accounts.

(a) Borrowers shall establish and maintain, at their expense, deposit account arrangements and merchant payment arrangements with the banks set forth in the Information Certificates and after prior written notice to Agent, such other banks as Borrowers may hereafter select as are acceptable to Agent. The banks set forth in the Information Certificates constitute all of the banks with whom any Borrower has deposit account arrangements and merchant payment arrangements as of the date hereof.

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(i) Borrowers shall deposit all proceeds from sales of Inventory in every form (including, without limitation, cash, checks, credit card sales drafts, credit card sales of charge slip or receipts and other forms of daily receipts) and all other proceeds of Collateral that are received at Borrowers’ retail store location(s), on each Business Day into the deposit accounts of Borrowers used solely for such purpose as set forth in the Information Certificates. Borrowers shall irrevocably authorize and direct in writing, in form and substance satisfactory to Agent, each of the banks into which proceeds from sales of Inventory and any and all other proceeds of Collateral are at any time deposited as provided above to send by wire transfer on a daily basis all funds deposited in such account, and shall irrevocably authorize and direct in writing their account debtors, Credit Card Issuers and Credit Card/Check Processors to directly remit payments on their Accounts, Credit Card Receivables and all other payments constituting proceeds of Inventory to the Blocked Accounts described in Section 6.3(a)(ii) below. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, those of such banks used by the U.S. Borrowers’ and Canadian Borrowers’ retail store locations shall remit the foregoing proceeds received by them to their respective Blocked Accounts on a weekly basis, instead of a daily basis, provided, that, the aggregate sum of such proceeds held by those banks shall not exceed Five Hundred Thousand Dollars ($500,000) at any time. Such authorizations and directions shall not be rescinded, revoked or modified without the prior written consent of Agent.

(ii) U.S. Borrowers shall establish and maintain, at their expense a blocked account or lockboxes and related blocked accounts (in either case, each a “U.S. Blocked Account” and collectively the “U.S. Blocked Accounts”), as Agent may specify, with such bank or banks as are acceptable to Agent into which U.S. Borrowers shall promptly deposit and direct their account debtors to directly remit all payments on their Accounts and all payments constituting proceeds of their Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Canadian Borrowers shall establish and maintain, at their expense a blocked account or lockboxes and related blocked accounts (in either case, each a “Canadian Blocked Account” and collectively the “Canadian Blocked Accounts”), as Agent may specify, with such bank or banks as are acceptable to Agent into which Canadian Borrowers shall promptly deposit and direct their account debtors to directly remit all payments on their Accounts and all payments constituting proceeds of their Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. UK Borrower shall, within 90 days after the date hereof (or such later date as agreed to by Agent in its sole discretion), establish and maintain, at its expense a blocked account or lockboxes and related blocked accounts (in either case, each a “UK Blocked Account” and collectively the “UK Blocked Accounts” and together with the U.S. Blocked Accounts and Canadian Blocked Accounts, each a “Blocked Account” and collectively, the “Blocked Accounts”), as Agent may specify, with such bank or banks as are acceptable to Agent into which UK Borrower shall promptly deposit and direct their account debtors to directly remit all payments on their Accounts and all payments constituting proceeds of their Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Each bank at which a Blocked Account is established shall (within 90 days after the date hereof (or such later date as agreed to by Agent in its sole discretion) solely with respect to Blocked Accounts of any UK Borrower), enter into an agreement, in form and substance satisfactory to Agent, providing (unless otherwise agreed to by Agent) that all items received or deposited in such Blocked Account are the Collateral of Agent and the applicable Lenders, that the depository bank has no lien upon, or right to setoff against (or has waived all such rights, except in respect to customary fees and chargebacks), the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into such Blocked Account to such bank account of Agent as Agent may from time to time designate for such purpose with respect to the U.S. Borrowers (the “U.S. Payment Account”), or with respect to the Canadian Borrowers (the “Canadian Payment Account”), or with respect to UK Borrower, (the “UK Payment Account” and together with the Canadian Payment Account and U.S. Payment Account, each a “Payment Account”). All such amounts that are deposited into a Payment Account shall be applied by the Agent in accordance with Section 6.4. U.S. Borrowers agree that all amounts deposited in the U.S. Blocked Accounts or other funds received and collected by Agent or any Lender, whether as proceeds of their Inventory, the collection of their Accounts or other Collateral or otherwise shall be the Collateral of Agent and Lenders. Canadian Borrowers and UK Borrower agree that all amounts deposited in the Canadian Blocked Accounts or the UK Blocked Accounts or other funds received and collected by Agent or any Canadian Lender or UK Lender, whether as proceeds of their Inventory, the collection of their Accounts or other Collateral or otherwise shall be the Collateral of Agent, Canadian Lenders and UK Lenders.

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(b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the applicable Obligations one-half of one (1/2) Business Day following the date of receipt of immediately available funds by Agent in the applicable Payment Account (such that Borrowers will pay a charge equal to one-half (1/2) of the additional interest that would have accrued on the sum of such payments or other funds if the sum was applied to the Obligations one (1) Business Day after receipt of immediately available funds by Lenders in the applicable Payment Account). For purposes of calculating the amount of the Loans available to Borrowers such payments will be applied (conditional upon final collection) to the applicable Obligations on the Business Day of receipt by Agent in the applicable Payment Account, if such payments are received within sufficient time (in accordance with Agent’s usual and customary practices as in effect from time to time) to credit the applicable Borrowers’ loan account on such day, and if not, then on the next Business Day. In the event that at any time or from time to time there are no Loans outstanding, Lenders shall be entitled to an administrative charge in an amount equivalent to the interest Lenders would have received on account of the above one-half of one (1/2) Business Day clearance had there been Loans outstanding.

(c) Borrowers and all of their affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Agent and Lenders, receive, as the property of Agent and Lenders, any monies, cash, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or from sales of Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Canadian Blocked Accounts in the case of the Canadian Borrowers, in the UK Blocked Accounts in the case of UK Borrower, and the U.S. Blocked Accounts in the case of the U.S. Borrowers, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall any such monies, checks, notes, drafts or other payments be commingled with any Borrower’s own funds. Borrowers agree to reimburse Agent and the Lenders on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s or any Lender’s payments to or indemnification of such bank or person, unless such payment or indemnification obligation of Agent or Lender was a result of Agent’s or such Lender’s gross negligence or willful misconduct. The obligation of Borrowers to reimburse Agent and Lenders for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

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6.4 Payments. All U.S. Obligations shall be payable to the U.S. Payment Account as provided in Section 6.3 of this Agreement or such other place as Agent may designate from time to time, all Canadian Obligations shall be payable to the Canadian Payment Account as provided in Section 6.3 of this Agreement or such other place as Agent may designate from time to time and all UK Obligations shall be payable to the UK Payment Account as provided in Section 6.3 of this Agreement or such other place as Agent may designate from time to time.

(a) Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or for the account of any Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower; second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Accommodations; third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay principal due in respect of the Loans, on a pro rata basis; fifth, at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Accommodations; sixth, ratably, up to the amount of the most recently established Availability Reserve established pursuant to clause (iv) of the definition of “Canadian Availability Reserve”, “UK Availability Reserve” or “U.S. Availability Reserve”, as applicable (and not exceeding the amounts agreed with respect thereto pursuant to the applicable Bank Product Provider Letter Agreement), to pay or prepay any Obligations arising under or pursuant to any Bank Products based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Products; seventh, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and eighth, to pay or prepay any Obligations arising under or pursuant to any Bank Products and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any contingent Obligations arising under or pursuant to any Bank Products (based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent)); provided, that, so long as no Event of Default has occurred and is continuing, proceeds generated in the ordinary course of Borrowers’ business on Accounts or Inventory will not be applied to any principal amount not yet due and payable on contingent Obligations.

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(b) Notwithstanding the foregoing, (i) any such payment from or for the account of the U.S. Borrowers or application of proceeds from Collateral of the U.S. Borrowers (which at the time of remittance to the Agent are either identified as such by the U.S. Borrowers or known as such by Agent) shall be applied first, to the Obligations (other than the Canadian Obligations and UK Obligations), and second, to the Canadian Obligations and UK Obligations, (ii) any such payment from or on the account of the Canadian Borrowers or application of proceeds from Collateral of the Canadian Borrowers (which at the time of remittance to the Agent are either identified as such by the Canadian Borrowers or known as such by Agent) shall be applied first to the Canadian Obligations, and second to the UK Obligations, and (iii) any such payment from or on the account of UK Borrower or application of proceeds from Collateral of UK Borrower (which at the time of remittance to the Agent are either identified as such by UK Borrower or known as such by Agent) shall be applied first to the UK Obligations, and second to the Canadian Obligations, in each case of clauses (i), (ii) and (iii), in the order of priority otherwise set forth in clause (a) of this Section 6.4.

(c) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of U.S. Borrowers, with respect to the U.S. Obligations, Canadian Borrowers, with respect to the Canadian Obligations, and UK Borrower, with respect to the UK Obligations. Borrowers shall make all payments to Agents and the Lenders on the Obligations without setoff, counterclaim, or other defense. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Person. Borrowers shall be liable to pay to Agent and Lenders, and do hereby indemnify and hold Agent and each Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

(d) The U.S. Revolving Loans and other U.S. Obligations (unless such other U.S. Obligations expressly provide otherwise) shall be made and repaid in Dollars. The Canadian Revolving Loans and other Canadian Obligations (unless such other Canadian Obligations expressly provide otherwise) shall be made and repaid in Canadian Dollars. The UK Revolving Loans and other UK Obligations (unless such other UK Obligations expressly provide otherwise) shall be made in GBP, Dollars or Euro and repaid in the same currency in which such Obligations were made.

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6.5 Taxes.

(a) Payments. All payments made by Borrowers under this Agreement or any other Financing Agreements will be made free and clear of, and without deduction or withholding for, any present or future Taxes, except as required by applicable law. In the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 6.5(a). If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Financing Agreement, including any amount paid pursuant to this Section 6.5(a) after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers. Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Financing Agreement.

(b) Exemptions. (i) If a Lender or any transferee or assignee of such Lender, including any Participant, (any such transferee or assignee being referred to as a “Transferee”) that is not a U.S. Person (a “Non-U.S. Lender”) is entitled to claim an exemption or reduction from United States withholding tax, such Non-U.S. Lender agrees with and in favor of Agent, to deliver to Agent one of the following before receiving its first payment under this Agreement:

(A) if such Non-U.S. Lender is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (1) a statement of the Non-U.S. Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower or any Obligor (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower or any Obligor within the meaning of Section 864(d)(4) of the IRC, and (2) a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or Form W-8IMY (with proper attachments);

(B) if such Non-U.S. Lender is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E;

(C) if such Non-U.S. Lender is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(D) if such Non-U.S. Lender is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Non-U.S. Lender serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments);

(E) properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax; or

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(F) if a payment made to a Lender under any Financing Agreement would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or any Borrower or Obligor to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (F), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Each Non-U.S. Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(iii) If a Lender or Transferee claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Transferee agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Transferee, to the Lender) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Transferee is legally able to deliver such forms, provided, that nothing in this Section 6.5(b)(iii) shall require a Lender or Transferee to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Transferee shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Transferee, to the Lender) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(iv) If a Lender or Transferee claims exemption from, or reduction of, withholding tax and such Lender or Transferee sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of Borrowers to such Lender or Transferee, such Lender or Transferee agrees to notify the Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of obligations of Borrowers to such Lender or Transferee. To the extent of such percentage amount, the Agent will treat such Lender’s or such Transferee’s documentation provided pursuant to Section 6.5(b)(i) or 6.5(b)(iii) as no longer valid. With respect to such percentage amount, such Transferee may provide new documentation, pursuant to Section 6.5(b)(i) or 6.5(b)(iii), if applicable. Borrowers agree that each Transferee shall be entitled to the benefits of this Section 6.5 with respect to its participation in any portion of the commitments and the obligations so long as such Transferee complies with the obligations set forth in this Section 6.5 with respect thereto.

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(c) Reductions. (i) If a Lender or a Transferee is subject to an applicable withholding tax, Agent (or, in the case of a Transferee, the Lender granting the participation) may withhold from any payment to such Lender or such Transferee an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 6.5(b)(i) or 6.5(b)(iii) are not delivered to Agent (or, in the case of a Transferee, to the Lender granting the participation), then Agent (or, in the case of a Transferee, to the Lender granting the participation) may withhold from any payment to such Lender or such Transferee not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(ii) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Transferee, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Transferee due to a failure on the part of the Lender or any Transferee (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Transferee failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Transferee, such Transferee shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Transferee, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Transferee, to the Lender granting the participation only) under this Section 6.5, together with all costs and expenses (including attorney’s fees and expenses). The obligation of the Lenders and the Transferees under this subsection shall survive the payment of all obligations and the resignation or replacement of Agent.

(d) Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 6.5, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 6.5 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 6.5 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

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(e) Notwithstanding anything in this Agreement to the contrary, this Section 6.5 shall not apply with respect to any Tax Deduction with respect to Taxes imposed by the United Kingdom on payments by a UK Borrower (or to the treatment of such payments), any losses, liabilities or costs covered by Section 13.15(b) or which would be covered but for an exemption contained in Section 13.15(b) or VAT, all of which shall be governed exclusively by Section 13.15.

6.6 Authorization to Make Loans. Agent and each Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions (or in the case of the UK Borrower, written instructions only, including, without limitation, by email) received from anyone purporting to be an officer of a U.S. Borrower, a Canadian Borrower or UK Borrower, as applicable, or other authorized person or, at the discretion of Agent or any Lender, if such Loans are necessary to satisfy any Obligations; provided, that, proceeds of Loans shall be remitted by Agent and the Lenders to accounts designated by the applicable Borrowers requesting such Loans in writing, which accounts shall be accounts of such Borrowers requesting such Loans unless otherwise agreed by Agent. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (the “Funding Date”) (which day shall be a Business Day) and the amount of the requested Loan (and if for a UK Borrower, the Applicable Currency). Requests shall be received by Agent no later than (i) 10:30 a.m. (Los Angeles time) on the Business Day that is the requested Funding Date in the case of a request for a U.S. Revolving Loan (or any other request with respect to a U.S. Borrower) or a Canadian Base Rate Loan, (ii) 4:00 p.m. (London time) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of a request for a UK Base Rate Loan, (iii) 10:30 a.m. (Los Angeles time) on the Business Day that is 3 Business Days prior to the requested Funding Date in the case of a request for CDOR Rate Loans (or any other request with respect to a Canadian Borrower), and (iv) 10:00 a.m. (London time) on the Business Day that is 3 Business Days prior to the requested Funding Date in the case of a request for Eurodollar Rate Loans to the UK Borrowers (or any other request with respect to a UK Borrower). Requests received on any day that is not a Business Day or received after the applicable time designated above on any Business Day shall be deemed to have been made as of the opening of business on the immediately following Business Day. Subject to the terms and conditions of this Agreement, Agent and the applicable Lenders will make the Loans or commence arranging for the Letter of Credit Accommodations (as requested by the applicable Borrowers) on the requested Funding Date in accordance with the above. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, the applicable Borrowers when deposited to the credit of such Borrowers or otherwise disbursed or established in accordance with the instructions of such Borrowers or in accordance with the terms and conditions of this Agreement.

6.7 Use of Proceeds. Borrowers shall use the proceeds of the Loans and Letter of Credit Accommodations provided by or on behalf of Lenders to Borrowers hereunder (a) for costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements executed in connection herewith and (b) for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

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6.8 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of U.S. Revolving Loans shall be made among the U.S. Lenders based on their respective Pro Rata Shares as to the U.S. Revolving Loans, (b) each payment on account of any U.S. Obligations to or for the account of one or more of U.S. Lenders in respect of any U.S. Obligations due on a particular day shall be allocated among the U.S. Lenders entitled to such payments based on their respective Pro Rata Shares (for clarification, calculated under clause (a) of the definition of Pro Rata Share) and shall be distributed accordingly, (c) the making and conversion of Canadian Revolving Loans shall be made among the Canadian Lenders based on their respective Pro Rata Shares as to the Canadian Revolving Loans, (d) each payment on account of any Canadian Obligations to or for the account of one or more of Canadian Lenders in respect of any Canadian Obligations due on a particular day shall be allocated among the Canadian Lenders entitled to such payments based on their respective Pro Rata Shares (for clarification, calculated under clause (b) of the definition of Pro Rata Share) and shall be distributed accordingly, (e) the making and conversion of UK Revolving Loans shall be made among the UK Lenders based on their respective Pro Rata Shares as to the UK Revolving Loans, and (f) each payment on account of any UK Obligations to or for the account of one or more of UK Lenders in respect of any UK Obligations due on a particular day shall be allocated among the UK Lenders entitled to such payments based on their respective Pro Rata Shares (for clarification, calculated under clause (c) of the definition of Pro Rata Share) and shall be distributed accordingly.

6.9 Sharing of Payments, Etc.

(a) Each Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim any Agent or Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 6.9(b) hereof), to offset balances held by it for the account of any Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrowers and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof. Notwithstanding the foregoing, Agent and Lenders will only offset balances held by a Lender for the account of any Canadian Borrower or UK Borrower against any Canadian Obligations and/or any UK Obligations.

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(b) Agent and Lenders agree that no Lender shall, except upon the prior written consent of Agent, exercise any right of setoff, banker’s lien or counterclaim such Lender may have with respect to any property held by such Lender for the account of any Borrower. If any Lender (including Agent) shall obtain from any Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise (in accordance with the terms hereof) of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by such Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of the applicable Lenders, the amount of such excess and simultaneously purchase from such other applicable Lenders a participation in the Loans or such other amounts, respectively, owing to such other applicable Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all applicable Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by the applicable Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Borrower agrees that any Lender so purchasing a participation pursuant to subsection (b) above (or direct interest) may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10 Settlement Procedures.

(a) In order to administer the credit facility provided hereunder in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrowers’ loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without any requirement of prior notice to Lenders of the proposed Loans.

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(b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding U.S. Revolving Loans, Canadian Revolving Loans or UK Revolving Loans, as applicable, shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding applicable Loans as of 5:00 p.m. Los Angeles time with respect to U.S. Revolving Loans, as of 5:00 p.m. Eastern (Toronto) time with respect to Canadian Revolving Loans, or as of 2:00 p.m. London time with respect to UK Revolving Loans, on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding U.S. Revolving Loans, Canadian Revolving Loans or UK Revolving Loans, as applicable, for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 2:00 p.m. Los Angeles time with respect to U.S. Revolving Loans, prior to 2:00 p.m. Eastern (Toronto) time with respect to Canadian Revolving Loans, or prior to 2:00 p.m. London time with respect to UK Revolving Loans, then such Lender shall make the settlement transfer described in this Section by no later than 2:00 p.m. Los Angeles time with respect to U.S. Revolving Loans, no later than 2:00 p.m. Eastern (Toronto) time with respect to Canadian Revolving Loans, or no later than 2:00 p.m. London time with respect to UK Revolving Loans, on the next Business Day following the date of receipt (or on the third Business Day following the date of receipt solely with respect to UK Revolving Loans). If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding U.S. Revolving Loans, Canadian Revolving Loans or UK Revolving Loans, as applicable, is more than such Lender’s Pro Rata Share of such outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding U.S. Revolving Loans, Canadian Revolving Loans or UK Revolving Loans, as applicable, in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of such outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Each of Agent and Lenders agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by any Borrower or actually settled with the applicable Lender as described in this Section. Notwithstanding anything to the contrary in this Section, with respect to any Loan made on any Business Day by Agent on behalf of the Lenders as provided in this Section in excess of ten percent (10%) of the Maximum Credit, Agent shall use commercially reasonable efforts to settle such Loan (in accordance with the procedures set forth in this clause (b)) with the Lenders the Business Day immediately following the date such Loan was made.

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(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by any Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to any Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitments of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) If Agent is not funding a particular Loan to the applicable Borrowers pursuant to this Section on any day, Agent may assume that each U.S. Lender, Canadian Lender or UK Lender, as applicable, will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to the applicable Borrowers on such day. If Agent makes such corresponding amount available to the U.S. Borrowers, the Canadian Borrowers or UK Borrower, as applicable, and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the interest rate provided for in Section 3.1 hereof. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify the applicable Borrowers of such failure and such Borrowers shall immediately pay such corresponding amount to Agent for its own account. As used herein, a “Defaulting Lender” is any Lender (i) who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf in accordance with the terms hereof, or any Lender who fails to pay any other amount owing to Agent in accordance with the terms hereof, in each case within one (1) Business Day after the date such payment is due, or (ii) that has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of any Borrower or any Obligor to Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to the applicable Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Defaulting Lender’s Commitments shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, or relieve or excuse the performance by any Borrower or any Obligor of their duties and obligations hereunder. If any Lender with a U.S. Commitment is a Defaulting Lender, then any Affiliate of such Lender with a Canadian Commitment or UK Commitment shall be deemed to be a Defaulting Lender. If any Lender with a Canadian Commitment is a Defaulting Lender, then any Affiliate of such Lender with a U.S. Commitment or UK Commitment shall be deemed to be a Defaulting Lender. If any Lender with an UK Commitment is a Defaulting Lender, then any Affiliate of such Lender with a U.S. Commitment or Canadian Commitment shall be deemed to be a Defaulting Lender.

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(e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitments.

(f) For the avoidance of doubt, no amounts received by any Canadian Lender or UK Lender with respect to foreclosure, setoff or otherwise, or proceeds of Collateral of the Canadian Borrowers or UK Borrower or payments with respect to Canadian Obligations or UK Obligations shall be required to be shared with or otherwise economically benefit the U.S. Lenders with respect to the U.S. Obligations, in their capacities as such.

6.11 Bank Products. Borrowers may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers that obtain Bank Products shall indemnify and hold Agent harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.11 shall survive the payment of the Obligations and the termination of this Agreement. Borrowers acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.

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SECTION 7. COLLATERAL REPORTING AND COVENANTS.

7.1 Collateral Reporting. Borrowers shall provide Agent with the following documents in a form satisfactory to Agent, in each case, separately with respect to the U.S. Borrowers, the Canadian Borrowers and UK Borrower: (a) on a weekly basis, or, so long as an FCCR Triggering Event is ongoing (or, after the occurrence of an Event of Default, so long as such Event of Default is continuing), more frequently as Agent may request, (i) schedules of sales made, credits issued and cash received which, after the occurrence of an Event of Default or the filing of a bankruptcy petition by or against any Borrower, and for so long as such Event of Default is continuing or such bankruptcy petition has not been dismissed, shall separately account for sales of Inventory subject to the security interest of IBM Credit Corporation, (ii) borrowing base certificates, (iii) schedules of Inventory (net of fixed assets) separately identifying Inventory by vendor, type, location and age, with perpetual inventory reports, and (iv) schedules of accounts payable and accrued accounts payable to any vendor holding a security interest in any property of the applicable Borrowers; (b) on a monthly basis, on or before the tenth (10th) Business Day of such month for the immediately preceding month or more frequently as Agent may request, (i) agings of accounts receivable, (ii) agings of accounts payable, accrued accounts payable, lease payables and other payables, and (iii) a certificate from an authorized officer of the applicable Borrowers representing that each such Borrower has made payment of sales and use taxes during such month or, at Agent’s request, other evidence of such payment; (c) upon Agent’s request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by the applicable Borrowers; and (d) such other reports as to the Collateral or other property which is security for the Obligations (or the Canadian Obligations and UK Obligations, as applicable) as Agent shall request in its Permitted Discretion from time to time. Borrowers shall provide Agent, as soon as available, but in any event not later than five (5) days after receipt by Borrowers, with all statements received from Apple Computer and any other vendor who may hold a security interest in any Borrowers’ assets, together with such additional information as shall be sufficient to enable Agent to monitor the accounts payable and accrued accounts payable to them. If any of Borrowers’ records or reports of the Collateral or other property which is security for the Obligations (or the Canadian Obligations and UK Obligations, as applicable) are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrowers hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants.

(a) Each Borrower shall notify Agent promptly of the assertion of any claims, offsets, defenses of counterclaims by any account debtor, or any disputes with any of such persons or any settlement, adjustment or compromise thereof, in the schedules, certificates and reports provided pursuant to Section 7.1 hereof.

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(b) Each Borrower shall notify Agent promptly of: (i) any material delay in any Borrower’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor and (iii) any event or circumstance which, to Borrowers’ knowledge would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card/Check Processor except in the ordinary course of Borrowers’ business in accordance with their most recent past practices and policies. So long as no Event of Default exists or has occurred and is continuing, Borrowers may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer or Credit Card/Check Processor in the ordinary course of Borrowers’ business in accordance with their most recent past practices and policies. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer or Credit Card/Check Processor or grant any credits, discounts or allowances. Each Borrower shall notify Agent promptly of (i) any notice of a material default by any Borrower under any of the Credit Card/Check Processing Agreements or of any default which might result in the Credit Card Issuer or Credit Card/Check Processor ceasing to make payments or suspending payments to Borrowers, (ii) any notice from any Credit Card Issuer or Credit Card/Check Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrowers from such person, or that such person is terminating or will terminate any of the Credit Card/Check Processing Agreements, and (iii) the failure of any Borrower to comply with any material terms of the Credit Card/Check Processing Agreements or any terms thereof which might result in the Credit Card Issuer or Credit Card/Check Processor ceasing or suspending payments to Borrowers.

(c) Without limiting the obligation of Borrowers to deliver any other information to Agent, Borrowers shall promptly report to Agent any return of Inventory by any account debtor. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, (i) hold the returned Inventory in trust for Agent, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Agent’s instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d) With respect to each Account and Credit Card/Check Processing Receivable: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card/Check Processor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrowers’ business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable state, provincial or federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

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(e) Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account, Credit Card/Check Processing Receivable or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(f) Borrowers shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment, with full recourse to Borrowers, all chattel paper and instruments which Borrowers now own or may at any time acquire immediately upon Borrowers’ receipt thereof, except as Agent may otherwise agree.

(g) Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors, Credit Card Issuers or Credit Card/Check Processors that the Accounts and Credit Card/Check Processing Receivables have been assigned to Agent and that Agent and the Lenders have a security interest therein and Agent may direct any or all account debtors, Credit Card Issuers or Credit Card/Check Processors to make payments of Accounts and Credit Card/Check Processing Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts and Credit Card/Check Processing Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor, Credit Card Issuer, Credit Card/Check Processor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts and Credit Card/Check Processing Receivables or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof or for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts due from such account debtor and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.

7.3 Inventory Covenants. With respect to the Inventory:

(a) Borrowers shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrowers’ cost therefor and daily withdrawals therefrom and additions thereto;

(b) Borrowers shall conduct, at their option, either periodic cycle counts or a physical count of the Inventory once every twelve (12) months, but at any time as Agent may reasonably request upon the occurrence and during the continuance of an Event of Default. Promptly following such counts, Borrower shall supply Agent with a report or reports in the form and with such specificity as may be reasonably satisfactory to Agent;

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(c) Borrowers shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of Borrowers’ business and except to move Inventory directly from one location set forth or permitted herein to another such location;

(d) (i) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent a full written appraisal as to the Inventory in form, scope and methodology acceptable to Agent and addressing such issues as Agent may require in its commercially reasonable judgment, issued by a technology appraiser listed on Schedule 7.3 or otherwise acceptable to Agent and Borrowers, and addressed to Agent and Lenders or upon which Agent and Lenders are expressly permitted to rely (with the understanding that Agent may revise the definition of ‘Eligible Inventory’ hereunder or establish Availability Reserves as Agent may deem advisable in its sole discretion based upon the results of such updated appraisals); (ii) at any time upon the occurrence and during the continuance of an Event of Default, and up to two (2) times in any twelve month period immediately following any month where the average amount of outstanding Loans, Letter of Credit Accommodations and other Obligations which are made with respect to Inventory in such month is greater than $25,000,000, upon Agent’s request, Borrowers shall, at their expense, deliver or cause to be delivered to Agent a desktop appraisal as to the Inventory in form, scope and methodology acceptable to Agent and addressing such issues as Agent may require in its commercially reasonable judgment, issued by an appraiser acceptable to Agent, and addressed to Agent and Lenders or upon which Agent and Lenders are expressly permitted to rely (with the understanding that Agent may revise the definition of ‘Eligible Inventory’ hereunder or establish Availability Reserves as Agent may deem advisable in its sole discretion based upon the results of such updated appraisals);

(e) Borrowers shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);

(f) Borrowers assume all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory;

(g) Borrowers shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrowers to repurchase such Inventory (except in the ordinary course of Borrowers’ business pursuant to their existing policies and in accordance with their industry standards);

(h) Borrowers shall keep the Inventory in good and marketable condition;

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(i) Borrowers shall not, without prior written notice to Agent, acquire or accept any Inventory on consignment or approval (except in the ordinary course of Borrowers’ business pursuant to their existing policies, in accordance with Borrowers’ industry standards, and consistent with Borrowers’ historical practices, so long as the amount of Inventory on consignment is reported on each borrowing base certificate delivered hereunder); and

(j) upon the occurrence and during the continuance of an Event of Default, Borrowers shall not return any Inventory to its vendors without the prior consent of Agent.

7.4 Equipment Covenants. With respect to the Equipment:

(a) upon Agent’s request, Borrowers shall, at their expense, at any time or times as Agent may request upon the occurrence and during the continuation of an Event of Default, deliver or cause to be delivered to Agent written reports or appraisals as to the Equipment in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent;

(b) Borrowers shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted);

(c) Borrowers shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws;

(d) the Equipment is and shall be used in Borrowers’ business and not for personal, family, household or farming use;

(e) Borrowers shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrowers or to move Equipment directly from one such location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrowers in the ordinary course of business;

(f) the Equipment is now and shall remain personal property and Borrowers shall not permit any of the Equipment to be or become a part of or affixed to real property; and

(g) Borrowers assume all responsibility and liability arising from the use of the Equipment.

7.5 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s or Agent’s name, to:

(a) at any time an Event of Default has occurred and is continuing:

(i) demand payment on Accounts, Credit Card/Check Processing Receivables or other proceeds of Inventory or other Collateral;

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(ii) enforce payment of Accounts, Credit Card/Check Processing Receivables or other Obligations included in the Collateral by legal proceedings or otherwise;

(iii) exercise all of such Borrower’s rights and remedies to collect any Account, Credit Card/Check Processing Receivables or other proceeds of Inventory or other Collateral;

(iv) sell or assign any Account and Credit Card/Check Processing Receivables upon such terms, for such amount and at such time or times as the Agent deems advisable;

(v) settle, adjust, compromise, extend or renew any Accounts and Credit Card/Check Processing Receivables;

(vi) discharge and release any Accounts and Credit Card/Check Processing Receivables or other Obligations included in the Collateral;

(vii) prepare, file and sign such Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor;

(viii) notify the post office authorities to change the address for delivery of such Borrower’s mail to an address designated by Agent, and open and dispose of all mail addressed to such Borrower, provided, that, any such mail received by Agent that does not constitute checks or other items of payment shall be forwarded by Agent to such Borrower promptly after receipt by Agent; and

(ix) do all acts and things which are necessary, in Agent’s good faith determination, to fulfill Borrowers’ obligations under this Agreement and the other Financing Agreements; and

(b) at any time, subject to the terms of the agreement(s) relating to the Blocked Account(s) to:

(i) take control in any manner of any item of payment or proceeds thereof;

(ii) have access to any lockbox or postal box into which Borrowers’ mail is deposited;

(iii) endorse such Borrower’s name upon any items of payment or proceeds thereof and deposit the same in the Agent’s account for application to the Obligations in accordance with Section 6.4;

(iv) endorse such Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Accounts or Credit Card/Check Processing Receivables or any goods pertaining thereto or any other Collateral;

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(v) sign such Borrower’s name on any verification of Accounts or Credit Card/Check Processing Receivables and notices thereof to account debtors, Credit Card Issuers or Credit Card/Check Processors; and

(vi) execute in such Borrower’s name and file any UCC financing statements or amendments thereto as deemed appropriate by Agent to perfect its security interests in the Collateral.

Each Borrower hereby releases Agent and each Lender and each of their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission; provided that, a party shall not be released from any such liabilities to the extent such liabilities arise as a result of such party’s gross negligence or willful misconduct, as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure. After the occurrence and during the continuance of an Event of Default, Agent may, at its option, (a) cure any default by any Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against any Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent and Lenders may add any amounts so expended to the Obligations (or Canadian Obligations, in the case of a Canadian Borrower and UK Obligations, in the case of UK Borrower) and charge Borrowers’ account (or the Canadian Borrowers’ account in the case of a Canadian Borrower and UK Borrower’s account in the case of UK Borrower) therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrowers. Any payment made or other action taken by Agent or any Lender under this Section 7.6 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, no more than three (3) times in each calendar year (or (X) during any period in which Excess Availability shall be less than $10,000,000, at any additional time or times as Agent may reasonably request, at the cost and expense of Agent, or (Y) at any time or times as Agent may request upon the occurrence and during the continuance of an Event of Default, at the cost and expense of Borrowers), (a) Agent or its designee shall have complete access to all of Borrowers’ premises during normal business hours and after two (2) Business Days prior notice to Borrowers, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrowers’ books and records, including, without limitation, the Records, and (b) Borrowers shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and (c) Agent may use during normal business hours such of Borrowers’ personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts or Credit Card/Check Processing Receivables and realization of other Collateral.

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7.8 Real Estate Covenant. With respect to the Santa Monica Real Estate, upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request upon the occurrence and during the continuation of an Event of Default, deliver or cause to be delivered to Agent an appraisal as to the Santa Monica Real Estate in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent. With respect to the Illinois Real Estate, upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request upon the occurrence and during the continuation of an Event of Default, deliver or cause to be delivered to Agent an appraisal as to the Illinois Real Estate in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent.

SECTION 8. REPRESENTATIONS AND WARRANTIES.

Each Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and the providing of Letter of Credit Accommodations by Lender to Borrowers:

8.1 Existence, Power and Authority; Subsidiaries. Each Borrower is a corporation or limited liability company duly organized, incorporated or formed, as applicable, and in good standing (where applicable) under the laws of its country, province or state of incorporation or formation, as applicable, and is duly qualified as a foreign corporation or limited liability company and in good standing (where applicable) in all states, provinces or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower’s financial condition, results of operation or business or the rights of Agent or any Lender in or to any of the Collateral. Each Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement, the other Financing Agreements to which any Borrower is a party and the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement, the other Financing Agreements to which any Borrower is a party and the transactions contemplated hereunder and thereunder are all within such Borrower’s corporate or limited liability company powers, have been duly authorized and are not in contravention of (a) law or the terms of such Borrower’s certificate of incorporation or formation, by-laws or operating agreement, or other organizational documentation, or (b) any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property are bound, except in the case of this clause (b) as could not reasonably be expected to have a material adverse effect on such Borrower’s financial condition, results of operation or business or the rights of Agent or any Lender in or to any of the Collateral. This Agreement and the other Financing Agreements to which any Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable in accordance with their respective terms. Borrowers do not have any subsidiaries except as set forth on the Information Certificates.

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8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrowers which have been or may hereafter be delivered by Borrowers to Agent or any Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operations of Borrowers as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers to Agent or any Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrowers, since the date of the most recent audited financial statements furnished by Borrowers to Agent or any Lender prior to the date of this Agreement.

8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrowers and Borrowers’ Records concerning Accounts and Credit Card/Check Processing Receivables are located only at the address set forth below, or, if different, as set forth in the applicable Information Certificate, and their only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificates, subject to the right of Borrowers to establish new locations in accordance with Section 9.2 below. The Information Certificates or any notices delivered pursuant to Section 9.2 correctly identify any of such locations which are not owned by Borrowers and set forth the owners and/or operators thereof and, to the best of Borrowers’ knowledge, the holders of any mortgages on such locations.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent, for itself and the ratable benefit of Secured Parties, under this Agreement and the other Financing Agreements to which any Borrower is a party constitute valid and perfected first ranking priority liens and security interests in and upon the Collateral to which such Borrower now has or hereafter acquires rights, subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower has good, valid and marketable title to all of its properties and assets subject to no prior ranking or pari passu security, liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, for itself and the ratable benefit of Secured Parties, and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

8.5 Tax Returns. Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Agent and Lenders). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid prior to delinquency all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, provincial, territorial, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

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8.6 Litigation. Except as set forth on the Information Certificates, there is no litigation, arbitration, administrative proceedings or present investigations of, or before any court, arbitral body or any governmental agency pending, or to the Borrowers’ actual knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the Borrowers’ actual knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrowers would result in any material adverse change in the assets or business of Borrowers or would impair the ability of any Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce any Obligations or realize upon a material portion of the Collateral.

8.7 Compliance with Other Agreements and Applicable Laws. Each Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Borrower is in compliance in all material respects with all applicable provisions of laws, rules, constitutional documents, regulations, licenses, permits, approvals and orders of any foreign, federal, state, provincial territorial or local Governmental Authority.

8.8 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrowers maintained at any bank or other financial institution are set forth on the Information Certificates, subject to the right of Borrowers to establish new accounts in accordance with Section 9.13 below.

8.9 Environmental Compliance.

(a) Except as set forth on Schedule 8.9 hereto, each Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrowers comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b) Except as set forth on Schedule 8.9 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or written notice by any Governmental Authority or any other person nor is any pending or to the best of Borrowers’ knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrowers or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which such Borrower has transported, stored or disposed of any Hazardous Materials.

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(c) Each Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Each Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

8.10 Employee Benefits.

(a) Except with respect to the PCM, Inc. 401(k) Plan and the PCM, Inc. Welfare Benefit Plan (collectively, the “Plans”), each Borrower has not engaged in any transaction in connection with which such Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof. With respect to the Plans, each Borrower has not engaged in any transaction in connection with which such Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code and has corrected, or undertaken reasonable efforts to promptly correct, any such transactions it has identified during the course of routine plan administration.

(b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrowers to be incurred with respect to any employee pension benefit plan of Borrowers or any of their ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrowers or any of their ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

(c) Full payment has been made of all amounts which Borrowers or any of their ERISA Affiliates are required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.10(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(c) hereof.

(d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by Borrowers that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.10(a) hereof and any accumulated funding deficiency described in Section 8.10(c) hereof. The terms “current value” and “accrued benefit” have the meanings specified in ERISA.

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(e) Neither Borrowers nor any of their ERISA Affiliates is or has ever been obligated to contribute to any “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

(f) The Canadian Borrowers are in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each Canadian Pension Plan, except where the failure to comply would not reasonably be expected to have a material adverse effect on the business or assets of Borrowers. No Borrower, Obligor or ERISA Affiliate (i) is obligated under, or has in the past 5 years been obligated under, (ii) contributes to, or has in the past 5 years contributed to, or (iii) maintains, or has in the past 5 years maintained, a Canadian Defined Benefit Pension Plan.

(g) No Borrower or any of their respective Subsidiaries (including UK Borrower) is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993(UK)). No Borrower nor any of their respective Subsidiaries (including UK Borrower) is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK)) such an employer. No Borrower and none of their Subsidiaries has been issued with a Financial Support Direction or Contribution Notice.

8.11 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrowers in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificates, when taken as a whole, was true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading in light of the circumstances under which such statements were made; provided that with respect to the Projections, Borrowers represent only that such information (a) was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, (b) involves certain risks and uncertainties and (c) projected results may differ materially from those contained in any financial statements, Securities and Exchange Commission (SEC), Ontario Securities Commission (OSC), Financial Conduct Authority (FCA), the Prudential Regulation Authority (PRA), or Companies House (United Kingdom) filings or other reports of Borrowers. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse effect on the business or assets of Borrowers, which has not been fully and accurately disclosed to Agent and Lenders in writing.

8.12 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit Accommodation is outstanding and so long as the U.S. Commitments, the Canadian Commitments and UK Commitments have not expired or terminated. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrowers shall now or hereafter give, or cause to be given, to Agent and Lenders.

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8.13 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Borrower or Obligor or any of its Subsidiaries is in violation of any Sanctions. No Borrower or Obligor nor any of its Subsidiaries nor, to the knowledge of such Borrower or Obligor, any director, officer, employee, agent or Affiliate of such Borrower or Obligor or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Borrowers and Obligors and their respective Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Borrowers and Obligors and their respective Subsidiaries, and to the knowledge of each such Borrower or Obligor, each director, officer, employee, agent and Affiliate of each such Borrower or Obligor and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit Accommodations issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction). Notwithstanding the foregoing, this Section shall not be made by nor apply to any Person that is registered or created under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as this Section would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Corruption Laws or Anti-Money Laundering Laws Sanctions have been started or (to the best of its knowledge and belief) threatened against any Borrower or Obligor or any its Subsidiaries. No Borrower or Obligor has received notice of any action, suit, proceeding or investigation against it with respect to Sanctions.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS.

9.1 Maintenance of Existence. Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate or limited liability company existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted, except as otherwise permitted under this Agreement. No Borrower will change its organizational identification number, jurisdiction of organization or organizational identity, in each case, unless the Agent shall have received at least thirty (30) days prior written notice of such change and the Agent shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Agent’s security interest in the Collateral, or (2) any reasonable action requested by the Agent in connection therewith has been completed or taken (including any action to continue the perfection of any liens in favor of the Agent, on behalf of the Secured Parties, in any Collateral). Each Borrower shall give Agent thirty (30) days prior written notice of any proposed change in its corporate or limited liability company name, which notice shall set forth the new name and such Borrower shall deliver to Agent a copy of the amendment to the Certificate of Incorporation or Formation, Articles of Incorporation or Memorandum of Association, as applicable, of such Borrower providing for the name change certified by the Secretary of State, the Ministry of Government Services (Ontario), Companies House (United Kingdom) or other applicable Governmental Authority of the jurisdiction of incorporation or formation of such Borrower as soon as it is available.

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9.2 New Collateral Locations. Any U.S. Borrower may open any new location within the United States, any Canadian Borrower may open any new location within Canada, and UK Borrower may open any new location within England, in each case, provided such Borrower: (a) gives Agent ten (10) days prior written notice of the intended opening of any such new location; and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC, PPSA or UK Registration Requirements financing statements and, if such Borrower leases such new location for a term exceeding 120 calendar days, provides a favorable landlord waiver or subordination.

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Governmental Authority, including, without limitation, the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Occupational Health and Safety Act (Ontario), as amended, the Fair Labor Standards Act of 1938, as amended, the Employment Standards Act (Ontario), as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

(b) Borrowers shall take prompt and appropriate action to respond to any of Borrowers’ non-compliance (to the extent Borrowers have knowledge thereof or would have knowledge thereof upon due inquiry) with any of the Environmental Laws and shall report to Agent on such response.

(c) Borrowers shall give both oral and written notice to Agent immediately upon Borrowers’ receipt of any notice of, or Borrowers’ otherwise obtaining knowledge of:

(i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material by any Borrower or upon any of its premises; or

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(ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to:

(A) any non-compliance with or violation of any Environmental Law by any Borrower;

(B) the release, spill or discharge, threatened or actual, of any Hazardous Material by any Borrower or upon any of its premises;

(C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials by any Borrower or upon any of its premises; or

(D) any other environmental, health or safety matter;

in each case, which could have a material adverse effect upon any Borrower or its business, operations or assets or any properties at which any Borrower transported, stored or disposed of any Hazardous Materials; or

(d) Borrowers shall indemnify and hold harmless Agent, Lenders, and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material by any Borrower or upon any of its premises, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of such Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

(e) To the extent any of the provisions of this Section 9.3 as they pertain to the Santa Monica Real Estate or the Illinois Real Estate are inconsistent with the provisions of the applicable deed of trust in favor of Agent and Lenders on the Santa Monica Real Estate or the Illinois Real Estate, as applicable, the provisions of such deed of trust shall govern.

(f) The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

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9.4 Payment of Taxes and Claims. Each Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves have been set aside on its books. (a) U.S. Borrowers shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein to U.S. Borrowers and U.S. Borrowers agree to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent and Lenders on demand the amount thereof, and until paid by U.S. Borrowers such amount shall be added and deemed part of the U.S. Revolver Loans, (b) Canadian Borrowers shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein to Canadian Borrowers and Canadian Borrowers agree to indemnify and hold Agent and Canadian Lenders harmless with respect to the foregoing, and to repay to Agent and Canadian Lenders on demand the amount thereof, and until paid by Canadian Borrowers such amount shall be added and deemed part of the Canadian Revolver Loans and (c) UK Borrower shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein to UK Borrower and UK Borrower agrees to indemnify and hold Agent and UK Lenders harmless with respect to the foregoing, and to repay to Agent and UK Lenders on demand the amount thereof, and until paid by UK Borrower such amount shall be added and deemed part of the UK Revolving Loans; provided, that, nothing contained herein shall be construed to require Borrowers to pay any Excluded Taxes. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.5 Insurance. Borrowers shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Agent as to form, amount and insurer. Borrowers shall furnish certificates, policies or endorsements to Agent as Agent shall require as proof of such insurance, and, if Borrowers fail to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice (or such other amount of notice as agreed to by Agent in its Permitted Discretion) to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrowers in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, for the ratable benefit of Lenders, as its interests may appear and further specify that Agent shall be paid regardless of any act or omission by Borrowers or any of their affiliates. Subject to the provisions of the deeds of trust executed in favor of Agent in connection herewith, at its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations (or, with respect to Collateral of the Canadian Borrowers, to payment of the Canadian Obligations and with respect to Collateral of UK Borrower, to payment of the UK Obligations), whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations (or Canadian Obligations and UK Obligations, as applicable). Borrowers shall maintain flood insurance with respect to any real property which constitutes Collateral as requested by any Lender to the extent necessary to comply with any applicable law or regulation.

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9.6 Financial Statements and Other Information.

(a) Borrowers shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrowers and their subsidiaries (if any) in accordance with GAAP and Borrowers shall furnish or cause to be furnished to Agent: (i) on or before the earlier of the forty-fifth (45th) day after the end of each fiscal month or, for any fiscal month ending on the last day of a fiscal quarter, the date on which U.S. Borrowers file their Form 10Q with the Securities and Exchange Commission for such fiscal quarter, monthly unaudited internally prepared consolidated and consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity) as of the end of and through such fiscal month, all in reasonable detail, which financial statements shall be prepared honestly and in good faith (provided that where such fiscal month does not end on the last day of a fiscal quarter, Agent understands that such financial statements are based upon preliminary information available at the time of preparation of such financial statements and may therefore not be complete and fairly present the financial position and the results of the operations of Borrowers and their subsidiaries, provided, that, if the average daily Excess Availability during any fiscal quarter (as determined on the dates on which Agent approves the weekly borrowing base certificates provided pursuant to clause (a) of Section 7.1 hereof) is not less than the greater of Twelve Million Five Hundred Thousand Dollars ($12,500,000) or ten percent (10%) of the amount available to be borrowed pursuant to clause (a) of Section 2.1 hereof, (but in any event no more than ten percent (10%) of the Maximum Credit) and so long as no Event of Default has occurred and is continuing, then during the immediately following fiscal quarter, such financial statements may be provided on a fiscal quarter basis on or before the earlier of the forty-fifth (45th) day after the end of such fiscal quarter or the date on which U.S. Borrowers file their Form 10Q with the Securities and Exchange Commission for such fiscal quarter, (ii) within ninety (90) days after the end of each fiscal year, audited consolidated and consolidating financial statements of Borrowers and their subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and their subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrowers and their subsidiaries as of the end of and for the fiscal year then ended, and (iii) at Agent’s request, within thirty (30) days after the start of each fiscal year, Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, for the forthcoming fiscal year, quarter by quarter. Annual and quarterly financials delivered in accordance with this Section 9.6(a) shall be certified by the chief financial officer of PCM as being such officer’s good faith estimate of the financial performance of Borrowers during the periods covered thereby. Notwithstanding anything to the contrary contained herein, with respect to Projections Borrowers represent only that such information (x) was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, (y) involves certain risks and uncertainties, and (z) projected results may differ materially from those contained in any financial statements, SEC, OSC, FCA, PRA or Companies House (United Kingdom) filings or other reports of Borrowers.

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(b) Borrowers shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim which involves an amount in excess of Two Million Dollars ($2,000,000) and relates to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in the Borrowers’ business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

(c) Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all financial reports which Borrowers send to their stockholders generally and copies of all reports and registration statements which Borrowers file with the SEC, OSC, FCA, PRA or Companies House (United Kingdom), any national or provincial securities exchange or commission or the Financial Industry Regulatory Authority, Inc.

(d) Borrowers shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information in respect of the Collateral and the business of Borrowers, as Agent may, from time to time, reasonably request. Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers to any court or other government agency with jurisdiction over Agent or such Lenders or, subject to Section 13.5 below, to any participant or assignee or prospective participant or assignee. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent one (1) year after the same are delivered to Agent, except as otherwise designated by Borrowers to Agent in writing.

(e) Borrowers shall deliver a Compliance Certificate at the same time they deliver the financial statements required under Section 9.6(a).

(f) Borrowers shall promptly notify Agent in writing of the details of any amendment, restatement, supplement or other modification to any of the Joint Venture Documents and shall promptly provide Agent with a copy of any such amendment, restatement, supplement or modification.

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9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower shall not, directly or indirectly, (a) merge or amalgamate into or with or consolidate with any other Person or permit any other Person to merge or amalgamate into or with or consolidate with it, provided, that (A) any U.S. Borrower may merge or amalgamate into or with or consolidate with any U.S. Borrower upon not less than twenty (20) days prior written notice to Agent, (B) any Canadian Borrower may merge or amalgamate into or with or consolidate with another Canadian Borrower upon not less than twenty (20) days prior written notice to Agent, (C) UK Borrower may merge or amalgamate into or with or consolidate with any Person that hereafter joins this Agreement as a “UK Borrower” hereunder upon not less than twenty (20) days prior written notice to Agent, and (D) any Borrower may merge or amalgamate into or consolidate with another Person that is not a Borrower hereunder to effect a transaction permitted under Section 9.10(d) below so long as the Borrower is the surviving entity, (b) unless otherwise consented to by Agent in writing, which consent shall not be unreasonably withheld or delayed, sell, assign, lease, transfer, abandon or otherwise dispose of any capital stock of a subsidiary or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business, (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of such Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Agent, for the ratable benefit of U.S. Lenders in the case of U.S. Borrowers, Canadian Lenders in the case of Canadian Borrowers and UK Lenders in the case of UK Borrower, and (B) such sales for all Borrowers do not involve Equipment having an aggregate fair market value in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) for all such Equipment disposed of in any single transaction or in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) for all such Equipment disposed of in any fiscal year of Borrowers, (iii) a sale of the Santa Monica Real Estate to the extent permitted under Section 2.6(a), (iv) a sale of the Illinois Real Estate to the extent permitted under Section 2.6(b) and (v) any sale, assignment, lease, transfer, or other disposition of assets from a U.S. Borrower to any other U.S. Borrower, a Canadian Borrower to any other Canadian Borrower or UK Borrower to any Person that hereafter joins this Agreement as a “UK Borrower” hereunder, (c) form or acquire any subsidiaries (except as provided in Section 9.10(d) below), or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

9.8 Encumbrances. Borrowers shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of their assets or properties, including, without limitation, the Collateral, except:

(a) the liens and security interests of Agent for itself and the benefit of Secured Parties;

(b) liens securing the payment of taxes, either not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrowers and with respect to which adequate reserves have been set aside on their books;

(c) security deposits in the ordinary course of business;

(d) non-consensual statutory liens (other than liens securing the payment of taxes or with respect to Canadian Pension Plans (save for contribution amounts not yet due)) arising in the ordinary course of Borrowers’ business to the extent:

(i) such liens secure obligations which are not overdue; or

(ii) such liens secure obligations relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer (subject to applicable deductibles) or being contested in good faith by appropriate proceedings diligently pursued and available to Borrowers, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on their books;

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(e) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrowers as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(f) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate, and any refinancings, modifications, extensions, renewals and replacements thereof, so long as such security interests and mortgages do not apply to any property of Borrowers other than the Equipment or real estate so acquired and any additions or accessions thereto or proceeds thereof, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be;

(g) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(h) the security interests and liens set forth on Schedule 8.4 hereto;

(i) liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 9.9 hereof; and

(j) Liens in favor of Castle Pines securing the Castle Pines Secured Obligations, subject to the terms of the Castle Pines Intercreditor Agreement.

9.9 Indebtedness. Borrowers shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except:

(a) the Obligations;

(b) trade obligations, operating lease obligations and other obligations incurred in the ordinary course of the Borrowers’ business and not for borrowed money, together with normal accruals in the ordinary course of business not yet due and payable, or with respect to which the Borrowers are contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrowers, and with respect to which adequate reserves have been set aside on their books;

(c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

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(d) obligations or indebtedness set forth on Schedule 9.9 hereto; provided, that, (i) Borrowers may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) except as otherwise permitted under this Agreement, redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers shall furnish to Agent all notices or demands in connection with such indebtedness either received by Borrowers or on their behalf, promptly after the receipt thereof, or sent by Borrowers or on their behalf, concurrently with the sending thereof, as the case may be;

(e) (i) indebtedness of any U.S. Borrower owing to another U.S. Borrower, (ii) indebtedness of any Canadian Borrower owing to another Canadian Borrower or to UK Borrower, (iii) indebtedness of UK Borrower owing to a Canadian Borrower to any Person that hereafter joins this Agreement as a “UK Borrower” hereunder, (iv) indebtedness of any U.S. Borrower owing to a Canadian Borrower or UK Borrower so long as such indebtedness is subordinated to the Obligations in a manner satisfactory to Agent, and (v) indebtedness of any Canadian Borrower or UK Borrower owing to a U.S. Borrower to the extent permitted under Section 9.10(g);

(f) any obligations or indebtedness of Borrowers on account of the deferred payment of the Total Consideration (as defined in Section 9.10 hereof) or any earn-outs or similar contingent payments in connection with the acquisition of a Target (as defined in Section 9.10 hereof), to the extent permitted in Section 9.10(d) hereof; provided, however, that no payments may be made by Borrowers on account thereof (other than with respect to the earn-out payable in connection with the acquisition of Collab9) unless both before and immediately after giving effect to such payment, Borrowers have at least $10,000,000 in Excess Availability;

(g) indebtedness to the Canadian federal government in an aggregate sum not to exceed Two Million Dollars ($2,000,000) (Canadian) on account of advances made by the Canadian federal government against rebates payable by it to Borrowers;

(h) indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services;

(i) unsecured indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(j) indebtedness of any Borrower entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are with a Bank Product Provider, (ii) such arrangements are not for speculative purposes, and (iii) such indebtedness shall be unsecured, except to the extent such indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof;

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(k) indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower, so long as the amount of such indebtedness is not in excess of the amount of the unpaid cost of (including all finance charges owed to any such Person), and shall be incurred only to defer the cost of, such insurance for the years in which such indebtedness is incurred and such indebtedness is outstanding only during such years; and

(l) the Castle Pines Secured Obligations in an amount not to exceed $50,000,000 at any time, subject to the terms of the Castle Pines Intercreditor Agreement.

9.10 Loans, Investments, Guarantees, Etc. Borrowers shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in:

(i) short-term direct obligations of the United States, Canadian or British Government;

(ii) negotiable certificates of deposit or guaranteed investment certificates issued by any bank satisfactory to Agent, payable to the order of the Borrowers or to bearer and delivered to Agent;

(iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Agent, Borrowers shall take such actions as are deemed necessary by Agent to perfect the security interest of Agent and Lenders in such investments;

(c) the guarantees set forth in the Information Certificates;

(d) Borrowers may (A) acquire not less than a majority of the issued and outstanding capital stock of another Person, or all or a substantial part of the assets of another Person or of a division of another Person (each, a “Target”) directly or indirectly through a New Subsidiary (as defined below), through another subsidiary or subsidiaries formed for the purpose of effecting any such acquisition in a single or series of related transactions, or through any other subsidiary of a Borrower, and (B) form a new wholly-owned subsidiary (a “New Subsidiary”) and make investments in such New Subsidiary (“Subsidiary Investments”), in each case, subject to the satisfaction in full of all of the following conditions precedent:

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(i) The subject Target or New Subsidiary (as applicable) shall be in the same or similar type of business as Borrowers;

(ii) The aggregate sum of (A) the purchase price for the subject Target and any related Targets plus any other consideration payable in connection with the sale of the Target and any related Targets, excluding any earn-outs and similar contingent payments, excluding any obligations or indebtedness of the Target that are assumed (as permitted by Section 9.9 hereof) and excluding any capital stock of PCM (the “Total Consideration”) or the amount of the subject Subsidiary Investments (as applicable), plus (B) the aggregate sum of the Total Consideration for all other Targets acquired by Borrowers after the date hereof shall not exceed Seventy Million Dollars ($70,000,000) during the term of this Agreement after the date hereof and Thirty Million Dollars ($30,000,000) during any fiscal year; provided, however, if the Payment Conditions are satisfied with respect to any such acquisition or investment, the Total Consideration for such acquisition or investment shall not count against the limitations set forth in this Section 9.10(d)(ii).

(iii) As of the date of the acquisition of the subject Target and any related Targets or the making of the subject Subsidiary Investments (as applicable) and after giving effect thereto, the Average 30 Day Excess Availability would not be less than $17,000,000;

(iv) The subject Target shall be acquired in accordance with applicable laws free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance except as permitted in Section 9.8 hereof, and free and clear of any obligations or indebtedness except as permitted in Section 9.9 hereof;

(v) Any portion of the Total Consideration (excluding any earn-outs and similar contingent payments) that is not payable on the closing of the acquisition of the subject Target shall, to the extent a Borrower is obligated to make payment thereof, be subordinated in a manner satisfactory to Agent or, at Borrowers’ option, Agent may establish an Availability Reserve for such portion of the Total Consideration;

(vi) The subject Target and the Person acquiring the subject Target or the subject New Subsidiary (as applicable) shall guarantee the Obligations, and the assets and capital stock of the subject Target and such Person or the subject New Subsidiary (as applicable) shall be pledged to Agent, all pursuant to documents in form and substance satisfactory to Agent and in accordance with Section 9.20; provided, that if such Target, Person acquiring the subject Target or subject New Subsidiary is incorporated or organized under the laws of Canada or any territory or province thereof or the laws of England and Wales, such guarantee shall be limited to the Canadian Obligations and UK Obligations.

(vii) No Event of Default, or event that with notice or lapse of time or both would constitute an Event of Default, shall have occurred and be continuing or would result from the acquisition of the subject Target or the making of the subject Subsidiary Investments (as applicable);

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(viii) Borrowers shall give prior written notice to Agent of the acquisition of the subject Target or the making of the subject Subsidiary Investments as soon as reasonably practicable, but in no event less than fifteen (15) calendar days prior to the closing thereof if the Total Consideration for the subject Target and any related Targets or the amount of the Subsidiary Investments (as applicable) is greater than Five Million Dollars ($5,000,000);

(ix) Agent shall have received true, correct and complete copies of the acquisition agreement(s) for the subject Target and all exhibits, schedules, documents and other agreements relating thereto, together with such financial and other information concerning the subject Target as Agent may reasonably request; and

(x) Agent shall have received such further agreements, documents and instruments, and such further acts shall have been completed, with respect to the subject Target or New Subsidiary (as applicable), as required by Section 9.17 hereof.

At PCM’s request, but only at the sole election of all Lenders, the subject Target or the Person acquiring the subject Target or the subject New Subsidiary (as applicable) may be added as a U.S. Borrower, a Canadian Borrower or UK Borrower hereunder, as applicable, by executing and delivering a Joinder Agreement. Upon execution and delivery thereof, such Person shall become a U.S. Borrower, a Canadian Borrower or UK Borrower hereunder, as applicable, and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Financing Agreements. Regardless of whether the subject Target or the Person acquiring the subject Target or the subject New Subsidiary (as applicable) is or becomes a borrower hereunder, and regardless of whether the Accounts and Inventory of the subject Target or New Subsidiary qualify under the definition of “Eligible Accounts” and “Eligible Inventory” in this Agreement, the inclusion of such Accounts and Inventory in Eligible Accounts and Eligible Inventory shall be subject to:

(xi) Agent’s receipt and approval of full written appraisals as to the inventory of the subject Target or New Subsidiary in form, scope and methodology reasonable acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent, and upon which Agent is expressly permitted to rely;

(xii) The completion of a field examination by Agent of the subject Target or New Subsidiary with results reasonably satisfactory to Agent;

(xiii) Such additional eligibility criteria, Availability Reserves and percentage advance rates as Agent shall establish in its commercially reasonable discretion in light of the foregoing appraisals and field examination; and

(xiv) The chief executive office and jurisdiction of organization of the subject Target or New Subsidiary (as applicable) shall be in the United States or Canada (or England if such Person is incorporated or organized under the laws of England and Wales), and in any event, only those Accounts generated and invoiced from the United States or Canada (or England if such Person is incorporated or organized under the laws of England and Wales) and that Inventory located in the United States or Canada (or England if such Person is incorporated or organized under the laws of England and Wales) may be deemed Eligible Accounts or Eligible Inventory;

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(e) (i) subject to any applicable subordination requirement set forth in Section 9.9(e), any Borrower may make loans or advances to, or investments in, a U.S. Borrower, and may guaranty, assume, endorse or otherwise become responsible for the indebtedness or obligations of a U.S. Borrower, and (ii) any Canadian Borrower or UK Borrower may make loans or advances to, or investments in, another Canadian Borrower or UK Borrower, and may guaranty, assume, endorse or otherwise become responsible for the indebtedness or obligations of another Canadian Borrower or UK Borrower.

(f) Borrowers may make advances to their employees not to exceed Two Million Dollars ($2,000,000) in the aggregate outstanding (for all Borrowers) at any time;

(g) U.S. Borrowers may make loans or advances to, or investments in, any Canadian Borrower or UK Borrower, so long as: (i) such Canadian Borrower or UK Borrower is a wholly owned subsidiary of PCM; (ii) the aggregate amount of all such loans, advances and investments, net of any repayments of such loans, advances and investments, does not exceed $15,000,000 during the term of this Agreement after the date hereof; and (iii) no Event of Default has occurred and is continuing at the time of any such loan, advance or investment, or would result therefrom; provided, however, that Investments made by the U.S. Borrowers in the UK Borrower in connection with the Disclosed Acquisitions, in each case, solely in the amount necessary to allow UK Borrower to pay the initial cash consideration payable in connection with such acquisition or subsequent earn-out consideration, shall not be counted against the above-referenced $15,000,000 limitation, so long as (A) such acquisition and such earn-out are permitted hereunder, and (B) such Investment is made substantially concurrently with the consummation of the applicable acquisition or required earn-out provisions (it being understood that any proceeds of such Investments not used to pay the cash consideration payable in connection with the applicable acquisition shall be returned and/or repaid to the applicable U.S. Borrower).

(h) Borrowers may make loans or advances to, or investments in, any Affiliate (other than a Canadian Borrower or UK Borrower), so long as: (i) such Affiliate is a wholly owned subsidiary of PCM; (ii) the aggregate amount of all such loans, advances and investments, net of any repayments of such loans, advances and investments, does not exceed $5,000,000 during the term of this Agreement after the date hereof; and (iii) no Event of Default has occurred and is continuing at the time of any such loan, advance or investment, or would result therefrom;

(i) Borrowers may make acquisitions of or investments in properties numbered 1 through 3 listed on Schedule 9.10, so long as (i) the aggregate amount of such acquisitions and investments, together with any acquisition costs, property improvements and purchase money financing related thereto (excluding acquisitions, investments, costs or improvements made from the identifiable net proceeds of the sale or refinance of the Real Estate within 180 days of receipt by Borrowers of the net proceeds thereof), does not exceed $20,000,000 during the term of this Agreement after the date hereof, (ii) the Borrowers have at least $10,000,000 in Excess Availability both before and after giving effect to each such acquisition or investment, and (iii) no Event of Default has occurred and is continuing at the time of any such acquisition or investment, or would result therefrom;

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(j) Borrowers may make acquisitions of or investments in the properties numbered 4 and 5 listed on Schedule 9.10, so long as: (i) the Borrowers have at least $10,000,000 in Excess Availability both before and after giving effect to each such acquisition or investment, and (ii) no Event of Default has occurred and is continuing at the time of any such acquisition or investment, or would result therefrom;

(k) Borrowers may make acquisitions of or investments in real estate, in each case, to the extent made from the net proceeds of the sale or refinancing of the Real Estate, so long as: (i) the Borrowers have at least $10,000,000 in Excess Availability both before and after giving effect to each such acquisition or investment, and (ii) no Event of Default has occurred and is continuing at the time of any such acquisition or investment, or would result therefrom;

(l) the Borrowers may guarantee the Canadian Obligations and UK Obligations pursuant to the Financing Agreements; and

(m) performance guarantees provided by PCM Sales and PCM pursuant to the Joint Venture Documents, as in effect as of the First Amendment Effective Date.

9.11 Dividends and Redemptions. Borrowers shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of capital stock of Borrowers now or hereafter outstanding (except, directly or indirectly, to PCM), or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase, repurchase, recapitalize or otherwise acquire (except, directly or indirectly, from PCM) any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares (except, directly or indirectly, to PCM) or agree to do any of the foregoing; provided, that, PCM may, so long as no Event of Default has occurred and is continuing or would result from any such repurchase or payment, (a) repurchase a portion of its capital stock and pay dividends on account of its capital stock in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) from and after the date hereof so long as the Average 30 Day Excess Availability after giving effect to any such repurchase or payment is not less than the Excess Availability Threshold then in effect on the date of such repurchase or payment, and (b) repurchase a portion of its capital stock and pay dividends on account of its capital stock so long as the Payment Conditions are satisfied with respect to such repurchase or dividend.

9.12 Transactions with Affiliates. Borrowers shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any Affiliate, except (a) transactions between U.S. Borrowers, (b) transactions between Canadian Borrowers or between Canadian Borrowers and UK Borrower, or (c) in the ordinary course of and pursuant to the reasonable requirements of Borrowers’ business and upon fair and reasonable terms no less favorable to the Borrowers than Borrowers would obtain in a comparable arm’s length transaction with an unaffiliated person.

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9.13 Additional Accounts. Borrowers shall not, directly or indirectly, open, establish or maintain any deposit account, investment account, credit card or check processing account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in the Information Certificates, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Agent and subject to such conditions thereto as Agent may establish and (b) as to any accounts used by Borrowers to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Agent.

9.14 Compliance with ERISA; Canadian Pension Plans. (a) Borrowers shall not with respect to any “employee pension benefit plans” maintained by Borrowers or any of their ERISA Affiliates:

(a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA;

(ii) allow or fail to correct promptly after discovery thereof any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrowers or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA;

(iii) fail to pay to any such employee pension benefit plan any contribution which they are obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan;

(iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan;

(v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation; or

(vi) incur any withdrawal liability with respect to any multiemployer pension plan.

(b) As used in this Section 9.14, the term “employee pension benefit plans,” “employee benefit plans”, “accumulated funding deficiency” and “reportable event” shall have the respective meanings assigned to them in ERISA, and the term “prohibited transaction” shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

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(c) No Borrower shall: (i) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Pension Plan, without the prior written consent of Agent; or (ii) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a Canadian Defined Benefit Pension Plan, without the prior written consent of Agent.

9.15 Fixed Charge Coverage Ratio. If as of any date of determination a FCCR Triggering Event shall have occurred, Borrowers shall have a Fixed Charge Coverage Ratio, calculated as of the end of the last quarter (on a trailing four-quarter basis) immediately preceding such date of determination for which financial statements have most recently been delivered pursuant to Section 9.6(a)(i), of at least 1.0:1.0.

9.16 Costs and Expenses. Borrowers shall pay to Agent, for itself and the ratable benefit of Secured Parties, on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s and Lenders’ rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to:

(a) all reasonable costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable);

(b) all reasonable costs and expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees;

(c) reasonable costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s and Lender’s customary charges and fees with respect thereto;

(d) customary charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations;

(e) reasonable costs and expenses of preserving and protecting the Collateral;

(f) reasonable costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, for itself and the ratable benefit of Secured Parties, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent and/or Lenders arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters);

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(g) all reasonable out-of-pocket expenses and costs incurred by Agent’s examiners or internal or external auditors in the conduct of their periodic field examinations of the Collateral and Borrowers’ operations, plus a per diem charge at the rate of One Thousand Dollars ($1,000) per person per day for such examiners or internal or external auditors in the field and office; and

(h) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

In addition to the foregoing, the Borrowers shall pay the Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning any Borrower or in exercising rights or remedies under the Financing Agreements), or defending the Financing Agreements, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action with respect to the Collateral.

9.17 Further Assurances. At the request of Agent or any Lender at any time and from time to time, Borrowers shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrowers representing on behalf of Borrowers that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied. Where permitted by law, Borrowers hereby authorizes Agent and any Lender to execute and file one or more UCC, PPSA, or UK Registration Requirements financing statements signed only by Agent and any Lender as deemed appropriate by Agent to perfect Agent’s and Lender’s security interests in the Collateral. Notwithstanding anything to the contrary herein, no real estate may be added as collateral hereunder unless Agent or Borrowers have given at least 45 days prior written notice to the Lenders of the intent to add such real estate as collateral, and the Agent has confirmed that flood insurance due diligence and compliance has been completed in a manner reasonably satisfactory to all Lenders.

9.18 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Borrower and Obligor will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Borrower and Obligor and their respective Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, the Obligors and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Borrowers and Obligors shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Notwithstanding the foregoing, this Section shall not be made by nor apply to any Person that is registered or created under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as this Section would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

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9.19 Use of Proceeds. Each Borrower and Obligor will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the date hereof, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of any Loan or Letter of Credit Accommodation will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, (y) that no part of the proceeds of any Loan or Letter of Credit Accommodation will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws, and (z) no Borrower or Obligor shall fund any repayment of the Obligations with proceeds derived from a transaction prohibited by Anti-Corruption Law, Anti-Money Laundering Law or any Sanctions or in any manner which would cause a Borrower or Obligor to be in breach of any Anti-Corruption Law, Anti-Money Laundering Law or any Sanctions. Notwithstanding the foregoing, this Section shall not be made by nor apply to any Person that is registered or created under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as this Section would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

9.20 Formation of Subsidiaries. Each Borrower will, at the time that any Borrower or Obligor forms any direct or indirect UK Subsidiary, Canadian Subsidiary or U.S. Subsidiary or acquires any direct or indirect UK Subsidiary, Canadian Subsidiary or U.S. Subsidiary after the date hereof, within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion): (a) cause any such new Subsidiary that is a U.S. Subsidiary to become an Obligor hereunder or, at the election of the Lenders, a U.S. Borrower hereunder, and assume all obligations and liabilities of Obligors or U.S. Borrowers hereunder, as applicable, and agree to be bound by all of the provisions of this Agreement as if it had been an original signatory hereto as an Obligor or U.S. Borrower, as applicable, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to liens permitted under Section 9.8 hereof) in and to the assets of such newly formed or acquired Subsidiary unless expressly not required by the Financing Agreements); (b) cause any such new Subsidiary that is a Canadian Subsidiary or UK Subsidiary, to become an Obligor hereunder with respect to the Canadian Obligations and UK Obligations, or, at the election of the Lenders, a Canadian Borrower or UK Borrower, as applicable, hereunder, and assume all obligations and liabilities of Obligors, Canadian Borrowers or UK Borrower hereunder, as applicable, and agree to be bound by all of the provisions of this Agreement as if it had been an original signatory hereto as an Obligor, Canadian Borrower or UK Borrower, as applicable, together with such other security agreements or joinders thereto, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to liens permitted under Section 9.8 hereof) in and to the assets of such newly formed or acquired Subsidiary unless expressly not required by the Financing Agreements); and (c) provide to Agent all other documentation, including all “know your customer” or other similar documentation required by any Lender, and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 9.20 shall constitute a Financing Agreement.

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9.21 People with Significant Control Regime. Each Borrower shall:

(a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favour of the Agent; and

(b) promptly provide the Agent with a copy of that notice.

9.22 Agreement Regarding Side Letter. Borrowers shall comply with their obligations, covenants and agreements under that certain side letter entered into as of the date hereof among Agent, the Lenders and PCM.

9.23 Post-Closing Obligations.

(a) Form MR01 in respect of the UK Debenture shall be registered at Companies House within 21 days after the date hereof.

(b) Within 60 days after the date hereof (or such later date agreed to by Agent in its sole discretion), Borrowers shall comply with Section 9.20 with respect to each of Stack Technology Holdings Ltd, Stack Telecommunications Solutions Ltd, Stack Data Solutions Ltd and Interconnect Network Systems Ltd, including without limitation, to add each such entity as a UK Borrower hereunder.

(c) (i) Within 90 days after the date hereof (or such later date agreed to by Agent in its sole discretion), Agent shall have received from the UK Borrower the agreement entered into by HSBC’s London Branch at which a Blocked Account is established in the form set out in the UK Supplemental Security Agreement for the purposes of Section 6.3(a)(ii) hereof.

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(ii) (A) No later than the earlier of (x) 90 days after the date hereof (or such later date agreed to by Agent in its sole discretion) or (y) the date in which clause (i) above is satisfied, UK Borrower shall enter into the UK Supplemental Security Agreement, in form and substance acceptable to Agent and (B) no later than 21 days after the date the UK Supplemental Security Agreement is executed and delivered to Agent, Agent and UK Security Trustee shall have received a copy of the certificate of registration confirming registration of the UK Supplemental Security Agreement at Companies House.

(iii) Contemporaneously with the delivery of the UK Supplemental Security Agreement pursuant to clause (ii) above, (A) UK Borrower shall deliver a directors’ certificate attaching (x) authorizing resolutions; (y) specimen of the signature of each person authorized by the resolutions in relation to the UK Supplemental Security Agreement and related documents; and (z) constitutional documents, and confirming that the UK Supplemental Security Agreement has been duly executed, there is no breach and each duly executed original and each copy of such documents, in relation to the UK Supplemental Security Agreement, delivered to the Agent as specified herein are true, correct, complete and in full force and effect as at the date of the certificate, and (B) Agent shall have received an opinion as to English law of Jones Day, in form and substance satisfactory to Agent, on the status and capacity of, and authorization by UK Borrower to enter the UK Supplemental Security Agreement.

(d) Within 90 days after the date hereof (or such longer period as agreed to by Agent in its sole discretion), UK Borrower shall amend its customer contracts or such other customer arrangements to ensure that all amounts owed to UK Borrower shall be paid into a Blocked Account at HSBC’s London Branch subject to the agreement entered into by HSBC’s London Branch.

(e) Within 14 days after the date hereof (or such later date agreed to by Agent in its sole discretion), (i) Borrowers shall deliver to Agent a fully executed deed of hypothec in respect of PCM Ventes Canada, Inc. / PCM Sales Canada, Inc. and evidence of registration of such deed of hypothec at the Quebec register of personal and movable real rights (RDPRM), and (ii) Borrowers shall deliver, or cause to be delivered, to Agent a post-closing opinion of Stikeman Elliott LLP (in respect of Quebec) in form and substance reasonably satisfactory to the Agent.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES.

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default,” and collectively as “Events of Default”:

(a) (i) Borrowers fail to pay when due any principal amount on the Loans, (ii) Borrowers fail to pay any other Obligations within two (2) Business Days after the same become due and payable or (iii) any Borrower or any Obligor fails to perform any of the covenants contained in this Agreement or the other Financing Agreements and such failure shall continue for thirty (30) days; provided, that, such thirty (30) day period shall not apply in the case of (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within the preceding four (4) month period, (B) any failure by Borrowers to pursue a cure diligently and promptly during such thirty (30) day period, or (C) a violation of Section 9.19;

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(b) any representation, warranty or statement of fact made by any Borrower to Agent or any Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) except as otherwise agreed to by Agent in writing, if one or more judgments, orders, or awards for the payment of money involving an amount in excess of Twenty Million Dollars ($20,000,000) in any one case or in excess of Twenty-Five Million Dollars ($25,000,000) in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Borrower or any of its Subsidiaries, or with respect to any of their respective assets, and either (i) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of or injunction against enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award;

(e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or any Obligor, which is a partnership, limited liability company, or corporation, dissolves or suspends or discontinues doing business;

(f) any Borrowers or any Obligor (other than the UK Borrower) becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

(g) a case or proceeding or proposal under the bankruptcy or restructuring or corporate laws of the United States of America or Canada now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within forty five (45) days after the date of its filing or any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding or proposal under the bankruptcy or restructuring or corporate laws of the United States of America or Canada now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of its property;

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(i) a UK Insolvency Proceeding occurs with respect to the UK Borrower;

(j) the UK Borrower:

(i) is unable or admits inability to pay its debts as they fall due;

(ii) suspends making payments on any of its debts; or

(iii) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Agent) with a view to rescheduling any of its indebtedness.

(k) The value of the assets of the UK Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

(l) A moratorium is declared in respect of any Indebtedness of the UK Borrower.

(m) any default by any Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money or secured indebtedness owing to any person other than Agent or any Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in excess of Five Million Dollars ($5,000,000) in the aggregate, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Agent and Lenders, which default continues for more than the applicable cure period, if any, with respect thereto, unless (in each case and without limiting Agent’s rights to establish Availability Reserves for any such defaults) such defaults are being contested in good faith by appropriate proceedings diligently pursued;

(n) the acquisition by any Person (other than Frank Khulusi or Sam Khulusi) of the capital stock of PCM if the effect of such acquisition is that such Person together with any of its affiliates hold, directly or indirectly, fifty percent (50%) or more of the issued and outstanding capital stock of PCM;

(o) the indictment or conviction of any Borrower or any Obligor under any criminal statute, pursuant to which statute the penalties or remedies sought or available may reasonably be expected to lead to forfeiture of any of the property of such Borrower or such Obligor;

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(p) this Agreement or any other Financing Agreement that purports to create a lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of liens permitted under Section 9.8 hereof, first priority lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $6,000,000, or (c) as the result of an action or failure to act on the part of Agent; or

(q) there shall be an Event of Default as defined in any of the other Financing Agreements.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code, the PPSA, the UK Registration Requirements and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the Uniform Commercial Code, the PPSA, the UK Registration Requirements or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrowers of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent shall, upon the direction of the Required Lenders, at any time or times an Event of Default has occurred and is continuing, proceed directly against Borrowers or any Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent, for the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g), 10.1(h) and 10.1(i), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrowers, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent or any Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrowers, which right or equity of redemption is hereby expressly waived and released by Borrowers and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent, for the ratable benefit of Lenders. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrowers waive the posting of any bond which might otherwise be required.

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(c) Agent may apply the cash proceeds of Collateral actually received by it from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Notwithstanding the foregoing, the cash proceeds of Collateral of the Canadian Borrowers and UK Borrower (which at the time such proceeds are received by the Agent are either identified as such by the Canadian Borrowers or UK Borrower or known as such by Agent) shall be applied solely to the Canadian Obligations and UK Obligations. Borrowers shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and legal expenses.

(d) Without limiting the foregoing, upon the occurrence of an Event of Default, Agent may, and upon the direction of the Required Lenders, shall, without notice, (i) cease making Loans or arranging Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent or Lenders to Borrowers.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver; Judicial Reference.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law); provided, however, that if the laws of any jurisdiction other than California shall govern in regard to the validity, perfection or effect of perfection of any lien or in regard to procedural matters affecting enforcement of any liens in collateral, such laws of such other jurisdictions shall continue to apply to that extent.

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(b) Borrowers, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the state courts of the County of Los Angeles, State of California and of the United States District Court for the Central District of California and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent or any Lender shall have the right to bring any action or proceeding against Borrowers or their property in the courts of any other jurisdiction which such Person deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrowers or their property).

(c) Borrowers hereby waive personal service of any and all process upon them and consent that all such service of process may be made by certified mail (return receipt requested) directed to their address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) Business Days after the same shall have been so deposited in the U.S. mails, or, at Agent’s or any Lender’s option, by service upon Borrowers in any other manner provided under the rules of any such courts. Within thirty (30) days after such service or such other period as provided by applicable law, Borrowers shall appear in answer to such process, failing which Borrowers shall be deemed in default and judgment may be entered by Agent or any Lender against Borrowers for the amount of the claim and other relief requested.

(d) BORROWERS, AGENT AND EACH LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, AGENT AND EACH LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Neither Agent nor any Lender shall have any liability to Borrowers (whether in tort, contract, equity or otherwise) for losses suffered by Borrowers in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such Person, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

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(f) If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Financing Agreement, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee or referees to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of Agent, any such issues pertaining to a ‘provisional remedy’ as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

11.2 Waiver of Notices. Borrowers hereby expressly waive demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein and except to the extent such waiver is prohibited by applicable law. No notice to or demand on Borrowers which Agent or any Lender may elect to give shall entitle Borrowers to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed as provided in Section 11.3(b) hereof. Neither Agent nor any Lender shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of such Person as provided in Section 11.3(b) hereof. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(b) Neither this Agreement nor any other Financing Agreement (other than the Fee Letter) nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Agent and the Required Lenders, and as to amendments to any of the Financing Agreements, by Borrowers; except, that, any change, waiver, discharge or termination with respect to the following shall require the consent of Agent and all Lenders:

(i) the extension of the Final Maturity Date;

(ii) reduction in the interest rate or any fees or the extension of the time of payment of interest or any fees or reduction in the principal amount of any Loan or Letter of Credit Accommodations;

(iii) increase in the Commitments of any Lender over the amount thereof then in effect or provided hereunder (it being understood that a waiver of any Event of Default shall not constitute a change in the terms of any Commitments of any Lender);

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(iv) the release of any Collateral (except as expressly required by the Financing Agreements and except as permitted under Section 12.11(b) hereof);

(v) the amendment, modification or waiver of: (A) the terms of the following definitions or any provisions relating thereto: Eligible Accounts, Eligible Santa Monica Real Estate, Eligible Illinois Real Estate, Eligible Inventory, Excess Availability, Final Maturity Date, Maximum Credit, Canadian Maximum Credit, UK Maximum Credit, Required Lenders or Pro Rata Shares, or (B) any provision of Sections 6.4 or 6.8, or this Section 11.3;

(vi) the consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; or

(vii) the increase in the advance rates or the sublimits set forth in Section 2.1(a), (b) or (c) hereof.

(c) Notwithstanding anything to the contrary contained in Section 11.3(b) above, in the event that Borrowers request that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Required Lenders, then, with the consent of Borrowers and the Required Lenders, Borrowers and the Required Lenders may amend this Agreement without the consent of the Lender or Lenders which did not agree to such amendment or other modification (collectively, the “Minority Lenders”) to provide for (i) the termination of the Commitments of each of the Minority Lenders (it being understood that (A) if a Lender’s U.S. Revolving Commitment is terminated in accordance with this Section 11.3(c), then it or its Affiliates Canadian Commitment and UK Commitment shall also be terminated, (B) if a Lender’s or its Affiliate’s Canadian Revolving Commitment is terminated in accordance with this Section 11.3(c), then its U.S. Commitment and UK Commitment shall also be terminated, and (C) if a Lender’s or its Affiliate’s UK Revolving Commitment is terminated in accordance with this Section 11.3(c), then its U.S. Commitment and Canadian Commitment shall also be terminated), (ii) the addition to this Agreement of one or more other Lenders, or an increase in the Commitments of one or more of the Required Lenders, so that the U.S. Commitments, the Canadian Commitments and the UK Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the U.S. Commitments, the Canadian Commitments and the UK Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iv) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrowers and the Required Lenders may determine to be appropriate.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.

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(e) The Borrowers must maintain flood insurance on all real estate mortgaged in connection herewith that is in a Special Flood Hazard Zone, from such providers, on such terms and in such amounts as required by the Flood Disaster Protection Act as amended from time to time or as otherwise required by the Lenders. The parties hereto agree that any increase, extension or renewal of the credit facility evidenced hereby shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to all Lenders.

11.4 Waiver of Counterclaims. Borrowers waive all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Borrowers shall indemnify and hold Agent and each Lender, and its directors, agents, employees and counsel (each an “Indemnified Party”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them (excluding any of the foregoing with respect to any Indemnified Party to the extent arising from the gross negligence or willful misconduct of such Indemnified Party) in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.5 may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion which they are permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section 11.5. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment; Powers and Immunities. Each Lender hereby irrevocably designates, appoints and authorizes Wells Fargo Capital Finance, LLC to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. (a) Agent (other than the UK Security Trustee) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) Agent shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Financing Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) Agent shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

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12.2 Reliance By Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, a Borrower or any Obligor specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a notice, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of U.S. Lenders, Canadian Lenders and UK Lenders, as applicable from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or any Obligor or any of the Collateral or other property of any Borrower or any Obligor.

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12.4 WFCF in its Individual Capacity. With respect to its Commitments and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wells Fargo Capital Finance, LLC shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo Capital Finance, LLC in its individual capacity as Lender hereunder. Wells Fargo Capital Finance, LLC (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers and Obligors (and any of their respective subsidiaries or Affiliates) as if it were not acting as Agent, and Wells Fargo Capital Finance, LLC and its Affiliates may accept fees and other consideration from Borrowers and Obligors for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting the Obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.

12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or any Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or any Obligor which is required to be provided to Lenders hereunder and with a copy of any “Notice of Default or Failure of Condition” received by Agent from any Borrower, any Obligor or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or any Obligor that may come into the possession of Agent.

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12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding U.S. Revolving Loans and U.S. Letter of Credit Accommodations to U.S. Borrowers to exceed the amount set forth in Section 2.1(a) hereof (the “U.S. Borrowing Base”), would cause the aggregate amount of the total outstanding Canadian Revolving Loans and Canadian Letter of Credit Accommodations to Canadian Borrowers to exceed the amount set forth in Section 2.1(b) hereof (the “Canadian Borrowing Base” or would cause the aggregate amount of the total outstanding UK Revolving Loans and UK Letter of Credit Accommodations to UK Borrower to exceed the amount set forth in Section 2.1(c) hereof (the “UK Borrowing Base” and together with the Canadian Borrowing Base and the U.S. Borrowing Base, each a “Borrowing Base” and collectively, the “Borrowing Bases”), in any case, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding U.S. Revolving Loans and U.S. Letter of Credit Accommodations to U.S. Borrowers to exceed the U.S. Borrowing Base, will cause the total outstanding Canadian Revolving Loans and Canadian Letter of Credit Accommodations to Canadian Borrowers to exceed the Canadian Borrowing Base, or will cause the total outstanding UK Revolving Loans and UK Letter of Credit Accommodations to UK Borrower to exceed the UK Borrowing Base as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the applicable Borrowing Base shall not exceed the amount equal to ten percent (10%) of such Borrowing Base at the time and shall not cause the total outstanding principal amount of the Loans, Letter of Credit Accommodations and Special Agent Advances to exceed the Maximum Credit, the total outstanding principal amount of the Canadian Revolving Loans, Canadian Letter of Credit Accommodations and Special Agent Advances to Canadian Borrowers to exceed the Canadian Maximum Credit, or the total outstanding principal amount of the UK Revolving Loans, UK Letter of Credit Accommodations and Special Agent Advances to UK Borrower to exceed the UK Maximum Credit, and (b) without the consent of all Lenders, Agent shall not make any such additional Loans or Letter of Credit Accommodations more than ninety (90) days from the date of the first such additional Loans or Letter of Credit Accommodations. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations provided that Agent is acting in accordance with the terms of this Section 12.8.

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12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements relating to the Collateral, for the ratable benefit of Lenders and Agent. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements relating to the Collateral, and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10 Field Audits; Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the Borrowing Bases prepared by Agent (each field audit or examination report and weekly report with respect to the Borrowing Bases (as defined in Section 12.8 hereof) being referred to herein as a “Report” and collectively, the “Reports”);

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report; provided, that, nothing contained in this Section 12.10 shall be construed to limit the liability of Agent under Section 12.1(c) hereof in the event of the gross negligence or willful misconduct of Agent as determined pursuant to a final non-appealable order of a court of competent jurisdiction;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and Obligors and will rely significantly upon each Borrower’s books and records, as well as on representations of each Borrower’s personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.7 hereof, and not to distribute or use any Report in any other manner.

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12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof (provided that in no event shall Special Agent Advances for such purpose exceed Five Million Dollars ($5,000,000) in the aggregate outstanding at any time), provided, that, unless all Lenders otherwise agree in writing, the Special Agent Advances under this clause (i) shall not cause the aggregate outstanding principal amount of the Loans, the Letter of Credit Accommodations and such Special Agent Advances to exceed the Maximum Credit, the aggregate outstanding principal amount of the Canadian Revolving Loans, the Canadian Letter of Credit Accommodations and such Special Agent Advances to Canadian Borrowers to exceed the Canadian Maximum Credit, or the aggregate outstanding principal amount of the UK Revolving Loans, the UK Letter of Credit Accommodations and such Special Agent Advances to UK Borrower to exceed the UK Maximum Credit, and Agent shall make commercially reasonable arrangements with Borrowers for the repayment in full of such Special Agent Advances within a reasonable time, or (ii) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral; provided, however, that the Special Agent Advances to U.S. Borrowers shall not be secured by the Collateral of the Canadian Borrowers or of UK Borrower. Special Agent Advances shall not constitute Loans (except that they shall bear interest as if they were Prime Rate Loans, Canadian Base Rate Loans or UK Base Rate Loans, as applicable) but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender and Borrowers in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.10, (x) each U.S. Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share (calculated under clause (a) of the definition of Pro Rata Share) of each such Special Agent Advance to any U.S. Borrower, (y) each Canadian Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share (calculated under clause (b) of the definition of Pro Rata Share) of each such Special Agent Advance to any Canadian Borrower and (z) each UK Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share (calculated under clause (c) of the definition of Pro Rata Share) of each such Special Agent Advance to UK Borrower. If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Agent at the interest rate then payable by Borrowers in respect of the Loans as set forth in Section 3.1 hereof.

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(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the U.S. Commitments, the Canadian Commitments and the UK Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 hereof, or (ii) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition is made in compliance with the terms hereof, including Sections 9.7 and 2.6 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or any Obligor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having an aggregate value of less than Five Million Dollars ($5,000,000) during any calendar year, or (v) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (and any Lender may require that the proceeds from any sale or other disposition of the Collateral to be so released be applied to the Obligations in a manner satisfactory to such Lender). Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c) Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent for itself and the benefit of the Lenders upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower in respect of) the Collateral retained by any Borrower.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or any Obligor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent herein or pursuant hereto or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

(e) In its capacity as Agent, Wells Fargo Capital Finance, LLC is hereby appointed and shall serve as the hypothecary representative of all present and future Secured Parties as contemplated under Article 2692 of the Civil Code of Québec in order to, inter alia, enter into, to take and to hold any security or hypothec granted by any Borrower pursuant to the laws of the Province of Québec to secure the prompt payment and performance of all Obligations of any Borrower or Obligor, and to exercise such powers and duties that are conferred upon the hypothecary creditor thereunder. Any person who becomes a Secured Party shall be deemed to have consented to and confirmed the appointment of the Agent as hypothecary representative. The substitution of the Agent pursuant to the terms hereof shall also constitute the substitution of the hypothecary representative.

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(f) Agent as Security Trustee for UK Security Documents. For the purposes of any Liens or Collateral created under the UK Security Documents, the following additional provisions shall apply, in addition to the provisions set out in Section 12 or otherwise hereunder.

(i) In this Section 12.11(f), the following expressions have the following meanings:

“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Borrower or its assets.

“Charged Property” means the assets of the Borrowers subject to a security interest under the UK Security Documents.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).

(ii) The Secured Parties appoint the Agent to hold the security interests constituted by the UK Security Documents on trust for the Secured Parties on the terms of this Agreement and the Agent accepts that appointment.

(iii) The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under this Agreement; and (ii) its engagement in any kind of banking or other business with any Borrower.

(iv) Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Borrower.

(v) The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in this Agreement or mandatorily required by applicable law.

(vi) The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(vii) The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by the UK Security Documents as may be conferred by the instrument of appointment of that person.

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(viii) The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(ix) The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Agent.

(x) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the UK Security Documents, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the UK Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(xi) Each Secured Party confirms its approval of the UK Security Documents and authorizes and instructs the Agent: (i) to execute and deliver the UK Security Documents; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the UK Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Secured Parties under the UK Security Documents.

(xii) The Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(xiii) Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Document and accordingly authorizes: (a) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(xiv) Except to the extent that a UK Security Document otherwise requires, any moneys which the Agent receives under or pursuant to a UK Security Document may be: (a) invested in any investments which the Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Taxes) to the order of the Lenders, and shall pay them to the Lenders on demand.

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(xv) On a disposal of any of the Charged Property which is permitted under this Agreement, the Agent shall (at the cost of the Borrowers) execute any release of the UK Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.

(xvi) The Agent shall not be liable for:

(A) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Document;

(B) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a UK Security Document;

(C) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with this Agreement or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, this Agreement; or

(D) any shortfall which arises on enforcing a UK Security Document.

(xvii) The Agent shall not be obligated to:

(A) obtain any authorization or environmental permit in respect of any of the Charged Property or a UK Security Document;

(B) hold in its own possession a UK Security Document, title deed or other document relating to the Charged Property or a UK Security Document;

(C) perfect, protect, register, make any filing or give any notice in respect of a UK Security Document (or the order of ranking of a UK Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

(D) require any further assurances in relation to a UK Security Document.

(xviii) In respect of any UK Security Document, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(xix) In respect of any UK Security Document, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.

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(xx) Every appointment of a successor Agent under a UK Security Document shall be by deed.

(xxi) Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.

(xxii) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).

(xxiii) The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Security Document shall be 125 years from the date of this Agreement.

12.12 Agency for Perfection. Agent and each Lender hereby appoints each Lender as agent for the purpose of perfecting the security interests in and liens upon the Collateral of Agent for itself and the ratable benefit of Secured Parties in assets which, in accordance with Article 9 of the UCC, the PPSA, the STA or the UK Registration Requirements can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Flood Laws. Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Agent will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws. However, Agent reminds each Lender and Participant that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the flood insurance requirements.

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SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS.

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Final Maturity Date, unless sooner terminated pursuant to the terms hereof. Upon the effective date of termination of this Agreement and the other Financing Agreements, Borrowers shall pay to Agent, for the ratable benefit of the Secured Parties, in full, all outstanding and unpaid non-contingent Obligations and shall furnish cash collateral to Agent, (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary, for the ratable benefit of Lenders) in such amounts as Agent determines are reasonably necessary to secure (or reimburse) Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent and Lenders have not yet received final and indefeasible payment and any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider); provided, however, that Canadian Borrowers and UK Borrower each shall only be responsible for paying both Canadian Obligations and UK Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by any Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon, Los Angeles time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, provided, that, Lender shall terminate its security interests in the Collateral upon the payments and furnishing of cash collateral by Borrowers to Agent in the full sums required in Section 13.1(a) above.

13.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Agent and Lenders at their respective addresses set forth below and to Borrowers at their chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

13.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

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13.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers and their respective successors and assigns, except that Borrowers may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and the Required Lenders. No Lender may assign its rights and obligations under this Agreement (or any part thereof) without the prior written consent of all Lenders and Agent, except as permitted under Section 13.5 hereof. Any purported assignment by a Lender without such prior express consent or compliance with Section 13.5 where applicable, shall be void. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Obligors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements

13.5 Assignments and Participations.

(a) Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the Loans owing to it and its rights and obligations as a Lender with respect to Letter of Credit Accommodations) and the other Financing Agreements; to its parent company and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company or to one or more Lenders or (ii) assign all, or if less than all a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such rights and obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (A) the consent of Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above, (B) if such Eligible Transferee is not a bank, Agent shall receive a representation in writing by such Eligible Transferee that either (1) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (2) after consultation, in good faith, with Borrowers and provision by Borrowers of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (3) such assignment is an “insurance company general account,” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) (“PTCE 95-60”), and, as of the date of the assignment, there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten percent (10%) of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee and (C) such transfer or assignment will not be effective until recorded by the Agent on the Register. As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code.

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(b) Agent, acting solely for this purpose as the agent of the Borrowers, shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. Upon its receipt of each Assignment and Acceptance, Agent will give prompt notice thereof to Lenders and deliver to each of them a copy of the executed Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers, Obligors and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) In the event that a Lender sells participations in the Loans, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Loans that is subject to such participations) (the “Participant Register”). The Loans (and the note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of the Loans (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, Obligors or any of their respective subsidiaries or the performance or observance by any Borrower or any Obligor of any of the Obligations, (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Subject to Section 13.7, Agent and Lenders may furnish any information concerning Borrowers, Obligors or their respective subsidiaries in the possession of Agent or any Lender from time to time to assignees and Participants.

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(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Obligors, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or any Obligor hereunder shall be determined as if such Lender had not sold such participation, and (iv) so long as no Event of Default is ongoing, any sale to a (A) hedge fund or (B) proposed Participant that is a direct competitor of any Borrower shall require the prior written consent of Borrowers (which shall not be unreasonably withheld, conditioned or delayed and such approval shall be deemed given by Borrowers if no objection from Borrowers is received within five (5) Business Days after written notice of such proposed participation has been provided by Agent) and (v) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrowers and provision by Borrowers of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an “insurance company general account, “ as such term is defined in the “PTCE 95-60”, and, as of the date of the transfer there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant.

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(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to the Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

(g) Borrowers shall use their commercially reasonable efforts to assist Agent or any Lender permitted to sell assignments or participations under this Section 13.5 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential assignees or Participants.

(h) Notwithstanding anything contained herein to the contrary, no assignment of any U.S. Commitments, Canadian Commitments or UK Commitments may be made if it results in any Lender, together with its Affiliate Canadian Lender and Affiliate UK Lender, if applicable, maintaining a Canadian Commitment and/or a UK Commitment but no U.S. Commitment.

13.6 Participant’s Compensation. Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1(b)(iv), 3.5, 6.5 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.5(a); provided that such Participant agrees to be subject to the provisions of Section 6.9 as if it were an assignee pursuant to Section 13.5(a). Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any greater payment under Section 3.1(b)(iv), 3.5(a), 6.5 or 11.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Non U.S.-Lender if it were a Lender shall not be entitled to the benefits of Section 6.5 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 6.5(e) as though it were a Lender.

13.7 Confidentiality. Each Lender agrees that it will not disclose, without the prior consent of Borrowers, confidential information with respect to Borrowers, any Obligor or any of their respective subsidiaries which is furnished pursuant to this Agreement and which is specifically designated as confidential in writing by Borrowers; provided, that, any Lender may disclose any such information (a) to its Affiliates and its and its Affiliates’ employees, auditors or counsel on a need-to-know basis, or to another Lender if the disclosing Lender or such disclosing Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, (b) as has become generally available to the public without a breach of this Section 13.7, (c) as may be required or appropriate in any report, statement or testimony submitted to or upon request of any Governmental Authority having or claiming to have jurisdiction over such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any statute or regulation, and (f) to any prospective or actual assignee or Participant in connection with any contemplated transfer or participation of any of the Commitments or any interest therein by such Lender, provided, that, such assignee or Participant has agreed in writing to the confidentiality of any such confidential information in accordance with the terms of this Section 13.7. Anything contained herein to the contrary notwithstanding, the obligations of confidentiality contained herein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the United States Internal Revenue Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

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13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

13.9 Publicity. Borrowers consent to Agent and any other Co-Lead Arrangers publishing or disseminating general information concerning this credit facility for league table, tombstone and advertising purposes, and using Borrowers’ logos, trademarks or product photographs in advertising materials.

13.10 Effect of Amendment and Restatement; No Novation. Upon the effectiveness of this Agreement, the Existing Loan Agreement shall be amended and restated in its entirety by this Agreement. The Obligations (as defined in the Existing Loan Agreement) shall continue in full force and effect, and the effectiveness of this Agreement shall not constitute a novation or repayment of such existing Obligations. Such existing Obligations, together with any and all additional Obligations incurred by Borrowers under this Agreement or under any of the other Financing Agreements, shall continue to be secured by, among other things, the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in the Financing Agreements; provided, however, that the U.S. Obligations shall not be secured by the Collateral of the Canadian Borrowers or of UK Borrower. Each U.S. Borrower hereby reaffirms its obligations, liabilities, grants of security interests, pledges and the validity of all covenants by it contained in any and all Financing Agreements, as amended, supplemented or otherwise modified by this Agreement and by the other Financing Agreements delivered on the date hereof. Any and all references in any Financing Agreements to the Existing Loan Agreement shall be deemed to be amended to refer to this Agreement. Each of the U.S. Lenders having a U.S. Commitment prior to the effectiveness of this Agreement (the “Pre-Amendment Lenders”) shall assign to any U.S. Lender which is acquiring a new or additional U.S. Commitment immediately after the effectiveness of this Agreement (the “Post-Amendment Lenders”), and such Post-Amendment Lenders shall purchase from each Pre-Amendment Lender, at the principal amount thereof, such interests in the U.S. Revolving Loans and participation interests in U.S. Letter of Credit Accommodations on the effectiveness of this Agreement as shall be necessary in order that, after giving effect to all such assignments and purchases, such U.S. Revolver Loans and participation interests in U.S. Letter of Credit Accommodations will be held by Pre-Amendment Lenders and Post-Amendment Lenders ratably in accordance with their Pro Rata Share (calculated under clause (a) of the definition of Pro Rata Share) after giving effect to this Agreement.

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13.11 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Financing Agreement in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Financing Agreements shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase this Agreement Currency with the Judgment Currency. If the amount of this Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in this Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of this Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

13.12 Certain Tax Matters. Notwithstanding anything set forth herein or in any other Financing Agreement to the contrary, the parties agree that Canadian Borrowers and UK Borrower shall not have any obligation to make any payment of principal or interest with respect to any Loan to a U.S. Borrower.

13.13 Foreign Anti-Money Laundering Legislation.

(a) Each Borrower and Obligor acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “Canadian AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Borrowers and Obligors and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers and Obligors, and the transactions contemplated hereby. Each Borrower and Obligor shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any issuer of letters of credit hereunder or any Agent, in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence.

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(b) If the Agent has ascertained the identity of any Borrower and Obligor or any authorized signatories of the Borrowers and Obligors for the purposes of applicable Canadian AML Legislation, then the Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of the applicable Canadian AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Agent nor any other Agent has any obligation to ascertain the identity of the Borrowers and Obligors or any authorized signatories of the Borrowers and Obligors on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Borrower and Obligor or any such authorized signatory in doing so.

(c) UK “Know your customer” checks.

(i) If (1) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (2) any change in the status of UK Borrower after the date of this Agreement; or (3) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of clause (3) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, UK Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (3) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause (3) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(ii) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Financing Agreements.

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13.14 Maximum Interest. Notwithstanding anything to the contrary contained in any Financing Agreement, the interest paid or agreed to be paid under the Financing Agreements shall not exceed the maximum rate of non-usurious interest permitted by applicable law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing provisions of Section 13.14, if any provision of any of the Financing Agreements would obligate any Canadian Borrower to make any payment of interest with respect to the Canadian Obligations in an amount or calculated at a rate which would be prohibited by applicable law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Borrowers to the applicable recipient under the Financing Agreements; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Borrowers to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Borrowers shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Borrower. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 13.14 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolving Loans to Canadian Borrowers remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the date of this Agreement to the date of full payment of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

13.15 United Kingdom Tax Matters.

(a) Tax Gross-Up.

(i) UK Borrower shall make all payments to be made by it under any Financing Agreement without any Tax Deduction unless a Tax Deduction is required by law.

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(ii) UK Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly. Similarly, a Lender shall promptly notify Agent on becoming so aware in respect of a payment payable to that Lender. If Agent receives such notification from a Lender it shall notify UK Borrower.

(iii) Subject to Section 13.15(a)(iv), if a Tax Deduction is required by law to be made by UK Borrower, the amount of the payment due from that UK Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv) A payment shall not be increased under Section 13.15(a)(iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B) the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender, and:

(1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from UK Borrower a certified copy of that Direction;

(2) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C) the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender and:

(1) the relevant Lender has not given a Tax Confirmation to UK Borrower; and

(2) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to UK Borrower, on the basis that the Tax Confirmation would have enabled UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or

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(D) the relevant Lender is a Treaty Lender and UK Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 13.15(e) below.

(v) If UK Borrower is required to make a Tax Deduction, UK Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, UK Borrower shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the UK ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) Subject to Section 13.15(a)(viii) below, a Treaty Lender and UK Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for UK Borrower to obtain authorization to make that payment without a Tax Deduction and, until such time as UK Borrower has obtained authorization (including under the HMRC DT Treaty Passport scheme) to make payments without any Tax Deduction, UK Borrower will continue to comply with its obligations under the remaining provisions of this Section 13.15(a).

(viii) A Treaty Lender:

(A) which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall give a confirmation to that effect (for the benefit of the Agent and without liability to UK Borrower) by notifying UK Borrower of its scheme reference number and its jurisdiction of tax residence; and

(B) which becomes a party after the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall give a confirmation to that effect (for the benefit of the Agent and without liability to UK Borrower) by notifying UK Borrower of its scheme reference number and its jurisdiction of tax residence in accordance with Section 13.15(e)(i) below, and, having done so, that Lender shall be under no obligation pursuant to Section 13.15(a)(vii) above.

(ix) Nothing in Section 13.15(a)(vii) above shall require a Treaty Lender to:

(A) register under the HMRC DT Treaty Passport scheme;

(B) apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or

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(C) file Treaty forms if it has given a confirmation to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with Section 13.15(a)(viii) or Section 13.15(e)(i) (HMRC DT Treaty Passport scheme confirmation) and UK Borrower has not complied with its obligations under Section 13.15(a)(xii) or Section 13.15(e)(ii) (HMRC DT Treaty Passport scheme confirmation).

(x) A UK Non-Bank Lender which becomes a party on the date hereof gives a Tax Confirmation to UK Borrower by entering into this Agreement.

(xi) A UK Non-Bank Lender shall promptly notify UK Borrower and Agent if there is any change in the position from that set out in the Tax Confirmation.

(xii) Where a Lender notifies UK Borrower as described in Section 13.15(a)(viii)(A) above, UK Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

(xiii) Where a Lender has notified UK Borrower as described in Section 13.15(a)(viii) and UK Borrower which has complied with its obligations under Section 13.15(a)(xii) has filed a duly completed form DTTP2 but that form DTTP2 has been rejected by H.M. Revenue & Customs or H.M. Revenue & Customs has not given UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of filing the form DTTP2, UK Borrower shall notify the Lender in writing and the Lender shall co-operate in completing any additional procedural formalities necessary for UK Borrower to obtain authorization to make a payment without a Tax Deduction.

(xiv) If a Lender has not given a confirmation to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 13.15(a)(xi) above or Section 13.15(e)(i) (HMRC DT Treaty Passport scheme confirmation), UK Borrower shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of that lender’s advance or its participation in any advance.

(b) Tax Indemnity.

(i) Subject to Section 13.15(b)(ii), UK Borrower shall (within three Business Days of demand by the Agent) pay to the Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Financing Agreement.

(ii) Section 13.15(b)(i) above shall not apply:

(A) with respect to any Taxes assessed on a Lender:

(1) under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

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(2) under the law of the jurisdiction in which that Lender’s facility office is located in respect of amounts received or receivable in that jurisdiction,

(B) if the Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(C) to the extent a loss, liability or cost:

(1) is compensated for by an increased payment under Section 13.15(a) (Tax Gross-Up); or

(2) would have been compensated for by an increased payment under Section 13.15(a) (Tax Gross-Up) but was not so compensated solely because one of the exclusions in Section 13.15(a) (Tax Gross-Up) applied; or

(3) relates to a deduction or withholding from a payment under a Financing Agreement required by FATCA.

(iii) A Lender making, or intending to make a claim under Section 13.15(b)(i) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify UK Borrower.

(iv) A Lender shall, on receiving a payment from UK Borrower under Section 13.15(b)(i), notify the Agent.

(c) Tax Credit. If UK Borrower makes a Tax Payment and the relevant Lender reasonably determines that (1) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and that (2) Lender has obtained, utilized and retained the benefit of that Tax Credit, the Lender shall pay an amount to UK Borrower which that Lender reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by UK Borrower. Each Lender shall promptly notify UK Borrower of any Tax Credit that may give rise to a payment under this Section 13.15(c).

(d) Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date hereof (“New Lender”) shall confirm, in the Assignment and Acceptance Agreement which it executes on becoming a party, and for the benefit of Agent and without liability to UK Borrower, which of the following categories it falls within:

(i) not a Qualifying Lender;

(ii) a Qualifying Lender (other than a Treaty Lender); or

(iii) a Treaty Lender.

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If a New Lender fails to indicate its status in accordance with this Section 13.15(d), then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by UK Borrower) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform UK Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 13.15. A New Lender who has indicated its status in accordance with this Section 13.15(d) shall use reasonable efforts to notify UK Borrower if it becomes aware of a change in that status.

(e) HMRC DT Treaty Passport Scheme Confirmation.

(i) A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall give a confirmation to that effect (for the benefit of the Agent and without liability to UK Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.

(ii) Where an Assignment and Acceptance includes the confirmation described in Section 13.15(e)(i) above in the relevant Assignment and Acceptance UK Borrower which is a party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.

(iii) Where a New Lender that is a Treaty Lender has confirmed that it wishes the HMRC DT Treaty Passport scheme to apply in the Assignment and Acceptance as described in Section 13.15(e)(i) and UK Borrower which has complied with its obligations under Section 13.15(e)(ii) has filed a duly completed form DTTP2 but that form DTTP2 has been rejected by H.M. Revenue & Customs or H.M. Revenue & Customs has not given UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of filing the form DTTP2, UK Borrower shall notify the Lender in writing and the Lender shall co-operate in completing any additional procedural formalities necessary for UK Borrower to obtain authorization to make a payment without a Tax Deduction.

(f) Stamp Taxes. UK Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all UK stamp duty, UK registration and other similar UK Taxes payable in respect of any Financing Agreement.

(g) Value Added Tax.

(i) All amounts set out or expressed in a Financing Agreement to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 13.15(g)(ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Financing Agreement, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

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(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Financing Agreement, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Financing Agreement to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Financing Agreement requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 13.15(g) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

(v) In relation to any supply made by a Lender or the Agent to any party under any Financing Agreement, if reasonably requested by such Lender or Agent, that party shall promptly provide such Lender or Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Agent’s VAT reporting requirements in relation to such supply.

(h) Determination. Except as otherwise expressly provided in Section 13.15, a reference to “determines” or “determined” in connection with tax provisions contained in Section 13.15 means a determination made in the absolute discretion of the person making the determination.

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13.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.17 Intercreditor Agreement. Each Lender hereunder authorizes and instructs Agent to enter into the Castle Pines Intercreditor Agreement and acknowledges (or is deemed to acknowledge) that a copy of the Castle Pines Intercreditor Agreement was delivered, or made available, to such Lender. Each Lender hereby acknowledges that it has received and reviewed the Castle Pines Intercreditor Agreement. Each of the Lenders agrees to be bound by the Castle Pines Intercreditor Agreement. Nothing in this Section 13.17 shall be construed to provide that any Borrower is a third party beneficiary of the provisions of the Castle Pines Intercreditor Agreement or may assert any rights, defenses or claims on account of the Castle Pines Intercreditor Agreement or this Section 13.17, and each Borrower agrees that nothing in the Castle Pines Intercreditor Agreement is intended or shall impair the obligation of any Borrower to pay the obligations under this Agreement, or any other Financing Agreement as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors with respect to any Borrower or except as expressly otherwise provided in the Intercreditor Agreement as to a Borrower’s obligations, such Borrower’s properties.

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SECTION 14. JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS

14.1 Independent Obligations; Subrogation. Each U.S. Borrower hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of all Obligations. Each Canadian Borrower and UK Borrower hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of all Canadian Obligations and all UK Obligations. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which either may now have or hereafter acquire against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Agent or any Lender against any Borrower or any Collateral which Agent or any Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers until the Obligations are fully paid and finally discharged.

14.2 Authority to Modify Obligations and Security. Each Borrower authorizes Agent and Lenders, without notice or demand and without affecting any Borrowers’ liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrowers, including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrowers’ Obligations; (c) apply any and all such Collateral and direct the order or manner of sale thereof as Agent and Lenders, in their sole discretion, may determine; (d) deal with the other Borrowers as Agent or any Lender may elect; (e) in Agent’s and Lenders’ sole discretion, settle, release on terms satisfactory to them, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrowers’ Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (f) apply any and all payments or recoveries from the other Borrowers as Agent or Lenders, in their sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (g) apply any sums realized from Collateral furnished by the other Borrowers upon any of its indebtedness or obligations to Agent or Lenders as they in their sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

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14.3 Waiver of Defenses. Upon an Event of Default by any Borrower in respect of any Obligations, and except as required in Section 726 of the California Code of Civil Procedure, Agent or any Lender may, at their option and without notice to any Borrower, proceed directly against any U.S. Borrower (or, solely with respect to Canadian Obligations, any Canadian Borrower or UK Borrower and, solely with respect to UK Obligations, UK Borrower or any Canadian Borrower), to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Agent or any Lender to: (a) proceed against the other Borrowers or any other person whomsoever; (b) proceed against or exhaust any Collateral given to or held by Agent or any Lender in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (d) pursue any other remedy in Agent’s or any Lender’s power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrowers and whether the other Borrowers be joined in any such action or actions; and each Borrower agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

14.4 Exercise of Agent’s and Lenders’ Rights. Each Borrower hereby authorizes and empowers Agent and Lenders in their sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Agent or any Lender may have available to them against the other Borrowers.

14.5 Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of Agent or any Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each U.S. Borrower and the Canadian Obligations and UK Obligations shall be enforceable against each Canadian Borrower and UK Borrower, in each case without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrowers or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Agent or any Lender of, and no omission of Agent or any Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Agent or any Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against Agent or any Lender. Each Borrower specifically agrees that the failure of Agent or any Lender: (a) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower to secure payment of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

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14.6 Additional Indebtedness. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower’s financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Agent or any Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrowers’ character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrowers, on a continuing basis, financial and other information pertaining to such Borrower’s business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Neither Agent nor any Lender need inquire into the powers of any Borrower or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any Obligations created in reliance upon the purported exercise of such power or authority are hereby guaranteed. All Obligations of each Borrower to Agent and Lenders heretofore, now or hereafter created shall be deemed to have been granted at each Borrower’s special insistence and request and in consideration of and in reliance upon this Agreement.

14.7 Subordination. Except as otherwise provided in this Section 14.7, any indebtedness of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Agent, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of Agent, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Agent all or any part of such subordinated indebtedness and any amount so paid to Agent at its request shall be applied to payment of the Obligations in accordance with Section 6.4. Each payment on the indebtedness of any Borrower to the other Borrowers received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for Agent and Lenders and shall be paid over to Agent immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower’s liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrowers to such Borrower, and Agent and Lenders shall be entitled to all of any such Borrower’s rights thereunder. If for any reason any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Agent, as such Borrower’s attorney-in-fact, is hereby authorized to do so in Borrowers’ name or, in Agent’s discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, Agent’s nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Agent, for itself and the ratable benefit of Secured Parties, all such Borrower’s rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower’s liability hereunder, Agent will pay the excess amount to the person entitled thereto.

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14.8 Revival. If any payments of money or transfers of property made to Agent or any Lender by any Borrower should for any reason subsequently be declared to be, or in Agent’s counsel’s good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called “voidable transfers”) under the Bankruptcy Code or any other federal, provincial or state law and Agent or any Lender is required to repay or restore, or in Agent’s counsel’s good faith opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys’ fees) of Agent or any Lender related thereto, such Borrower’s liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Agent or such Lender.

14.9 Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Section 14 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

14.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other guarantor of, or grantor of a security interest to secure, the obligations to guaranty and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 14.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.10, or otherwise under the Financing Agreements, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 14.10 constitute, and this Section 14.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other guarantor of, or grantor of a security interest to secure, the Obligations for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

U.S. BORROWERS:

PCM, INC.,
a Delaware corporation

By:	/s/ Brandon LaVerne
Name:	Brandon LaVerne
Title:	CFO

PCM SALES, INC.,
a California corporation

By:	/s/ Stephen Moss
Name:	Stephen Moss
Title:	President

PCM LOGISTICS, LLC,
a Delaware limited liability company

By:	/s/ Sean Mollet
Name:	Sean Mollet
Title:	President

PCMG, INC.,
a Delaware corporation

By:	/s/ Alan Lawrence
Name:	Alan Lawrence
Title:	President

U.S. BORROWERS:

M2 MARKETPLACE, INC.,
a Delaware corporation

By:	/s/ Sam Khulusi
Name:	Sam Khulusi
Title:	President

ABREON, INC.,
a Delaware corporation

By:	/s/ Herb Hogue
Name:	Herb Hogue
Title:	President

CROSS LINE PRODUCTS, INC.,
a Delaware corporation

By:	/s/ Adam Shaffer
Name:	Adam Shaffer
Title:	President

PCM BPO, LLC,
a Delaware limited liability company

By:	/s/ Simon Abuyounes
Name:	Simon Abuyounes
Title:	President

U.S. BORROWERS:

ONSALE HOLDINGS, INC.,
an Illinois corporation

By:	/s/ Sam Khulusi
Name:	Sam Khulusi
Title:	President

EN POINTE TECHNOLOGIES SALES, LLC,
a Delaware limited liability company

By:	/s/ Michael Rapp
Name:	Michael Rapp
Title:	President

PCM SERVICES, LLC,
a Delaware limited liability company

By:	/s/ Stephen Moss
Name:	Stephen Moss
Title:	President

STRATIFORM USA, LLC,
a Delaware limited liability company

By:	/s/ Herb Hogue
Name:	Herb Hogue
Title:	President

CANADIAN BORROWERS:

PCM SALES CANADA, INC.,
a Quebec corporation

By:	/s/ Simon Abuyounes
Name:	Simon Abuyounes
Title:	President

ACRODEX INC.,
an Alberta corporation

By:	/s/ Phil Soper
Name:	Phil Soper
Title:	President

Address:	1940 E. Mariposa Avenue
El Segundo, California 90245
Attn: Chief Executive Officer

STRATIFORM INC.,
an Alberta corporation

By:	/s/ Phil Soper
Name:	Phil Soper
Title:	President

Address:	11420-170 Street
Edmonton, AB T5S1L7

UK BORROWER:

PCM TECHNOLOGY SOLUTIONS UK, LTD, a private limited company incorporated and registered under the laws of England and Wales

By:	/s/ Brandon LaVerne
Name:	Brandon LaVerne
Title:	President

Address:	7th Floor, The Balance
2 Pinfold Street
Sheffield S1 2GU

AGENT:

WELLS FARGO CAPITAL FINANCE, LLC

By:	/s/ Dennis King
Name:	Dennis King
Title:	Vice President

Address:	2450 Colorado Avenue, Suite 3000
Santa Monica, California 90404
Attn: Portfolio Manager

LENDER:

WELLS FARGO CAPITAL FINANCE, LLC

By:	/s/ Dennis King
Name:	Dennis King
Title:	Vice President

Address:	2450 Colorado Avenue, Suite 3000
Santa Monica, California 90404
Attn: Portfolio Manager

LENDER:

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA

By:	/s/ Trevor Tysick
Name:	Trevor Tysick
Title:	Vice President

Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH

By:	/s/ T Saldanha
Name:	T Saldanha
Title:

Address:	One Plantation Place
30 Fenchurch Street
London, EC3M EBD
U.K.

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Robert Bleichner
Name:	Robert Bleichner
Title:	Vice President

Address:	333 S. Hope Street, Suite 1300
Los Angeles, CA 90071

BANK OF AMERICA, N.A. (acting through its Canada branch)

By:	/s/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

Address:	181 Bay Street 4th Floor
Toronto, ON, M5J 2V8

BANK OF AMERICA, N.A. (acting through its London branch)

By:	/s/ Robert Bleichner
Name:	Robert Bleichner
Title:	Vice President

Address:	333 S. Hope Street, Suite 1300
Los Angeles, CA 90071

LENDER:

PNC BANK, N.A.

By:	/s/ Laurie Dee
Name:	Laurie Dee
Title:	Officer

Address:	350 S. Grand Ave, Ste 3850
Los Angeles, CA 90071

PNC BANK CANADA BRANCH

By:	/s/ Robert Fasken
Name:	Robert Fasken
Title:	Vice President

Address:	130 King Street West
Suite 2140
Toronto ON M5X 1E4
Canada

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jason Beyerlein
Name:	Jason Beyerlein
Title:

Address:

J.P. Morgan

3 Park Plaza, Suite 900

Irvine, CA 92614

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

By:	/s/ Michael N. Tam
Name:	Michael N. Tam
Title:	Senior Vice President

JP MORGAN CHASE BANK, N.A., LONDON BRANCH

By:	/s/ Kennedy A. Capin
Name:	Kennedy A. Capin
Title:

DTTP Tax Scheme Reference Number: 13/M/0268710/DTTP

Tax residence: United States

LENDER:

WOODFOREST NATIONAL BANK

By:	/s/ Dennis Kujawa
Name:	Dennis Kujawa
Title:	First Vice President

Address:	28001 Cabot Drive, Suite 240
Novi, MI 48377

LENDER:

CITY NATIONAL BANK

By:	/s/ Todd Nakamoto
Name:	Todd Nakamoto
Title:	SVP

Address:

EXHIBIT A

Form of

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE (this “Assignment and Acceptance”) dated as of _______________, _______ is made by and between _____________________ (the “Assignor”) on the one hand and ______________ (the “Assignee”) on the other hand.

W I T N E S S E T H:

WHEREAS, PCM, INC., PCM SALES, INC., PCM LOGISTICS, LLC, PCMG, INC., M2 MARKETPLACE, INC., ABREON, INC., CROSS LINE PRODUCTS, INC., PCM BPO, LLC, ONSALE HOLDINGS, INC., EN POINTE TECHNOLOGIES SALES, LLC, PCM SERVICES, LLC and STRATIFORM USA, LLC (collectively, “U.S. Borrowers”), PCM SALES CANADA, INC., ACRODEX INC., and STRATIFORM INC. (collectively, “Canadian Borrowers”), PCM TECHNOLOGY SOLUTIONS UK, LTD (“UK Borrower”, and together with the U.S. Borrowers and Canadian Borrowers, collectively, “Borrowers”), the financial institutions from time to time party to the Loan Agreement (as hereinafter defined) as lenders (each a “Lender” and collectively, the “Lenders”), and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as administrative and collateral agent for the Lenders (in such capacity, “Agent”) have entered into that certain Fifth Amended and Restated Loan and Security Agreement, dated as of October 24, 2017 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), pursuant to which the Lenders have and may continue to make loans and provide other financial accommodations to Borrowers. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

WHEREAS, as provided under the Loan Agreement, Assignor committed to making U.S. Revolving Loans (the “U.S. Committed Loans”) to U.S. Borrowers in an aggregate amount not to exceed $____________ (the “U.S. Commitment”), Canadian Revolving Loans (the “Canadian Committed Loans”) to Canadian Borrowers in an aggregate amount not to exceed $____________ (the “Canadian Commitment”) and UK Revolving Loans (the “UK Committed Loans”, and together with the U.S. Committed Loans and the Canadian Committed Loans, collectively, the “Committed Loans”) to UK Borrower in an aggregate amount not to exceed $____________ (the “UK Commitment”, and together with the U.S. Commitment and the Canadian Commitment, collectively, the “Commitments”);

A-1

WHEREAS, Assignor wishes to assign to Assignee [part of] the rights and obligations of Assignor under the Loan Agreement in respect of its U.S. Commitments in an amount equal to $____________ (the “U.S. Assigned Commitment Amount”), in respect of its Canadian Commitments in an amount equal to $____________ (the “Canadian Assigned Commitment Amount”) and in respect of its UK Commitments in an amount equal to $____________ (the “UK Assigned Commitment Amount”, and together with the U.S. Assigned Commitment Amount and the Canadian Assignment Commitment Amount, collectively, the “Assigned Commitment Amounts”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, (i) Assignor hereby sells, transfers and assigns to Assignee, and (ii) Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (A) the Commitments and each of the Committed Loans of Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of Assignor under and in connection with the Loan Agreement and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”), so that after giving effect thereto, the Commitments of Assignee and the Commitments of Assignor shall be as set forth in clauses (c) and (d) below and the Pro Rata Share (as defined in the Loan Agreement) of Assignee, (x) with respect to the U.S. Commitment, shall be_______percent (    %), (y) with respect to the Canadian Commitment, shall be_______ percent (     %) and (z) with respect to the UK Commitment, shall be_______ percent (    %).

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a U.S Commitment in an amount equal to the U.S. Assigned Commitment Amount, a Canadian Commitment in an amount equal to the Canadian Assigned Commitment Amount and a UK Commitment in an amount equal to the UK Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the U.S. Commitment, Canadian Commitment and UK Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the U.S. Assigned Commitment Amount, the Canadian Assigned Commitment Amount and the UK Assigned Commitment Amount, respectively, and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish their rights under the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

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(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s U.S. Commitment will be $__________, its Canadian Commitment will be $__________ and its UK Commitment will be $__________.

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s U.S. Commitment will be $__________, its Canadian Commitment will be $__________ and its UK Commitment will be $__________.

2. Payments. As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Agent, for the benefit of Assignor, on the Effective Date in immediately available funds an amount equal to $__________, representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitments, Committed Loans and outstanding Letter of Credit Accommodations shall be for the account of Assignor. Except as Assignor or Assignee may otherwise agree in writing (with or without the consent of Borrowers) any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amounts shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other parties any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee (a) acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Borrowers, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and (b) agrees that it will, independently and without reliance upon Assignor, Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

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5. Effective Date; Notices.

(a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be__________, (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amounts by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Borrower and Agent; and

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance.

(b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Borrowers and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6. Agent.

(a) Assignee hereby appoints and authorizes Wells Fargo Capital Finance, LLC in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent.

(b) [Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7. Withholding Tax. Assignee attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

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8. [UK Tax Matters. Assignee (a) confirms that it is [not a Qualifying Lender]/[a Qualifying Lender (other than a Treaty Lender)]/[a Treaty Lender]; [(b) confirms that the person beneficially entitled to interest payable to the Assignee in respect of an advance under a Loan Document is either (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is (1) a company so resident in the United Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company;]1 and [(c) confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax].2]3

9. Representations and Warranties.

(a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and does not assume any responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, nor does it assume any responsibility with respect to, the solvency, financial condition, asset valuation or realization, or statements of any Borrower, any Obligor or any of their respective Affiliates, or the performance or observance by any Borrower, any Obligor or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

1 Include if Assignee comes within paragraph (a)(ii) of the definition of Qualifying Lender in Section 1.

2 Include if Assignee holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Loan Agreement.

3 Include if Assignee is a UK Lender.

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(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

10. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as any party hereto may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to any party to the Loan Agreement, which may be required in connection with the assignment and assumption contemplated hereby.

11. Miscellaneous

(a) Any amendment or waiver of any provision of this Assignment and Acceptance must be in writing and signed by the parties hereto, except as otherwise provided herein. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

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(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA. Each party hereto irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Los Angeles County, California over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such California State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

______________________________________________,
a _____________________________________________

By:
Name:
Title:

______________________________________________,
a _____________________________________________

By:
Name:
Title:

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SCHEDULE 1

to Assignment and Acceptance

Form of

NOTICE OF ASSIGNMENT AND ACCEPTANCE

____________, ________

Wells Fargo Capital Finance, LLC

2450 Colorado Avenue, Suite 3000

Santa Monica, California 90404

Attn: _____________

_______________________

_______________________

_______________________

Attn: _____________

Re: _______________________________________________

Ladies and Gentlemen:

Reference is hereby made to (a) that certain Fifth Amended and Restated Loan and Security Agreement, dated as of October 24, 2017 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) by and among PCM, INC., PCM SALES, INC., PCM LOGISTICS, LLC, PCMG, INC., M2 MARKETPLACE, INC., ABREON, INC., CROSS LINE PRODUCTS, INC., PCM BPO, LLC, ONSALE HOLDINGS, INC., EN POINTE TECHNOLOGIES SALES, LLC, PCM SERVICES, LLC and STRATIFORM USA, LLC (collectively, “U.S. Borrowers”), PCM SALES CANADA, INC., ACRODEX INC., and STRATIFORM INC (collectively, “Canadian Borrowers”), PCM TECHNOLOGY SOLUTIONS UK, LTD (“UK Borrower”, and together with the U.S. Borrowers and Canadian Borrowers, collectively, “Borrowers”), the financial institutions from time to time party to the Loan Agreement as lenders (each a “Lender” and collectively, the “Lenders”) and Wells Fargo Capital Finance, LLC, as administrative and collateral agent for the Lenders (in such capacity, “Agent”) pursuant to which the Lenders have and may continue to make loans and provide other financial accommodations to Borrowers and (b) the other agreements, documents and instruments referred to in the Loan Agreement or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

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1. We hereby give you notice of, and request Agent’s consent to, the assignment by____________________ (the “Assignor”) to____________________ (the “Assignee”) such that after giving effect to the assignment, Assignee shall have an interest equal to (i)______________percent (    %) of the total U.S. Commitments, (ii) ______________percent (     %) of the total Canadian Commitments and (iii) ______________percent (    %) of the total UK Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that Assignor’s U.S. Commitment shall be reduced by $______________, Assignor’s Canadian Commitment shall be reduced by $______________ and Assignor’s UK Commitment shall be reduced by $______________ ..

2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3. The following administrative details apply to Assignee:

(a)	Notice address:

Assignee: _____________________
Address: _____________________

Attention: _____________________
Telephone: _____________________
Telecopier: _____________________

(b)	Payment instructions:

Account No.: _____________________
At: _____________________
ABA No.: _____________________
For Credit To: _____________________
Reference: _____________________

4. You are entitled to rely upon the representations, warranties and covenants of each party to the Assignment and Acceptance as contained therein.

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IN WITNESS WHEREOF, Assignor and Assignee have each caused this Notice of Assignment and Acceptance to be executed by its duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

a ___________________________

By:
Name:
Title:

a __________________________________

By:
Name:
Title:

ACKNOWLEDGED AND CONSENTED TO:

WELLS FARGO CAPITAL FINANCE, LLC,

a Delaware limited liability company, as Agent

By:
Name:
Title:

A-10

ACKNOWLEDGED:

a __________________________________

By:
Name:
Title:

A-11

EXHIBIT B

Form of Information Certificates (for U.S. Borrowers)

INFORMATION CERTIFICATE

OF

[___________________]

Dated: [ _________, 20     ]

Wells Fargo Capital Finance, LLC

2450 Colorado Avenue, Suite 3000

West Santa Monica, CA 90404

In order to assist you in the evaluation of the financing you are considering of [_________________] (the “Company”), to expedite the preparation of required documentation, and to induce you to provide financing to the Company, we represent and warrant to you the following information about the Company, its organizational structure and other matters of interest to you:

5.	The Company has been formed by filing the following document with the Secretary of State of the State of ________________:

(a)	Certificate/Articles of Incorporation
(b)	Certificate/Articles of Organization
(c)	Other [specify] ____________________________________

The date of formation of the Company by the filing of the document specified above with the Secretary of State was________________, ____________.

6.	The Company was not formed by filing a document with any Secretary of State. The Company is organized as a [specify type of organization, (e.g., general partnership, sole proprietorship, etc.)] ___________________________. The Company’s governing document is a [name legal document, if one exists, (e.g., partnership agreement, etc.] ___________________________.

B-1

7.	The full and exact name of the Company as set forth in the document specified in Item 1 or 2, or (if no document is specified in Item 1 or 2) the full and exact legal name used in the Company’s business, is:

________

8.	The Company uses and owns the following trade name(s) in the operation of its business (e.g. billing, advertising, etc.; note: do not include names which are product names only):

________

________

________

________

9.	The Company maintains offices, leases or owns real estate, has employees, pays taxes, or otherwise conducts business in the following States (including the State of its organization):

________

10.	The Company has filed the necessary documents with the Secretary of State to qualify as a foreign corporation in the following States:

________

11.	The Company’s authority to do business has been revoked or suspended, or the Company is otherwise not in good standing in the following States:

________

12.	The Company is the owner of the following licenses and permits, issued by the federal, state or local agency or authority indicated opposite thereto:

Type of License	Issuing Agency or Authority

B-2

13.	In conducting its business activities, the Company is subject to regulation by federal, state or local agencies or authorities (e.g., FDA, EPA, state or municipal liquor licensing agencies, federal or state carrier commissions, etc.) as follows:

Type of Activity	Regulatory Agency or Authority

14.	The Company has never been involved in a bankruptcy or reorganization except: [explain]

________

________

________

B-3

15.	Between the date the Company was formed and now, the Company has used other names as set forth below:

Period of Time	Prior Name

From _________to _________
From _________ to _________
From _________ to _________
From _________ to _________

16.	Between the date the Company was formed and now, the Company has made or entered into mergers or acquisitions with other companies as set forth below:

Approximate Date	Other Entity	Description of Transaction

17.	The chief executive office of the Company is located at the street address set forth below, which is in County, in the State of :

B-4

18.	The books and records of the Company pertaining to accounts, contract rights, inventory, etc. are located at the following street address:

19.	In addition to the chief executive office, the Company has inventory, equipment or other assets located at the addresses set forth below. In each case, we have noted whether the location is owned, leased or operated by third parties and the names and addresses of any mortgagee, lessor or third party operator:

Name and Address of
Third Party with Interest
in Location
Street Address with County	Company’s Interest (e.g., owner, lessee or bailee)	(e.g., mortgagee, lessor or warehouseman)

B-5

20.	In the course of its business, the Company’s inventory and/or other assets are handled by the following customs brokers and/or freight forwarders:

Name	Address	Type of Service/Assets Handled

21.	The places of business or other locations of any assets used by the Company during the last four (4) months other than those listed above are as follows:

Street Address	City	State & Zip Code	County

B-6

Street Address	City	State & Zip Code	County

22.	The Company is affiliated with, or has ownership in, the following entities (including subsidiaries):

Name of Entity	Chief Executive Office	Jurisdiction of Incorporation	Ownership Percentage or Relationship

B-7

23.	The Federal Employer Identification Number of the Company is______________ .

24.	Under the Company’s charter documents, and under the laws of the State in which the Company is organized, the shareholders, members or other equity holders do not have to consent in order for the Company to borrow money, incur debt or obligations, pledge or mortgage the property of the Company, grant a security interest in the property of the Company or guaranty the debt of obligations of another person or entity.

(a)	True	(b)	Incorrect [explain]:

The power to take the foregoing actions is vested exclusively in the __________

[name the body (e.g. Board of Directors) or person (e.g. general partner, sole Manager) that has such authority].

25.	The officers of the Company (or people performing similar functions) and their respective titles are as follows:

Title	Name

B-8

The following people will have signatory powers as to all your of transactions with the Company:

__________

__________

__________

26.	The Company is governed by___________________________ [insert name of governing body or person (e.g. Board of Directors, sole Manager, General Partner)]. The members of such governing body of the Company are:

__________

__________

__________

__________

27.	The name of the stockholders, members, partners or other equity holders of the Company and their equity holdings are as follows (if equity interests are widely held indicate only equity owners with 10% or more of the equity interests):

Name	No. of Shares or Units	Ownership Percentage

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28.	There are no judgments or litigation pending by or against the Company, its subsidiaries and/or affiliates or any of its officers/principals, except as follows:

__________

__________

__________

__________

29.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) except as follows:

_________

_________

_________

_________

30.	The Company’s assets are owned and held free and clear of any security interests, liens or attachments, except as follows:

Lienholder	Assets Pledged	Amount of Debt Secured

B-10

31.	The Company has not guaranteed and is not otherwise liable for the obligations of others, except as follows:

Debtor	Creditor	Amount of Obligation

32.	The Company does not own or license any trademarks, patents, copyrights or other intellectual property, except as follows (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor):

Type of Intellectual Property	Registration Number and Date of Registration	Owned or Licensed	Name and Address of Licensor

B-11

33.	The Company owns or uses the following materials (e.g., software, etc.) that are subject to registration with the United States Copyright Office, though at present copyright registrations have not been filed with respect to such materials:

____________

____________

____________

____________

34.	The Company does not have any deposit or investment accounts with any bank, savings and loan or other financial institution, except as follows, for the purposes and of the types indicated:

Bank Name and Branch Address	Contact Person and Phone Number	Account No.	Purpose/Type

B-12

35.	The Company has no processing arrangements for credit card payments or payments made by check (e.g. Telecheck) except as follows:

Processor Name and Address	Contact Person and Phone Number	Account No.

B-13

36.	The Company owns or has registered to it the following motor vehicles, the original title certificates for which shall be delivered to Lender prior to closing:

State Where Titled and, if different, Registered	Name of Registrant as it appears on the Title Certificate	VIN	Year, Make and Model

37.	With regard to any pension or profit sharing plan:

(i)	A determination as to qualification has been issued.
(ii)	Funding is on a current basis and in compliance with established requirements.

38.	The Company’s fiscal year ends: _____________________________.

39.	Certified Public Accountants for the Company is the firm of:

Name: ______________________________________________

Address: ___________Telephone: ______________________________________

Facsimile: ___________E-Mail: Partner Handling Relationship: ____________________________________

Were statements uncertified for any fiscal year? ________________________________

40.	The Company’s counsel with respect to the proposed loan transaction is the firm of:

Name: ______________________________________________

Address: ___________Telephone: ______________________________________

Facsimile: ___________ E-Mail: ____________________________________

Partner Handling Relationship: ____________________________________

B-14

We agree to give you prompt written notice of any change or amendment with respect to any of the foregoing information. Until you receive such notice, you will be entitled to rely in all respects on the foregoing information.

Very truly yours,

[______________________________]

By:
Name:
Title:

B-15

Form of Information Certificates (for Canadian Borrowers)

INFORMATION CERTIFICATE OF

[________________]

Dated: [_____________, 20      ]

Wells Fargo Capital Finance, LLC

2450 Colorado Avenue, Suite 3000

West Santa Monica, CA 90404

In order to assist you in the evaluation of the financing you are considering for [_____________] (“Company”), to expedite the preparation of required documentation, and to induce you to provide financing to the Company, we represent and warrant to you the following information about the Company, its organizational structure and other matters of interest to you:

A.	The Company has been formed by filing the following document with the Province of ______________:

D	Certificate/Articles of Incorporation
D	Certificate/Articles of Organization
D	Other [specify]: ____________________________

The date of formation of the Company by the filing of the document specified above with the Province was _____________.

B.	The full and exact name of the Company as set forth in the document specified in Item 1 is: ____________.

C.	The Company uses and owns the following trade name(s) in the operation of its business (e.g. billing, advertising, etc.; note: do not include names which are product names only):

____________________________

B-16

D.	The Company maintains offices, leases or owns real estate, has employees, pays taxes, or otherwise conducts business in the following Provinces and States:

E.	The Company has filed the necessary documents with the Province/Secretary of State to qualify as an extra-provincial/foreign corporation in the following Provinces and States:________________________

B-17

F.	The Company’s authority to do business has been revoked or suspended, or the Company is otherwise not in good standing in the following Provinces and States:

G.	The Company is the owner of the following licenses and permits, issued by the federal, provincial, state or local agency or authority indicated opposite thereto:

Type of License	Issuing Agency or Authority

H.	In conducting its business activities, the Company is subject to regulation by federal, provincial, state or local agencies or authorities (e.g., FDA, EPA, provincial or state or municipal liquor licensing agencies, federal, provincial or state carrier commissions, etc.) as follows:

Type of Activity	Regulatory Agency or Authority

I.	The Company has never been involved in a bankruptcy or reorganization except: [explain]

J.	Between the date that the Company was formed and now, the Company has used other names as set forth below:

B-18

Period of Time		Prior Name
From	to
From	to

K.	Between the date that the Company was formed and now, the Company has made or entered into mergers, amalgamations or acquisitions with other companies as set forth below:

	Approximate Date	Other Entity	Description of Transaction

L.	The chief executive office of the Company is located at the street address set forth below, which is in ________________________(City), in the Province of _________________________________

M.	The books and records of the Company pertaining to accounts, contract rights, inventory, etc. are located at the following street address:

N.	In addition to the chief executive office, the Company has inventory, equipment or other assets located at the addresses set forth below. In each case, we have noted whether the location is owned, leased or operated by third parties and the names and addresses of any mortgagee, lessor or third party operator:

Street Address with	Company’s Interest	Name and Address of
County	(e.g., owner, lessee or	Third Party with Interest
	bailee)	in Location
(e.g., mortgagee, lessor or
warehouseman)

O.	In the course of its business, each of Company’s inventory and/or other assets are handled by the following customs brokers and/or freight forwarders:

B-19

Name	Address	Type of Service/Assets Handled

P.	The places of business or other locations of any assets used by the Company during the last four (4) months other than those listed above are as follows:

Street Address	City	Province/State	County/Postal Code/Zip Code

Q.	The Company is affiliated with, or has ownership in, the following entities (including subsidiaries):

Name of Entity	Chief Executive Office	Jurisdiction of Incorporation	Ownership Percentage or Relationship

B-20

R.	The Federal Employer/Tax Identification Number of the Company is _______________________________

S.	Under the Company’s charter documents, and under the laws of the Province/State in which the Company is organized, the shareholders, members or other equity holders do not have to consent in order for the Company to borrow money, incur debt or obligations, pledge or mortgage the property of the Company, grant a security interest in the property of the Company or guaranty the debt of obligations of another person or entity.

DTrue	DIncorrect [explain]:

The power to take the foregoing actions is vested exclusively in the _______________________[name the body (e.g. Board of Directors) or person (e.g. general partner, sole Manager) that has such authority].

T.	The officers of the Company (or people performing similar functions) and their respective titles are as follows:

Title	Name

U.	The Company is governed by _________________[insert name of governing body or person (e.g. Board of Directors, sole Manager, General Partner)]. The members of such governing body of the Company are: __________________________________

V.	The name of the stockholders, members, partners or other equity holders of the Company and its equity holdings are as follows (if equity interests are widely held indicate only equity owners with 10% or more of the equity interests):

B-21

Name	No. of Shares or Units	Ownership Percentage

W.	There are no judgments or litigation pending by or against the Company, its subsidiaries and/or affiliates or any of their officers/principals, except as follows: _________________________

X.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) except as follows: ________________________

Y.	The Company’s assets are owned and held free and clear of any security interests, liens or attachments, except as follows:

Lienholder	Assets Pledged	Amount of Debt Secured

Z.	The Company has not guaranteed and is not otherwise liable for the obligations of others, except as follows:

Debtor	Creditor	Amount of Obligation

AA.	The Company does not own or license any trademarks, patents, copyrights or other intellectual property, except as follows (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor):

B-22

Type of Intellectual Property	Registration Number and Date of Registration	Owned or Licensed	Name and Address of Licensor

BB.	The Company owns or uses the following materials (e.g., software, etc.) that are subject to registration with the United States Copyright Office or the Canadian Intellectual Property Office, though at present copyright registrations have not been filed with respect to such materials: _______________________________________________________________________________________

CC.	The Company does not have any deposit or investment accounts with any bank, savings and loan or other financial institution, except as follows, for the purposes and of the types indicated:

Bank Name and Branch Address	Contact Person and Phone Number	Account No.	Purpose/Type

DD.	The Company has no processing arrangements for credit card payments or payments made by check (e.g. Telecheck) except as follows:

Processor Name and Address	Contact Person and Phone Number	Account No.

EE.	The Company owns or has registered to it the following motor vehicles in the USA, the original title certificates for which shall be delivered to Lender prior to closing:

B-23

State Where Titled	Name of	VIN	Year, Make and
and, if different,	Registrant as it		Model
Registered	appears on the
Title Certificate

FF.	With regard to any pension or profit sharing plan of the Company: [list all plans] __________________________

1.	A determination as to qualification has been issued.

2.	Funding is on a current basis and in compliance with established requirements.

3.	Attached are the current pension plan documents and the latest actuarial reports for each pension plan.

B-24

GG.	The Company’s fiscal year ends:

HH.	Certified Public Accountants for the Company is the firm of:

Name:	____________________________________
Address:_______	Telephone:____________________________
Facsimile:______	E-Mail:
______________	Partner Handling Relationship:_____________
Were statements uncertified for any fiscal year?

II.	The Company’s Canadian counsel with respect to the proposed loan transaction is the firm of:

Name:	____________________________________
Address:_______	Telephone:____________________________
Facsimile:______	E-Mail:
______________	Partner Handling Relationship:_____________

B-25

We agree to give you prompt written notice of any change or amendment with respect to any of the foregoing information. Until you receive such notice, you will be entitled to rely in all respects on the foregoing information.

Very truly yours,

[______________________]

By:
Name:
Title:

B-26

Form of Information Certificates (for U.K. Borrowers)

INFORMATION CERTIFICATE OF

[____________________________________]

Dated: [ ________________, 20   ]

Wells Fargo Capital Finance, LLC

2450 Colorado Avenue, Suite 3000 West

Santa Monica, CA 90404

In order to assist you in the evaluation of the financing you are considering of [ _______________________] (the “Company”), to expedite the preparation of required documentation, and to induce you to provide financing to the Company, we represent and warrant to you the following information about the Company, its organizational structure and other matters of interest to you:

1.	The Company has been formed by filing the following document with Companies House:

(a)	Certificate/Articles of Incorporation
(b)	Certificate/Articles of Association

(c)	Other [specify]

The date of incorporation of the Company by the filing of the document specified above with Companies House was __________________________, __________.

2.	The full and exact name of the Company as set forth in the document specified in Item 1 (if no document is specified in Item 1) the full and exact legal name used in the Company’s business, is:

3.	The Company uses and owns the following trade name(s) in the operation of its business (e.g. billing, advertising, etc.; note: do not include names which are product names only):

B-27

4.	The Company maintains offices, leases or owns real estate, has employees, pays taxes, or otherwise conducts business at the following addresses in the United Kingdom:

5.	The Company is the owner of the following licenses and permits, issued by the agency or authority indicated opposite thereto:

Type of License	Issuing Agency or Authority

6.	In conducting its business activities, the Company is subject to regulation by local agencies or authorities as follows:

Type of Activity	Regulatory Agency or Authority

7.	The Company has never been involved in a bankruptcy or reorganization except: [explain]

B-28

8.	Between the date the Company was formed and now, the Company has used other names as set forth below:

Period of Time		Prior Name

From	to
From	to
From	to
From	to

9.	Between the date the Company was formed and now, the Company has made or entered into mergers or acquisitions with other companies as set forth below:

Approximate Date	Other Entity	Description of Transaction

10.	The chief executive office of the Company is located at the street address set forth below, which is in : ___________________

11.	The books and records of the Company pertaining to accounts, contract rights, inventory, etc. are located at the following street address:

B-29

12.	In addition to the chief executive office, the Company has inventory, equipment or other assets located at the addresses set forth below. In each case, we have noted whether the location is owned, leased or operated by third parties and the names and addresses of any mortgagee, lessor or third party operator:

Street Address with	Company’s Interest	Name and Address of
County	(e.g., owner, lessee or	Third Party with Interest
	bailee)	in Location
(e.g., mortgagee, lessor
or warehouseman)

B-30

Street Address with	Company’s Interest	Name and Address of
County	(e.g., owner, lessee or	Third Party with Interest
	bailee)	in Location
(e.g., mortgagee, lessor
or warehouseman)

13.	In the course of its business, the Company’s inventory and/or other assets are handled by the following customs brokers and/or freight forwarders:

Name	Address	Type of Service/Assets Handled

B-31

Name	Address	Type of Service/Assets Handled

14.	The places of business or other locations of any assets used by the Company during the last four (4) months other than those listed above are as follows:

Street Address	City	Post Code	County

B-32

15.	The Company is affiliated with, or has ownership in, the following entities (including subsidiaries):

Name of Entity	Chief Executive Office	Jurisdiction of Incorporation	Ownership Percentage or Relationship

B-33

16.	Under the Company’s articles, and under the laws of England and Wales in which the Company is incorporated, the shareholders, members or other equity holders do not have to consent in order for the Company to borrow money, incur debt or obligations, pledge or mortgage the property of the Company, grant a security interest in the property of the Company or guaranty the debt of obligations of another person or entity.

(a)	True	(b) Incorrect [explain]:

The power to take the foregoing actions is vested exclusively in the _______________ [name the body (e.g. Board of Directors) or person (e.g. general partner, sole Manager) that has such authority].

17.	The officers of the Company (or people performing similar functions) and their respective titles are as follows:

B-34

Title	Name

The following people will have signatory powers as to all your of transactions with the Company:

18.	The Company is governed by ________________[insert name of governing body or person (e.g. Board of Directors, sole Manager, General Partner)]. The members of such governing body of the Company are:

19.	The name of the shareholders, members, partners or other equity holders of the Company and their equity holdings are as follows (if equity interests are widely held indicate only equity owners with 10% or more of the equity interests):

Name	No. of Shares or Units	Ownership Percentage

B-35

20.	There are no judgments or litigation pending by or against the Company, its subsidiaries and/or affiliates or any of its officers/principals, except as follows:

21.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) except as follows:

22.	The Company’s assets are owned and held free and clear of any security interests, liens or attachments, except as follows:

Lienholder	Assets Pledged	Amount of Debt Secured

B-36

23.	The Company has not guaranteed and is not otherwise liable for the obligations of others, except as follows:

Debtor	Creditor	Amount of Obligation

24.	The Company does not own or license any trademarks, patents, copyrights or other intellectual property, except as follows (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor):

Type of Intellectual Property	Registration Number and Date of Registration	Owned or Licensed	Name and Address of Licensor

B-37

25.	The Company owns or uses the following materials (e.g., software, etc.) that are subject to registration with the Intellectual Property Office of the United Kingdom, though at present copyright registrations have not been filed with respect to such materials:

26.	The Company does not have any deposit or investment accounts with any bank, savings and loan or other financial institution, except as follows, for the purposes and of the types indicated:

Bank Name and Branch Address	Contact Person and Phone Number	Account No.	Purpose/Type

27.	The Company has no processing arrangements for credit card payments or payments made by check (e.g. Telecheck) except as follows:

Processor Name	Contact Person
and Address	and Phone Number	Account No.

B-38

28.	The Company owns or has registered to it the following motor vehicles, the original title certificates for which shall be delivered to Lender prior to closing:

State Where Titled and, if different, Registered	Name of Registrant as it appears on the Title Certificate	VIN	Year, Make and Model

B-39

29.	With regard to any pension or profit sharing plan:

(i)	A determination as to qualification has been issued.
(ii)	Funding is on a current basis and in compliance with established requirements.

30.	The Company’s fiscal year ends:_________________________________________.

31.	Certified Public Accountants for the Company is the firm of:

Name:	____________________________________
Address:_______	Telephone:____________________________
Facsimile:______	E-Mail:
______________	Partner Handling Relationship:_____________
Were statements uncertified for any fiscal year?

32.	The Company’s counsel with respect to the proposed loan transaction is the firm of:

Name:	____________________________________
Address:_______	Telephone:____________________________
Facsimile:______	E-Mail:
______________	Partner Handling Relationship:_____________

B-40

We agree to give you prompt written notice of any change or amendment with respect to any of the foregoing information. Until you receive such notice, you will be entitled to rely in all respects on the foregoing information.

Very truly yours,

[________________]

By:
Name:
Title:

B-41

EXHIBIT C

Form of Joinder Agreement

THIS JOINDER AGREEMENT (this “Agreement”), dated as of _________________,                     , 20            , is entered into among ______________________________________, a _______________________ (the “New Borrower”), the Lenders (as defined below) signatory hereto, and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent (in such capacity, “Agent”) for the Lenders under that certain Fifth Amended and Restated Loan and Security Agreement dated as of October 24, 2017 among PCM, INC., PCM SALES, INC., PCM LOGISTICS, LLC, PCMG, INC., M2 MARKETPLACE, INC., ABREON, INC., CROSS LINE PRODUCTS, INC., PCM BPO, LLC, ONSALE HOLDINGS, INC., EN POINTE TECHNOLOGIES SALES, LLC,

PCM SERVICES, LLC and STRATIFORM USA, LLC (collectively, “U.S. Borrowers”), PCM SALES CANADA, INC., ACRODEX INC., and STRATIFORM INC. (collectively, “Canadian Borrowers”), PCM TECHNOLOGY SOLUTIONS UK, LTD (“UK Borrower”, and together with the U.S. Borrowers and Canadian Borrowers, collectively, “Borrowers”), the several financial institutions from time to time party to thereto as lenders (“Lenders”), and Agent (as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement.

The New Borrower, Agent and the Lenders, hereby agree as follows:

1.       The New Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Borrower will be deemed to be a “[U.S./Canadian/UK] Borrower” for all purposes of the Loan Agreement and shall have all of the obligations of a [U.S./Canadian/UK] Borrower thereunder as if it had executed the Loan Agreement. The New Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement, including without limitation (a) all of the representations and warranties of the Borrowers set forth in Section VIII of the Loan Agreement, (b) all of the covenants set forth in Sections VII and IX of the Loan Agreement and

(c)       all of the multiple borrower provisions of Section XIV of the Loan Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Borrower, hereby agrees, jointly and severally with the other [U.S./Canadian/UK] Borrowers, that it is responsible for the prompt payment and performance of the [Canadian/UK] Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.       To secure payment and performance of all [Canadian/UK] Obligations, New Borrower hereby grants to Agent a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent as security, all Collateral, whether now owned or hereafter acquired or existing, and wherever located.

3.       The definition of “Information Certificates” in Section 1.103 of the Loan Agreement shall be deemed include the Information Certificate of New Borrower attached hereto as Exhibit B in addition to the Information Certificates of the Borrowers.

C-1

4.       The information set forth in Annex 1-A attached hereto supplements the information set forth in Schedules [                  ],4 respectively, to the Loan Agreement and shall be deemed a part thereof for all purposes of the Loan Agreement.

5.       The New Borrower hereby represents and warrants to Administrative Agent and the Lenders the truth and accuracy as of the date hereof as though made on and as of the date hereof of all representations and warranties applicable to Borrowers in the Loan Agreement (after giving effect to the inclusions of New Borrower, its Information Certificate and the information set forth on Annex 1-A as set forth in clauses (1), (3) and (4) above) other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof.

6.        The New Borrower represents and warrants to Agent and the Lenders that:

(a)       New Borrower has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and under the Financing Agreements (as modified hereby) to which it is a party. The execution, delivery, and performance by New Borrower of this Agreement have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene (i) any law or (ii) any contractual restriction binding on New Borrower. No other corporate proceedings are necessary to consummate such transactions.

(b)       This Agreement has been duly executed and delivered by New Borrower and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)       The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct on and as of the date hereof as though made on and as of the date hereof.

(d)       No event has occurred and is continuing that constitutes a Default or Event of Default.

4 Borrowers to list schedules proposed to be amended here and the amendments thereto on Annex 1-A.

C-2

7.       The New Borrower is, simultaneously with the execution of this Agreement, executing and delivering such certificates, agreements, documents and instruments, as requested by Agent to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of the Loan Agreement or any of the other Financing Agreements (including, without limitation, a favorable opinion letter of counsel to New Borrower), in each case, in form and substance satisfactory to Agent.

8.       The address of the New Borrower for purposes of Section 13.2 of the Loan Agreement is as follows:

Address:

Attention:
Telephone:
Telecopier:

9.       This Agreement is a Financing Agreement. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

10.       Integration. This Agreement, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11.       THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

C-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW BORROWER]

By:
Name:
Title:

C-4

Acknowledged and agreed to as of the date set forth

above: AGENT:

WELLS FARGO CAPITAL FINANCE, LLC

By:
Name:
Title:

LENDER:

WELLS FARGO CAPITAL FINANCE, LLC

By:
Name:
Title:

WELLS FARGO CAPITAL FINANCE

CORPORATION CANADA

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, LONDON BRANCH

By:
Name:
Title:

C-5

BANK OF AMERICA, N.A.

By:
Name:
Title:

BANK OF AMERICA, N.A. (acting through its
Canada branch)

By:
Name:
Title:

BANK OF AMERICA, N.A. (acting through its
London branch)

By:
Name:
Title:

PNC BANK, N.A.

By:
Name:
Title:

PNC BANK CANADA BRANCH

By:
Name:
Title:

C-6

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

By:
Name:
Title:

J.P. MORGAN EUROPE LIMITED

By:
Name:
Title:

WOODFOREST NATIONAL BANK

By:
Name:
Title:

CITY NATIONAL BANK

By:
Name:
Title:

C-7

EXHIBIT D

CDOR RATE NOTICE

Wells Fargo Capital Finance, LLC

2450 Colorado Avenue, Suite 3000

Santa Monica, California 90404

Ladies and Gentlemen:

Reference hereby is made to that certain Fifth Amended and Restated Loan and Security Agreement (the Agreement), dated as of October 24, 2017, is entered into by and among the financial institutions from time to time parties hereto, whether by execution of an Assignment and Acceptance Agreement (as defined below) or this Agreement (each a Lender and collectively Lenders), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company (WFCF), as administrative and collateral agent for the Lenders (in such capacity Agent), Co-Lead Arranger, and Co-Bookrunner, BANK OF AMERICA, N.A., as Co- Lead Arranger, Co-Bookrunner, and Syndication Agent (BofA), PCM, INC., a Delaware corporation (PCM), PCM SALES, INC., a California corporation (PCM Sales), PCM LOGISTICS, LLC, a Delaware limited liability company (PCM Logistics), PCMG, INC., a Delaware corporation (PCMG), M2 MARKETPLACE, INC., a Delaware corporation (M2), ABREON, INC., a Delaware corporation (Abreon), CROSS LINE PRODUCTS, INC., a Delaware corporation (formerly known as Mall Acquisition Sub 5 Inc.) (Cross Line), PCM BPO, LLC, a Delaware limited liability company (PCM BPO), ONSALE HOLDINGS, INC., an Illinois corporation (Holdings), EN POINTE TECHNOLOGIES SALES, LLC, a Delaware limited liability company (En Pointe), PCM SERVICES, LLC, a Delaware limited liability company (PCM Services) and STRATIFORM USA, LLC, a Delaware limited liability company (Stratiform USA) (each a U.S. Borrower and collectively the U.S. Borrowers), PCM SALES CANADA, INC., a Quebec corporation (PCM Sales Canada), ACRODEX INC., an Alberta corporation (Acrodex), and STRATIFORM INC., an Alberta corporation (Stratiform CA) (each a Canadian Borrower and collectively the Canadian Borrowers and PCM TECHNOLOGY SOLUTIONS UK, LTD, a private limited company incorporated and registered under the laws of England and Wales with Company number 10326566 (UK Borrower; and the UK Borrower, the Canadian Borrowers and the U.S. Borrowers are each hereinafter referred to as a Borrower, and collectively, the Borrowers). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

This CDOR Rate Notice represents Canadian Borrowers’ request to elect the CDOR Rate Option with respect to outstanding Canadian Revolving Loans in the amount of Cdn.$[_______________] (the CDOR Rate Loan)[, and is a written confirmation of the telephonic notice of such election given to Agent].

1 6 months only if available and agreed to by all applicable Lenders

D-1

The CDOR Rate Loan will have an Interest Period of [1, 2, 3 or 61] month(s) commencing on This CDOR Rate Notice further confirms Canadian Borrowers’ acceptance, for purposes of determining the rate of interest based on the CDOR Rate under the Agreement, of the CDOR Rate, in each case as determined pursuant to the Agreement.

Dated: ______________, 20

____, as a Canadian Borrower

Per:
Name:
Title:

D-2

Acknowledged by:

Wells Fargo Capital Finance, LLC, a Delaware limited liability company

Per:
Name:
Title:

D-3

EXHIBIT E

FORM OF UK EURODOLLAR RATE NOTICE

Wells Fargo Capital Finance, LLC, as

Agent under the below referenced Loan

Agreement 2450 Colorado Avenue,

Suite 3000 West Santa Monica,

California 90404

Ladies and Gentlemen:

Reference is hereby made to that certain Fifth Amended and Restated Loan and Security Agreement, dated as of October 24, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), by and among the financial institutions from time to time parties hereto, whether by execution of an Assignment and Acceptance Agreement (as defined below) or this Agreement (each a “Lender” and collectively “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative and collateral agent for the Lenders (in such capacity “Agent”), Co-Lead Arranger, and Co-Bookrunner, BANK OF AMERICA, N.A., as Co-Lead Arranger, Co- Bookrunner, and Syndication Agent, PCM, INC., a Delaware corporation, PCM SALES, INC., a California corporation, PCM LOGISTICS, LLC, a Delaware limited liability company, PCMG, INC., a Delaware corporation, M2 MARKETPLACE, INC., a Delaware corporation, ABREON, INC., a Delaware corporation, CROSS LINE PRODUCTS, INC., a Delaware corporation (formerly known as Mall Acquisition Sub 5 Inc.), PCM BPO, LLC, a Delaware limited liability company, ONSALE HOLDINGS, INC., an Illinois corporation, EN POINTE TECHNOLOGIES SALES, LLC, a Delaware limited liability company, PCM SERVICES, LLC, a Delaware limited liability company, and STRATIFORM USA, LLC, a Delaware limited liability company (each a “U.S. Borrower” and collectively the “U.S. Borrowers”), PCM SALES CANADA, INC., a Quebec corporation, ACRODEX INC., an Alberta corporation, and STRATIFORM INC., an Alberta corporation (each a “Canadian Borrower” and collectively the “Canadian Borrowers” and PCM TECHNOLOGY SOLUTIONS UK, LTD, a private limited company incorporated and registered under the laws of England and Wales with Company number 10326566 (“UK Borrower”; and the UK Borrower, the Canadian Borrowers and the U.S. Borrowers are each hereinafter referred to as a “Borrower”, and collectively, the “Borrowers”). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Loan Agreement.

This UK Eurodollar Rate Notice represents Borrowers’ request to elect the UK Eurodollar Rate Option with respect to outstanding Revolving Loans to the UK Borrower in the amount of [$/GBP/€]_______________(the “UK Eurodollar Rate Advance”).

E-1

Wells Fargo Capital Finance, LLC, as Agent

The UK Eurodollar Rate Advance will have an Interest Period of [1, 2, 3 or 6[1]] month(s) commencing on________________.

This UK Eurodollar Rate Notice further confirms UK Borrower’s acceptance, for purposes of determining the rate of interest based on the Eurodollar Rate as determined pursuant to the Loan Agreement.

The UK Borrower represents and warrants that (i) as of the date hereof, all representations and warranties contained in the Loan Agreement and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof and after giving effect to the request above, except to the extent related to an earlier date, in which case such representations and warranties shall speak only of such earlier date; and (ii) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date hereof and after giving effect to the request above.

[signature page follows]

4 6 months only if available and agreed to by all applicable Lenders

E-2

Wells Fargo Capital Finance, LLC, as Agent

Dated:

PCM TECHNOLOGY SOLUTIONS UK, LTD,
a private limited company incorporated and registered under the laws of England and Wales with Company number 10326566, as the UK Borrower

By
Name:
Title:

E-3

Wells Fargo Capital Finance, LLC, as Agent

Acknowledged by:

WELLS FARGO CAPITAL FINANCE, LLC,

a Delaware limited liability company, as Agent

By:
Name:
Title:

[WELLS FARGO BANK, NATIONAL ASSOCIATION,

LONDON BRANCH, as a Lender

By:
Name:
Title:

E-4

Wells Fargo Capital Finance, LLC, as Agent

BANK OF AMERICA, N.A. (acting through its London branch), as a

Lender By:
Name:
Title:

PNC BANK, N.A., as a Lender

By:
Name:
Title:

JP MORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender

By:
Name:
Title:

DTTP Tax Scheme Reference Number:

13/M/0268710/DTTP Tax residence: United States]2

2 Include to the extent UK Borrower has elected a 6 month Interest Period.

E-5

Schedule C-1

Commitments

Lender	U.S. Revolving Loan Commitment	Canadian Revolving Loan Commitment	UK Revolving Loan Commitment
Wells Fargo Capital Finance, LLC	$110,000,000	C$0	£0
Wells Fargo Capital Finance Corporation Canada	$0	C$15,072,463.77	£0
Wells Fargo Bank, National Association, London Branch	$0	C$0	£9,420,289.85
Bank of America, N.A.	$65,000,000	C$0	£0
Bank of America, N.A. (acting through its Canada branch)	$0	C$7,536,231.88	£0
Bank of America, N.A. (acting through its London branch)	$0	C$0	£4,710,144.93
JPMorgan Chase Bank, N.A.	$60,000,000	C$0	£0
JPMorgan Chase Bank, N.A., Toronto Branch	$0	C$6,956,521.74	£0
JP Morgan Chase Bank, N.A., London Branch	$0	C$0	£4,347,826.09
PNC Bank, N.A.	$55,000,000	C$0	£3,985,507.25
PNC Bank Canada Branch	$0	C$6,376,811.59	£0
City National Bank	$35,000,000	C$4,057,971.02	£2,536,231.88
Woodforest National Bank	$20,000,000	C$0	£0

All Lenders	$345,000,000	C$40,000,000	£25,000,000

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE 8.4

Other Liens

Lien holder	Borrower(s)	Assets	Amount of Debt Secured

IBM Credit LLC	All Borrowers	All assets	[* * *]

Apple Inc.	All Borrowers	Inventory and all proceeds thereof	[* * *]

Hewlett-Packard Enterprise Company	All Borrowers	Inventory, equipment and all proceeds thereof	[* * *]

Hewlett-Packard Company	All Borrowers	Inventory, equipment and all proceeds thereof	[* * *]

SCHEDULE 8.9

Environmental Disclosures

As set forth in the Information Certificates.

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE 9.9

Indebtedness

Lien holder	Borrower(s)	Maximum Amount of Debt

IBM Credit LLC	All Borrowers	[* * *]

Apple Inc.	All Borrowers	[* * *]

Hewlett-Packard Enterprise Company	All Borrowers	[* * *]

Hewlett-Packard Company	All Borrowers	[* * *]

SCHEDULE 9.10

Real Property

1.	19 Morgan Avenue, Irvine CA 92618

2.	5070 and 5080 Old Ellis Pointe, Roswell GA 30076

3.	8337 Green Meadows Drive North, Lewis Center OH 43035

4.	7000 Souder Road, New Albany OH 43054

5.	1511 Wilshire Blvd., Santa Monica, CA 90404